Exhibit 10.1

SENIOR SECURED REVOLVING CREDIT AGREEMENT

DATED AS OF

SEPTEMBER 27, 2006

AMONG

HORNBECK OFFSHORE SERVICES, LLC

and

HORNBECK OFFSHORE TRANSPORTATION, LLC,

AS BORROWERS,

HORNBECK OFFSHORE SERVICES, INC.,

AS PARENT GUARANTOR

WELLS FARGO BANK, N.A.,

AS ADMINISTRATIVE AGENT,

COMERICA BANK,

AS SYNDICATION AGENT,

AND

THE LENDERS PARTY HERETO

SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

WELLS FARGO BANK, N.A.

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ANNEXES, EXHIBITS, AND SCHEDULES

Annex I	Commitments

Exhibit A-1	Form of Note

Exhibit A-2	Form of Swing Line Note

Exhibit B-1	Form of Swing Line Notice

Exhibit B-2	Form of Borrowing Request

Exhibit B-3	Form of Notice of Prepayment

Exhibit C	Form of Interest Election Request

Exhibit D	Form of Closing Certificate

Exhibit E	Form of Legal Opinion of Winstead Sechrest & Minick P.C., special counsel to the Borrowers

Exhibit F-1	Form of Guaranty and Collateral Agreement

Exhibit F-2	Form of Fleet Mortgage

Exhibit G	Form of Assignment and Assumption Agreement

Exhibit H-1	Form of Commitment Increase Certificate

Exhibit H-2	Form of Additional Lender Certificate

Schedule 7.05	Litigation

Schedule 7.06(f)	Property Subject to OPA

Schedule 7.15	Subsidiaries

Schedule 7.17	Properties, Titles, Etc.

Schedule 7.19	Swap Agreements

Schedule 8.16	Vessel Collateral

Schedule 12.01(a)	Notice Information of Additional Lenders

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THIS CREDIT AGREEMENT dated as of September 27, 2006, is among: Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, each a limited liability company duly formed and existing under the laws of the State of Delaware (collectively, the “Borrowers” and individually, a “Borrower”); Hornbeck Offshore Services, Inc., a corporation duly formed and existing under the laws of the State of Delaware (the “Parent Guarantor”); each of the Lenders from time to time party hereto; Comerica Bank, as syndication agent (the “Syndication Agent”) and Wells Fargo Bank, N.A. (in its individual capacity, “Wells Fargo”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A. The Borrowers have requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrowers.

B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Act” has the meaning assigned such term in Section 12.17.

“Additional Lender” has the meaning assigned such term in Section 2.10(a).

“Additional Lender Certificate” has the meaning assigned such term in Section 2.10(b)(iii).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means either the Administrative Agent or the Syndication Agent, as the context requires.

“Agreement” means this Credit Agreement, together with any and all supplements, restatements, renewals, refinances, modifications, amendments, extensions for any period, increases or rearrangements thereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the grid below based upon the Leverage Ratio as set forth below:

Grid

Pricing Level	Leverage Ratio	LIBO Rate Margin	Alternate Base Rate Margin	Commitment Fee Rate
1	< 1.00 x	0.50%	0%	0.175%
2	> 1.00 x, < 2.00 x	0.75%	0%	0.200%
3	> 2.00x, < 2.50 x	1.00%	0%	0.200%
4	> 2.50x, < 3.00 x	1.25%	0%	0.250%
5	> 3.00 x	1.50%	.25%	0.300%

Any increase or decrease in the Applicable Margin with respect to ABR Loans or Eurodollar Loans, or with respect to the Commitment Fee Rate, as the case may be, resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 8.02(b); provided, however, that if a compliance certificate is not delivered when due in accordance with Section 8.02(b), then Pricing Level 5 shall apply as of the first Business Day after the date on which such compliance certificate was required to have been delivered until such compliance certificate is delivered to the Administrative Agent. The Applicable Margin in effect from the Effective Date through the delivery of the first compliance certificate pursuant to Section 8.02(b) shall be determined based upon Pricing Level 1.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment from time to time in effect.

“Appraisal” means a written opinion of value of the Vessels by the Surveyor, including the appraisal prepared by the Surveyor dated August 22, 2006.

“Arranger” means Wells Fargo Bank, N.A. in its capacity as sole lead arranger and sole book runner hereunder.

“Assignment” has the meaning assigned such term in Section 12.04(b)(i).

“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.

“Bankruptcy Law” means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means the Board of Directors of the Parent Guarantor or any other Person, as applicable, or any authorized committee of the Board of Directors.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrowers for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrowers with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Casualty Event” means any actual, constructive, agreed, compromised or arranged total loss, material casualty or other insured material damage to, or any nationalization, requisition, taking under power of eminent domain or by condemnation or similar proceeding of, any Vessel Collateral.

“Change in Control” means the occurrence of any of the following: (a) the Parent Guarantor fails to own one hundred percent (100%) of the membership interests of each

Borrower except pursuant to a merger permitted by Section 9.06, (b) the consummation of any transaction (including, without limitation, any merger or consolidation, but excluding the effect of any voting arrangement pursuant to any agreement among the Parent Guarantor and any stockholders of the Parent Guarantor as in effect on the Effective Date) the result of which is that any “person” (as such term is used in Section 13(d) (3) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the voting power of the outstanding Voting Stock of the Parent Guarantor or (c) the first day on which more than a majority of the members of the Board of Directors are not Continuing Directors; provided, however, that a transaction in which the Parent Guarantor becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change in Control if (i) the stockholders of the Parent Guarantor immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of such other Person immediately following the consummation of such transaction and (ii) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than fifty percent (50%) of the voting power of the outstanding Voting Stock of the Parent Guarantor.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Lender (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means with respect to each Lender, the commitment of such Lender to make Loans pursuant to Section 2.01 and Section 2.09(c), to acquire participations in Letters of Credit pursuant to Section 2.08(d), and to acquire participations in Swing Line Loans pursuant to Sections 2.09(a) and (c) as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.06, (b) terminated pursuant to ARTICLE X, (c) modified from time to time to reflect any assignments permitted by Section 12.04 or (d) increased pursuant to Section 2.10. The initial amount of each Lender’s Commitment shall be the amount set forth on Annex I attached hereto.

“Commitment Fee Rate” has the meaning assigned such term in the grid contained in the definition of Applicable Margin.

“Commitment Increase” means any increase of the total Commitments pursuant to Section 2.10.

“Commitment Increase Certificate” has the meaning assigned such term in Section 2.10(b)(ii).

“Consolidated Net Income” means, with respect to the Parent Guarantor for any period, the aggregate of the Net Income of the Parent Guarantor and its Consolidated Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, before any adjustment for discontinued operations, the cumulative effect of a change in accounting principles or any extraordinary items that are unusual and infrequent, as contemplated by GAAP.

“Consolidated Net Tangible Assets” means, with respect to any Person as of any date, the sum of the amounts that would appear on a consolidated balance sheet of such Person and its Consolidated Subsidiaries as the total assets of such Person and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP and after deducting therefrom, (a) to the extent otherwise included, unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or development expenses and other intangible items and (b) the aggregate amount of liabilities of such Person and its Consolidated Subsidiaries which may be properly classified as current liabilities (including tax accrued as estimated), determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, deferred drydocking expenses and the HOS Port leasehold improvements are not included in (a) above.

“Consolidated Subsidiaries” means each Subsidiary of the Parent Guarantor (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent Guarantor in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (a) was a member of the Board of Directors on the Effective Date or (b) was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least two-thirds of the directors who were members of the Board of Directors on the Effective Date or who were so elected to the Board of Directors thereafter.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, risk participations in Swing Line Loans and its LC Exposure at such time.

“Debt” means any and all amounts or liabilities owing from time to time by a Borrower or Guarantor, as applicable, to any Person, including the Agent or any of the Lenders, direct or indirect, liquidated or contingent, now existing or hereafter arising, including without limitation (i) indebtedness for money borrowed; (ii) unfunded portions of commitments for money to be borrowed; (iii) the amounts of all standby and commercial letters of credit and bankers acceptances, matured or unmatured, issued on behalf of a Borrower or Guarantor, as applicable; (iv) guaranties of the obligations of any other Person, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise; (v) the present value of all obligations for the payment of rent or hire of Property of any kind (real or personal) under leases or lease agreements required to be capitalized under generally accepted accounting principles, and (vi) trade payables incurred in the ordinary course of business or otherwise.

“Debt Covenant” has the meaning assigned such term in Section 9.02.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means the rate of interest described in Section 3.02(c).

“Deposit Accounts” means all deposit accounts and demand deposit accounts of the Parent Guarantor or the Borrowers maintained with the Administrative Agent or any Lender, but expressly excluding all Investment Accounts and all foreign accounts of the Borrowers and the Parent Guarantor.

“Disqualified Stock” means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six (6) months after the Maturity Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDA” shall mean, for any rolling four fiscal quarter period preceding any applicable date of calculation, Consolidated Net Income for that period; plus, without duplication and to the extent included in the calculation of such Consolidated Net Income for such period, the sum of (a) depreciation, amortization and all other non-cash expenses for that period; plus (b) gross interest expense for that period; plus (c) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period); plus (d) losses on early extinguishment of debt for that period (including, without limitation, any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Debt prior to its Stated Maturity); plus (e) stock-based compensation expense reported for that period under FAS 123R; plus or minus, as applicable, (f) any other adjustment(s) to Consolidated Net Income included by Parent Guarantor in calculating EBITDA for that period as reported in a public filing with the SEC, all calculated for Parent Guarantor and its Subsidiaries on a consolidated basis. Notwithstanding the foregoing, interest income will be included in EBITDA.

“Effective Date” means the date on which the initial funding of the Loans takes place under Section 6.01.

“Environmental Laws” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Parent Guarantor or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Parent Guarantor or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act (“TSCA”), as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act (“HMTA”), as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Parent Guarantor or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply for such purpose.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Parent Guarantor, the Borrowers or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrowers, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Lien” has the meaning assigned such term in Section 9.03.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrowers or any Guarantor are located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c).

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated February 13, 2004, by and between the Borrowers, Capital One, N.A. (formerly Hibernia National Bank), as agent, and the banks party thereto, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated as of July 21, 2006, between the Borrowers and the Administrative Agent.

“Fleet Mortgage” means a mortgage in substantially the form of Exhibit F-2, as the same may be amended, modified or supplemented from time to time.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers and the Parent Guarantor are located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” shall mean, as at any applicable date of calculation, all outstanding Debt of the Parent Guarantor (on a consolidated basis with its Consolidated Subsidiaries) that is Debt comprised of money borrowed, letters of credit and bankers acceptances, matured or unmatured, and the present value of obligations under Capital Leases, but not (i) Debt comprised of guaranties, (ii) unfunded commitments to lend, (iii) trade payables and (iv) accruals and deferrals.

“Funded Net Debt” shall mean, as of any applicable date of calculation, the difference of (i) Funded Debt, minus (ii) the amount of cash and cash equivalents (determined in accordance with GAAP) owned by Parent Guarantor (on a consolidated basis with its Consolidated Subsidiaries) in excess of $20,000,000.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether foreign or domestic, federal, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, department, commissions, boards, officials and officers or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Parent Guarantor, any Borrower, any Subsidiary, any of their Properties, any Agent, the Issuing Lender or any Lender.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, including, without limitation, Environmental Laws, and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means, collectively, the Parent Guarantor and each Guarantor Subsidiary.

“Guarantor Subsidiary” means any Subsidiary that is required to sign a guaranty pursuant to Section 8.15.

“Guaranty and Collateral Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F-1 unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Materials” means: (i) any “hazardous waste” as defined by RCRA; (ii) any “hazardous substance” as defined by CERCLA; (iii) any “toxic substance” as defined by TSCA; (iv) any “hazardous material” as defined by HMTA; (v) asbestos; (vi) polychlorinated biphenyls; (v) any substance the presence of which on the Vessels is prohibited by any lawful Governmental Requirement from time to time in force and effect relating to the Vessels; and (vii) any other substance which by any Governmental Requirement requires special handling in its collection, storage, treatment or disposal.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Indebtedness” means any and all amounts owing or to be owing by the Parent Guarantor, any Borrower, any of the Subsidiaries or any Guarantor whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising: (a) to the Administrative Agent, the Issuing Lender or any Lender under any Loan Document; (b) to any Lender or Agent or any Affiliate of a Lender or Agent under any Swap Agreement between the Parent Guarantor, any Borrower or any Subsidiary and such Lender or Agent or any such Affiliate of a Lender or Agent permitted by the terms of this Agreement while such Person (or in the case of its Affiliate, the Person affiliated therewith) is a Lender or an Agent hereunder and (c) all renewals, extensions and/or rearrangements of any of the above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indenture” means the indenture, dated as of November 23, 2004, among the Parent Guarantor, the Guarantors (as therein defined) party thereto and Wells Fargo, as trustee, together with any and all supplements, restatements, renewals, refinances, modifications, amendments, extensions for any period, increases and/or rearrangements thereof.

“Indenture Documents” means the Indenture or the then current Replacement Indenture and all notes, collateral documents and other agreements, documents and instruments executed or delivered in connection therewith, together with any and all supplements, restatements, renewals, refinances, modifications, amendments, extensions for any period, increases and/or rearrangements thereof.

“Indenture Obligations” means the outstanding Series B Notes (as defined in the Indenture) (and when outstanding, the Series A Notes (as defined in the Indenture)), any other notes outstanding under the Indenture and all obligations related thereto.

“Information” has the meaning assigned such term in Section 12.11.

“Interest Election Request” means a request by the Borrowers to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrowers may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; (c) no Interest Period for a Borrowing may end after the Maturity Date; and (d) the last Interest Period may be such shorter period as to end on the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services, securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any capital contribution to, purchase or other acquisition of any equity participation or interest in, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit.

“Investment Accounts” means all demand, time, savings, passbook or similar accounts that are primarily used for investment purposes and not for routine collection or disbursement of funds in the ordinary course of the Borrowers’ or the Parent Guarantor’s business.

“Issuing Lender” means Wells Fargo Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).

“LC Commitment” at any time means twenty five million dollars ($25,000,000).

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any other Person that shall have become a party hereto pursuant to an Assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrowers, or entered into by the Borrowers, with the Issuing Lender relating to any Letter of Credit.

“Leverage Ratio” means the ratio of Funded Net Debt to Pro Forma EBITDA.

“LIBO Rate” means, for the Interest Period with respect to any Eurodollar Borrowing, the interest rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1%) equal to (a) the applicable London interbank offered rate for dollar deposits for such Eurodollar Borrowing appearing on the applicable Telerate British Bankers Association Interest Settlement Rate page as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, (b) if the rate as determined under clause (a) is not available at such time for any reason, the London interbank offered rate for dollar deposits appearing on Reuters Screen FRBD as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (c) if the rate as determined under clause (a) or clause (b) is not available at such time for any reason, then the rate determined by the Administrative Agent to be the rate at which dollar deposits for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurodollar Borrowing being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations relating to real Property. For the purposes of this Agreement, the Parent Guarantor and its Subsidiaries shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, Fee Letter, the Letter of Credit Agreements, the Letters of Credit, Swap Agreements and the Security Instruments.

“Loan Parties” means the Borrowers and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, Properties, condition (financial or otherwise) or results of operations of the Parent Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Borrowers and the Guarantors, taken as a whole, to perform any of their payment or other material obligations under the Loan Documents, (c) the validity or enforceability of any Loan Document or (d) the ability of the Administrative Agent, any other Agent, the Issuing Lender or any Lender to enforce any of their respective material rights under the Loan Documents.

“Material Indebtedness” means Funded Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers and the Guarantors in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrowers or any Guarantor in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maturity Date” shall mean the earlier to occur of (a) September     , 2011 or (b) the date that the Commitments are sooner terminated pursuant to Section 2.06(b) or Section 10.02.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Net Income” means, with respect to any Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any asset sale (including, without limitation, dispositions pursuant to sale-and-leaseback transactions) or (ii) the disposition of any securities by such Person or any of its Guarantor Subsidiaries or the extinguishment of any Debt of such Person or any of its Guarantor Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

“Notes” means the promissory notes of the Borrowers described in Section 2.02(d) and being substantially in the form of Exhibit A-1 together with any and all supplements, restatements, renewals, refinances, modifications, amendments, extensions for any period, increases and/or rearrangements thereof including any Swing Line Notes substantially in the form of Exhibit A-2 hereto.

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning assigned such term in Section 12.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrowers, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrowers or a Subsidiary or an ERISA Affiliate.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate in effect at its principal office in San Francisco; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma EBITDA” shall be calculated for all periods as defined in EBITDA except that, with respect to the Leverage Ratio only, as of any date of calculation:

(a) with respect to assets acquired by a Subsidiary after December 31, 2005, whether by out-right purchase thereof or by virtue of a merger of a company that is not a Subsidiary into a Subsidiary or acquisition by a Subsidiary of any other company that is not a Subsidiary (which acquisitions or mergers are not otherwise prohibited by this Agreement), for the first year after the applicable transaction, EBITDA shall be calculated for the preceding twelve (12) months on a pro forma basis to include both (A) EBITDA with respect to the newly acquired assets for the period of time owned by the applicable Subsidiary, and (B) EBITDA with respect to such newly acquired assets, prior to the applicable Subsidiary’s acquisition thereof, for the period of time beginning with the day after the preceding year anniversary of the applicable date of calculation and ending on the day preceding the date that the applicable Subsidiary acquired such newly acquired assets (whether by acquisition or merger), and

(b) with respect to any newly constructed vessel of a Subsidiary (whether constructed directly for a Subsidiary or constructed for a third party and acquired by a Subsidiary within twelve (12) months after its delivery) having a Qualified Services Contract during the first year following the delivery and acceptance of the vessel by a Subsidiary (as to vessels delivered by a shipyard to that Subsidiary upon its construction) or during the first year following the acquisition by a Subsidiary (as to vessels constructed for third parties and acquired by a Subsidiary within twelve (12) months after its delivery), for the first year after delivery or acquisition of the vessel, as the case may be, the EBITDA shall be calculated on a pro forma basis to include Qualified Services Contract EBITDA.

Pro forma calculations shall be demonstrated to the reasonable satisfaction of the Administrative Agent. To the extent that trailing actual EBITDA is not available for a newly acquired asset, the pro forma calculation for such asset will be based on other reference data provided by the chief financial officer of the Parent Guarantor acting in good faith to the reasonable satisfaction of the Administrative Agent. All references to “Subsidiary” in this definition may apply equally to the Borrower(s), the Guarantor Subsidiaries or newly created Subsidiaries.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Qualified Services Contract” means, with respect to any newly constructed, substantially converted or substantially reconstructed offshore supply vessel, offshore service vessel (including, without limitation, any crew boat, fast supply vessel, multi-purpose supply vessel (MPSV) and anchor-handling towing supply (AHTS) vessel), tug, double-hulled tank barge and double-hulled tanker or other complementary offshore marine vessel delivered to the Parent Guarantor or any of its Subsidiaries, or any such newly constructed, substantially converted or substantially reconstructed vessel constructed for a third party and then acquired by the Parent Guarantor or any of its Subsidiaries within 365 days of such vessel’s original delivery date, a contract that the chief financial officer of the Parent Guarantor acting in good faith, designates as a “Qualified Services Contract”, which contract:

(a) is between the Parent Guarantor or one of its Subsidiaries, on the one hand, and (i) a Person that satisfies the Parent Guarantor and/or its Subsidiaries’ internally approved credit criteria or (ii) any other Person provided such contract is supported by letters of credit, performance bonds or guarantees from a Person that has an investment grade rating, or such contract provides for a lockbox or similar arrangements or direct payment to the Parent Guarantor or a Subsidiary by a Person with such an investment grade rating, for the full amount of the contracted payments due over the four-quarter reference period considered in calculating Pro Forma EBITDA for the maximum Leverage Ratio permitted under Section 9.01(b) (or such portion thereof as Parent Guarantor shall be relying on for purposes of the calculation of Pro Forma EBITDA);

(b) provides for services to be performed by the Parent Guarantor or one of its Subsidiaries involving the use of such vessel or a charter (bareboat or otherwise) of such vessel by the Parent Guarantor or one of its Subsidiaries, in either case for a minimum period of at least one month; and

(c) provides for a fixed or minimum day rate or fixed or minimum volume or freight rates (including, if applicable, lay time and demurrage) for such vessel.

Should the Borrowers desire to rely on a Qualified Services Contract for purposes of complying with the maximum Leverage Ratio permitted under Section 9.01(b), the Borrowers shall provide to the Administrative Agent a certified abstract of each such Qualified Services Contract in a form reasonably acceptable to the Administrative Agent and, upon request by the Administrative Agent, a certified copy of such contract.

“Qualified Services Contract EBITDA” shall mean, as to an applicable vessel of a Subsidiary with a Qualified Services Contract, EBITDA attributable to such vessel under such Qualified Services Contract calculated in good faith by the chief financial officer of the Parent Guarantor and shall include in the calculation the revenues earned or (for pro forma calculation purposes) to be earned pursuant to the Qualified Services Contract relating to such vessel and the estimated expenses related thereto. Such estimated expenses shall be based on the expenses of the most nearly comparable vessel in the Subsidiary’s fleet or the Parent Guarantor’s other Subsidiaries’ fleets or, if no such comparable vessel exists, then on the industry average for expenses of comparable vessels; provided, that in determining the estimated expenses attributable to such new vessel, the calculation shall give effect to the interest expense attributable to the incurrence, assumption or guarantee of any Debt relating to the construction or acquisition of such new vessel for the period starting with the beginning of the four quarter period referred to in the definition of “EBITDA” for which the calculation of Qualified Services Contract EBITDA is being made and ending with the delivery or acquisition of the vessel. Furthermore, (A) the pro forma calculation of Qualified Services Contract EBITDA attributable to such vessel for the four quarter reference period shall be reduced by (i) the actual EBITDA earned under the Qualified Services Contract accounted for in the actual results for the reference period and (ii) any EBITDA resulting from spot market or other activities prior to the commencement of the Qualified Services Contract and accounted for in the actual results for the reference period, and (B) if the contracted day rate for such vessel is reduced at any time prior to one year from the commencement of service under such contract, then the Qualified Services Contract EBITDA shall be adjusted to give effect to the commencement date of the reduced day rate.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned such term in Section 12.04(b).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Repayment Date” has the meaning assigned such term in Section 2.09(b).

“Replacement Indenture” has the meaning assigned such term in Section 9.02.

“Request for Advance” has the meaning assigned such term in Section 2.09(c)(i).

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having more than fifty percent (50%) of the total Commitments; and at any time while any Loans or LC Exposure is outstanding, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and LC Exposure (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Responsible Officer” means, as to any Person, the chief executive officer, the president, the chief financial officer, the principal accounting officer, the treasurer or the controller of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Parent Guarantor.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Parent Guarantor or either Borrower, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent Guarantor or either Borrower or any option, warrant or other right to acquire any such Equity Interests in the Parent Guarantor or either Borrower.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Security Instruments” means the Guaranty and Collateral Agreement, each Fleet Mortgage and any and all other agreements now or hereafter executed and delivered by the Parent Guarantor, the Borrowers or any other Person as security for the payment or performance of the Indebtedness, as such agreements securing the Indebtedness may be amended, modified, supplemented or restated from time to time.

“Stated Maturity” means, with respect to any mandatory sinking fund or other installment of interest or principal on any series of Debt, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Debt, and shall not include any contingent obligations to repay, Redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof, but shall include any rights of the holders to require the obligor to repurchase such Debt at any particular date.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Parent Guarantor or one or more of its Subsidiaries or by the Parent Guarantor and one or more of its Subsidiaries. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Parent Guarantor.

“Surveyor” means Dufour, Laskay & Strouse, for so long as it is on the Administrative Agent’s approved list of surveyors and thereafter any such surveyor as may be selected pursuant to Section 8.18 provided that following an Event of Default the Administrative Agent may use such Surveyor or any other marine surveyor acceptable to the Administrative Agent for purposes of appraising the Vessels.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Swing Line Lender” means Wells Fargo Bank, N.A. in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning assigned such term in Section 2.09(a).

“Swing Line Loan Notice” means a notice of a borrowing of a Swing Line Loan pursuant to Section 2.09(b), which, if in writing, shall be substantially in the form of Exhibit B-1.

“Swing Line Note” has the meaning assigned such term in Section 2.03(c).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the aggregate of the Commitments of all Lenders. The Swing Line Sublimit is part of, and not in addition to, the Commitments.

“Tangible Net Worth” means as of any date of determination total consolidated stockholders’ equity less intangible assets of the Parent Guarantor as of such date determined and consolidated in accordance with GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means, with respect to (a) the Borrowers, the execution, delivery and performance by the Borrowers of this Agreement, and each other Loan Document to which either is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the granting of Liens by the Borrowers on Vessel Collateral pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty and Collateral Agreement by such Guarantor.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“Vessel Collateral” has the meaning assigned such term in Section 8.15(a).

“Vessels” means, collectively, any vessels subject to Liens in favor of the Administrative Agent, for the benefit of the Lenders, securing obligations of the Loan Parties under the Loan Documents and guaranties thereof, and “Vessel” shall mean any of such Vessels.

“Voting Stock” of any Person as of any date means the Equity Interest of such Person that is at the time entitled to vote in the election of the board of directors, managers or trustees of such Person.

“Wholly Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully diluted basis, are owned by the Parent Guarantor or one or more of the Wholly Owned Subsidiaries of the Parent Guarantor or are owned by the Parent Guarantor and one or more of the Wholly Owned Subsidiaries of the Parent Guarantor.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The phrase “fair market value” when used in reference to any vessels will be the value of such vessels as set forth in the most recent Appraisal. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time supplemented, restated, renewed, refinanced, modified, amended, extended for any period, increased and/or otherwise rearranged (subject to any restrictions on such supplements, restatements, renewals, refinances, modifications, amendments, extensions, increases and/or rearrangements as set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrowers during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow the Loans.

Section 2.02 Reserved.

Section 2.03 Borrowings; Several Obligations. Each Loan made shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(a) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(b) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $300,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of seven (7) Eurodollar Borrowings outstanding.

(c) Notes. Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender, substantially in the form of Exhibit A-1, as applicable, dated (i) the Effective Date or (ii) the effective date of an Assignment pursuant to Section 12.04(b), in a principal amount equal to its Commitment as originally in effect and otherwise duly completed and such substitute Notes as required by Section 12.04(b); provided that promissory notes requested in amounts less than $1,000,000 shall require the consent of the Borrowers, such consent not to be unreasonably withheld or delayed. The Swing Line Lender may request that the Swing Line Loans be evidenced by a note (a “Swing Line Note”). In such event, the Borrowers shall prepare, execute and deliver to the Swing Line Lender a promissory note payable to the order of the Swing Line Lender, substantially in the form of Exhibit A-2. The date, amount, Type, interest rate and Interest Period of each Loan or Swing Line Loan made by each Lender or Swing Line Lender, as applicable, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books and maintained in accordance with its usual practice. Failure to make such recordation shall not affect any Lender’s, Swing Line Lender’s or any Borrowers’ rights or obligations in respect of such Loans or Swing Line Loans.

(d) Requests for Borrowings. To request a Borrowing, the Borrowers shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, one Business Day before the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B-2 and signed by the Borrowers. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrowers’ account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation to the Administrative Agent that the amount of the requested Borrowing shall not cause the total Credit Exposures to exceed the total Commitments.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrowers shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrowers.

(c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d) If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(e) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(f) Effect of Failure to Deliver Timely Interest Election Request and Events of Default. If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the Borrowers maintained with the Administrative Agent in Houston, Texas and designated by the Borrowers in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Lender. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if such Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, at a rate per annum equal to the Federal Funds Effective Rate for the first three (3) Business Days after the date such payment is required, and thereafter at the rate then applicable to Borrowers or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination and Reduction of Commitments.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) Optional Termination and Reduction of Commitments.

(i) The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (A) each reduction of the Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (B) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Credit Exposures would exceed the total Commitments.

(ii) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent and may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c) Mandatory Reduction of Commitments. In the event that the fair market value of the total Vessel Collateral at any time, based on the most recent Appraisal, is not greater than or equal to two hundred percent (200%) of the Commitments from time to time in effect as required by Section 8.16, and the failure to meet such requirement is not remedied by the taking of any such action provided therein or within sixty (60) days in any event, then the Commitments shall be reduced to such amount as will permit the Borrowers to comply with Section 8.16.

Section 2.07 Reserved.

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrowers may request, and the Issuing Lender shall cause, the issuance of dollar denominated Letters of Credit for either Borrower’s own account or for the account of any of the Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit; and

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (A) the LC Exposure shall not exceed the LC Commitment and (B) the total Credit Exposures shall not exceed the total Commitments.

If requested by the Issuing Lender, the Borrowers also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit.

(c) Expiration Date. Unless an earlier date is specified in Borrower’s request for a Letter of Credit, such Letter of Credit shall expire at or prior to the close of business on the date two years after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that no Letter of Credit may have an expiration date later than the Maturity Date unless such Letter of Credit is cash collateralized to the satisfaction of the Administrative Agent or a backup letter of credit from a financial institution satisfactory to the Administrative Agent is delivered to the Administrative Agent in the name of the Administrative Agent and for the corresponding amount of such unexpired Letter of Credit.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from the Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Lender and not reimbursed by the Borrowers on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 11:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $300,000, the Borrowers shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrowers do hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.05(a) with respect to Loans made by such Lender (and Section 2.05(a) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’

obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Lender (as finally determined by a court of competent jurisdiction), the Issuing Lender shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, until the Borrowers shall have reimbursed the Issuing Lender for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing

Lender pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of the Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrowers receive notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrowers are required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrowers shall deposit, in an account with the Administrative Agent designated for such purpose, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers or any Guarantor described in Section 10.01(h) or Section 10.01(i). The Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrowers’ obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrowers or any of their Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Lender, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit of the amount required by this Section 2.08(j) shall be held as collateral securing the payment and performance of the Borrowers’ and the Guarantors’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the amount deposited as required by this Section 2.08(j). Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent, subject to Section 10.02(c), to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrowers and the Guarantors under this Agreement or the other Loan Documents. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrowers are not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived.

Section 2.09 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that after giving effect to any Swing Line Loan, the sum of (i) the outstanding principal balance of all Loans plus (ii) the LC Exposure plus (iii) the outstanding principal balance of all Swing Line Loans shall not exceed the total Commitments; provided further that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.09, prepay under Section 3.04, and reborrow under this Section 2.09. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Loan shall be made upon the Borrowers’ irrevocable notice to the Swing Line Lender and Administrative Agent (a “Swing Line Loan Notice”), which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. Houston, Texas time on the requested borrowing date, and shall specify (i) the amount to be borrowed and (ii) the requested borrowing date, which shall be a Business Day. The Borrowers shall pay to the Swing Line Lender the aggregate outstanding principal amount of all Swing Line Loans on the last Business Day of each calendar month (which payment may be made with a Loan as provided in Section 2.09(c)(i) below) (the “Repayment Date”), which Repayment Date shall in no event be later than the Maturity Date. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 11:00 a.m. Houston, Texas time on the date of the proposed Swing Line Loan (A) directing the Swing Line Lender not to make such

Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.09(a), or (B) that one or more of the applicable conditions specified in Section 6.01 hereof is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, promptly on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Loan in an amount equal to such Lender’s Applicable Percentage of the amount of the Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a “Request for Advance” for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Loans, but subject to the unutilized portion of the total Commitments and the conditions set forth in Section 6.01. The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Request for Advance promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to such Lender’s Applicable Percentage of the amount specified in such Request for Advance available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s office not later than 12:00 noon Houston, Texas time on the day specified in such Request for Advance, whereupon subject to Section 2.09(c)(ii), each Lender that so makes funds available shall be deemed to have made a Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Loan in accordance with Section 2.09(c)(i), the Request for Advance submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each Lender fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.09(c)(i), shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.09(c) by the time specified in Section 2.09(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Effective Rate for the first three (3) Business Days after the date such payment is required, and thereafter at the rate then applicable to the Borrowers. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.09(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of an Event of Default after the funding of a Swing Line Loan, (C) the funding of any Swing Line Loan during the occurrence of an Event of Default if the Swing Line Lender was unaware of such Event of Default or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any circumstance (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of Lenders under this clause shall survive the payment in full of the Indebtedness and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Loan or risk participation pursuant to Section 2.09 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.10 Commitment Increase.

(a) Subject to the conditions set forth in Section 2.10(b)(ii), the Borrowers may increase the total Commitments then in effect without the prior written consent of the Lenders by increasing the Commitment of a Lender or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”).

(b) The increase in the total Commitments shall be subject to the following additional conditions:

(i) such increase shall not exceed $150,000,000 and the total Commitments after such increase shall not exceed the least of (A) $250,000,000 (B) twenty percent (20%) of the Parent Guarantor’s Consolidated Net Tangible Assets as of the last day of the fiscal quarter immediately preceding such increase for which the most recent internal financial statements are available, plus $25,000,000, and (C) the amount permitted by the Indenture;

(ii) if the Borrowers elect to increase the total Commitments by increasing the Commitment of a Lender, the Borrowers and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H-1 (a “Commitment Increase Certificate”);

(iii) if the Borrowers elect to increase the total Commitments by causing an Additional Lender to become a party to this Agreement, then the Borrowers and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H-2 (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and the Borrowers shall, if requested by the Additional Lender, deliver a Note payable to the order of such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed; provided that such Additional Lender must be reasonably acceptable to the Administrative Agent, the Swing Line Lender and the Issuing Lender;

(iv) no Default shall have occurred and be continuing at the effective date of such increase;

(v) on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrowers pay compensation required by Section 5.02;

(vi) no Lender’s Commitment may be increased without the consent of such Lender;

(vii) no increase shall be less than $25,000,000 and shall be in a whole multiple of $5,000,000 in excess thereof;

(viii) the Borrowers shall remain in compliance with Section 8.16 as of such date after giving effect to the Commitment Increase; and

(ix) an Appraisal satisfactory to Administrative Agent shall have been obtained not more than 120 days prior to the effectiveness of such Commitment Increase with respect to those vessels being added as Vessel Collateral and the Administrative Agent shall be satisfied that new or amended security instruments create first priority, perfected Liens on such additional Vessel Collateral subject only to Excepted Liens identified in clause (a) through (c) of Section 9.03.

(c) Subject to acceptance and recording thereof pursuant to Section 2.10(d), from and after the effective date specified in the Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrowers have paid compensation required by Section 5.02): (A) the amount of the total Commitments shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall become a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, such Lender or such Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the total Commitments.

(d) Upon its receipt of a duly completed Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrowers and the Lender or the Borrowers and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.10 (b), the Administrative Questionnaire referred to in Section 2.10(b), if applicable, the written consent which will not be unreasonably withheld of the Administrative Agent, the Swing Line Lender and the Issuing Lender to such increase required by Section 2.10(b) and the Additional Lender, if applicable, and such other certificates, opinions and documents as the Administrative Agent may reasonably request, the Administrative Agent shall accept such Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the total Commitments shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.10(d). The Administrative Agent shall promptly provide a copy of the updated Annex I, or a copy of the updated Register, to the Parent Guarantor.

Section 2.11 Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the obligations arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all of the obligations hereunder and under the other Loan Documents shall be the joint and several obligations of each of the Borrowers without preferences or distinction between them.

(c) If and to the extent that either of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such obligation.

(d) The provisions of this Section 2.11 are made for the benefit of the Lenders and their successors and assigns and may be enforced by them from time to time against either of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders first to marshall any of its claims or to exercise any of its rights against the other Borrower or to exhaust any remedies available to it against the other Borrower or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy. The provisions of this Section 2.11 shall remain in effect until all the obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.11 will forthwith be reinstated and in effect as though such payment had not been made.

(e) Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of either Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, Bankruptcy Law).

(f) Each Borrower hereby appoints the other Borrower to act as its agent for all purposes under this Agreement (including, without limitation, with respect to all matters relating to the borrowing, conversion, continuance and repayment of Loans and the applications for the issuance, renewal, extensions or reissuance of a Letter of Credit) and agrees that (i) any notice or communication delivered by the Administrative Agent or a Lender to a Borrower shall be deemed delivered to both Borrowers and (ii) the Administrative Agent and the Lenders may accept, and be permitted to rely on, any notice, document, instrument or agreement executed by one Borrower on behalf of the other Borrower.

Section 2.12 Replacement of Lender. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 5.01 or 5.03(a), (b) defaults in its obligation to make Loans hereunder or (c) fails to vote in favor of any measure requiring the affirmative vote of one hundred percent (100%) of the Lenders, with a replacement financial institution; provided that (i) such replacement does not conflict with any Governmental Requirement, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement that has not been waived by each of the other Lenders, (iii) prior to any such replacement, such Lender shall have taken no action under Section 5.04 so as to eliminate the continued need for payment of amounts owing pursuant to Section 5.01 or 5.03(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 5.02 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent and the Issuing Lender, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 5.01 or 5.03(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans.

The Borrowers hereby unconditionally promise to pay to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Loan on the Maturity Date. The Borrowers hereby unconditionally promise to pay to the Swing Ling Lender the unpaid principal amount of each Swing Line Loan on the Repayment Date for such Swing Line Loan.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing (including each Swing Line Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default. Notwithstanding the foregoing, if an Event of Default under Sections 10.01(a) or (b) has occurred and is continuing, then all Loans outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the then applicable rate of interest accruing on the Loans as provided in Sections 3.02(a) and (b), but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan (other than Swing Line Loans) shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrowers shall notify the Administrative Agent by telephone (confirmed by delivery of a notice of prepayment in the form of Exhibit B-3 hereto (“Notice of Prepayment”) executed by a Responsible Officer) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston, Texas time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and whether the prepayment is to be applied to Swing Line Loans or the other Loans; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b), but the Borrowers shall be responsible for any break funding payments pursuant to Section 5.02. Promptly following receipt of any such notice relating to a Borrowing, the

Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.03. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) After giving effect to any termination or reduction of the Commitments pursuant to Section 2.06(b) or 2.06(c), the Borrowers shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to the difference between the new Commitments and the total Credit Exposure, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

(ii) In connection with a Casualty Event, if after such Casualty Event (x) the fair market value of the Vessel Collateral is less than two hundred percent (200%) of the outstanding Credit Exposures of all Lenders and (y) the Borrower shall not substitute any Vessel Collateral involved in any Casualty Event with one or more Vessels of equivalent or greater comparable value so that the value of the Vessel Collateral is equal to or greater than two hundred percent (200%) of the outstanding Credit Exposures of all Lenders within sixty (60) days of such Casualty Event, or if prior to the beginning of, or prior to the expiration of, such 60-day period an Event of Default has occurred and is continuing, then the Borrower shall prepay the Loans with the insurance proceeds from such Casualty Event or in the alternative, the Administrative Agent will apply such insurance proceeds as a mandatory prepayment.

(iii) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(iv) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(v) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be accompanied by a Notice of Prepayment executed by a Responsible Officer of the Borrower detailing the reason for such prepayment as reasonably requested by the Administrative Agent.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a) Commitment Fees. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender (after deducting all outstanding Loans and LC Exposure, but excluding Swing Line Loans) during the period from and including the Effective Date to but excluding the Maturity Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Maturity Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Lender a fronting fee, which shall equal 0.125% per annum on the face amount of each Letter of Credit, payable in advance at the time of issuance, provided that in no event shall such fee be less than $750, and (iii) to the Issuing Lender, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Maturity Date and any such fees accruing after the Maturity Date shall be payable on demand. Any other fees payable to the Issuing Lender pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent, pursuant to the Fee Letter.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01 Payments; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 11:00 a.m., Houston, Texas time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Lender or the Swing Line Lender as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements and participation in Swing Line Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements or participation in Swing Line Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and participation in Swing Line Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and participation in Swing Line Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this

Section 4.01(c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or participation in Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrowers. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender or the Swing Line Lender that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender or the Swing Line Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender or the Swing Line Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender or the Swing Line Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e), Section 2.09(c) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender, the Swing Line Lender or the Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Swing Line Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s, the Swing Line Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit and Swing Line Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender, the Swing Line Lender or the Issuing Lender or such Lender’s, the Swing Line Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, the Swing Line Lender’s or the Issuing Lender’s policies and the policies of such Lender’s, the Swing Line Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, the Swing Line Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender, the Swing Line Lender or the Issuing Lender or such Lender’s, the Swing Line Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender, the Swing Line Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender, the Swing Line Lender or the Issuing Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender, the Swing Line Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lenders, the Swing Line Lender or the Issuing Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s, the Swing Line Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender, the Swing Line Lender or the Issuing Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, the Swing Line Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, the Swing Line Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrowers shall compensate each Lender requesting a reimbursement for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, the Lender, the Swing Line Lender or the Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers or such Guarantor shall make such deductions and (iii) the Borrowers or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender, the Swing Line Lender and the Issuing Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, the Swing Line Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender, the Swing Line

Lender or the Issuing Lender as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

(d) Evidence of Payments. Upon request by the Administrative Agent, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing any payment of Indemnified Taxes by the Borrowers or the Parent Guarantor to a Governmental Authority, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.

Section 5.04 Mitigation Obligations. If any Lender requests compensation under Section 5.01, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrowers and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrowers and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date. The obligations of the Lenders to make Loans, the Swing Line Lender to make Swing Line Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02 or the last paragraph of this Section 6.01):

(a) The Administrative Agent, the Arranger and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(b) The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of each Borrower and each Guarantor setting forth (i) resolutions of its board of directors, members or partners with respect to the authorization of each Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of each Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which such Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of the Borrowers and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from each Borrower to the contrary.

(c) The Administrative Agent shall have received certificates of the appropriate state agencies with respect to the existence, qualification and good standing of each Borrower and each Guarantor.

(d) The Administrative Agent shall have received a closing certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the Effective Date.

(e) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(f) The Administrative Agent shall have received duly executed Notes payable to the order of each Lender that has requested a Note in a principal amount equal to its respective Commitment dated as of the date hereof.

(g) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty and Collateral Agreement. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be satisfied that the Security Instruments create first priority, perfected Liens (A) subject only to Excepted

Liens identified in clauses (a) to (c) of Section 9.03 on the Vessel Collateral and (B) subject only to Excepted Liens identified in clauses (a) and (b) of Section 9.03 on the Deposit Accounts.

(h) The Administrative Agent shall have received an opinion of Winstead Sechrest & Minick P.C., special counsel to the Borrower, substantially in the form of Exhibit E hereto.

(i) The Administrative Agent shall have received a certificate of insurance coverage of the Borrowers evidencing that the Borrowers and the Subsidiaries are carrying insurance in accordance with Section 7.13.

(j) The Administrative Agent shall have received appropriate UCC or other relevant search certificates reflecting no prior Liens encumbering the Vessel Collateral for each of the following jurisdictions: Delaware, Louisiana and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(k) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrowers certifying that the Borrowers have received all consents and approvals required by Section 7.03.

(l) The Administrative Agent shall have received a satisfactory Appraisal on the Vessel Collateral; provided that the appraisal by the Surveyor dated August 22, 2006 is deemed satisfactory by the Administrative Agent.

(m) The Administrative Agent shall have received a solvency certificate from a Responsible Officer of the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent, confirming the solvency of the Borrowers and the Guarantors, taken as a whole, after giving effect to those aspects of the Transactions applicable at the Effective Date.

(n) The Administrative Agent shall have received, reviewed and been satisfied with, the title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to the Vessel Collateral.

(o) Concurrently with the initial funding of the Loans, the Borrowers and the Guarantors shall have repaid the Existing Credit Agreement and all of the agreements evidencing and securing such Debt shall have been terminated and the related financing statements released, amended or assigned as required by the Administrative Agent.

(p) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective unless all of the foregoing conditions are satisfied (or waived pursuant to Section 12.02 or deemed waived and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time); provided that upon the funding of the initial Loans hereunder, the foregoing conditions in this Section 6.01 shall be deemed satisfied unless otherwise specified in writing by the Administrative Agent.

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), the Swing Line Lender to make a Swing Line Loan and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing, Swing Line Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and the fair market value of the Vessel Collateral is equal to or in excess of two hundred percent (200%) of the outstanding Credit Exposures of all Lenders taking into account the increase of Credit Exposures requested based on the most recent Appraisal.

(b) At the time of and immediately after giving effect to such Borrowing, Swing Line Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(c) The representations and warranties of the Borrowers and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing, Swing Line Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date.

(d) The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not cause any Lender or the Issuing Lender to violate or exceed any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the Transactions as contemplated by this Agreement or any other Loan Document.

(e) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03, a Swing Line Loan Notice in accordance with Section 2.09(b), or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

(f) In the event that the Equity Interests of the Foreign Subsidiaries of the Parent Guarantor that would otherwise be Guarantors pursuant to Section 8.15(c) become included in the Security Instruments, the Administrative Agent shall have received certificates, if any, together with undated, blank stock or membership interest powers for each such certificate, representing all of such issued and outstanding Equity Interests (which certificates shall promptly be delivered to the Administrative Agent by the Syndication Agent).

Each request for a Borrowing or a Swing Line Loan and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in Section 6.02(a) through (f).

ARTICLE VII

Representations and Warranties

The Parent Guarantor and the Borrowers jointly and severally represent and warrant to the Administrative Agent and each Lender that:

Section 7.01 Organization; Powers. Each of the Parent Guarantor, the Borrowers and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or limited liability company power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its Property and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Borrowers’ and each Guarantor’s limited liability company, corporate or partnership powers and have been duly authorized by all necessary limited liability company or corporate and, if required, member, or shareholder action. Each Loan Document to which a Borrower or a Guarantor is a party has been duly executed and delivered by such Borrower or such Guarantor and constitutes a legal, valid and binding obligation of such Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, partners or shareholders of the Borrowers, the Guarantors or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Instruments as required thereby or by this Agreement, (b) will not violate any applicable law or regulation or the Organizational Documents of the Borrowers, the Guarantors or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent Guarantor, the Borrowers or any Subsidiary or its Properties, or give rise to a right thereunder to require any material payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Parent Guarantor, the Borrowers or any Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04 Financial Projections; No Material Adverse Change.

(a) The Parent Guarantor has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Guarantor and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of certain footnotes in the case of the unaudited quarterly financial statements.

(b) Since December 31, 2005 there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) None of the Parent Guarantor, the Borrowers or any Subsidiary has any material Funded Debt or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except for those arising with respect to the Transactions, those arising under the Indenture and those included or otherwise disclosed in the financial statements or other written materials delivered to the Administrative Agent.

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Guarantor and each Borrower, threatened against or affecting the Parent Guarantor, the Borrowers or any Subsidiary or any of their Properties (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that has resulted in, or could reasonably be expected to have, Material Adverse Effect.

Section 7.06 Environmental Matters. Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a) Neither any Property of the Parent Guarantor, the Borrowers or any Subsidiary nor the operations conducted thereon violate any Environmental Laws.

(b) Neither any Property of the Parent Guarantor, the Borrowers or any Subsidiary nor the operations conducted thereon or, to the knowledge of the Parent Guarantor and each Borrower, by any prior owner or operator of such Property or operation, are subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

(c) All notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Parent Guarantor, the Borrowers and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a Hazardous Material into the environment, have been duly obtained or filed, and the Parent Guarantor, the Borrowers and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d) All Hazardous Material, if any, generated at any and all Property of the Parent Guarantor and each Borrower or any Subsidiary by any such Person, and to the knowledge of the Parent Guarantor and the Borrowers, by any other Person, has in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Parent Guarantor and each Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority pursuant to any Environmental Laws.

(e) Neither the Borrowers nor the Parent Guarantor has any knowledge that any Hazardous Materials are now located on or in the Vessels, or that any other Person has ever caused or permitted any Hazardous Materials to be placed, held, located or disposed of on, the Vessels or any part thereof, except for such Hazardous Materials that may have been placed, held, or located on the Vessels in accordance with and otherwise not in violation of Environmental Laws.

(f) To the extent applicable under OPA, all Property of the Parent Guarantor, the Borrowers and each Subsidiary currently satisfies all requirements imposed by OPA and, except as set forth on Schedule 7.06(f), the Parent Guarantor and each Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with OPA requirements during the term of this Agreement.

(g) To the knowledge of the Parent Guarantor and the Borrowers, there has been no exposure of any Person or Property to any Hazardous Materials in connection with any Property or operation of the Borrowers or any Subsidiary that could reasonably be expected to form the basis of a claim for damages or compensation.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) The Parent Guarantor, the Borrowers and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Parent Guarantor, the Borrowers nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under, or would require the Parent Guarantor, the Borrowers or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Parent Guarantor, the Borrowers or any Subsidiary or any of their Properties is bound.

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Parent Guarantor nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Reserved.

Section 7.10 Taxes. Each of the Parent Guarantor, the Borrowers and the Subsidiaries has timely filed (including any available extension) or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Guarantor, a Borrower or such a Subsidiary, as applicable, has set aside on its books adequate accruals in accordance with GAAP (to the extent such accrual may be set up under GAAP) or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges and accruals on the books of the Parent Guarantor, the Borrowers and the Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrowers, adequate.

Section 7.11 ERISA.

(a) The Parent Guarantor, the Borrowers, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Parent Guarantor, the Borrowers, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) material breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Parent Guarantor, the Borrowers, any Subsidiary or any ERISA Affiliate has been or is expected by the Parent

Guarantor, the Borrowers, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e) Full payment when due has been made of all material amounts which the Parent Guarantor, the Borrowers, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have been paid as contributions to such Plan as of the date hereof (including any contribution required by the minimum funding standards of Section 412 of the Code), and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, which could reasonably be expected to have a Material Adverse Effect, exists with respect to any Plan.

(f) None of the Parent Guarantor, the Borrowers, the Subsidiaries or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Parent Guarantor, the Borrowers, any Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(g) None of the Parent Guarantor, the Borrowers, the Subsidiaries or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date of this representation sponsored, maintained or contributed to, any Multiemployer Plan that has experienced an ERISA Event, as applicable, with respect to such Multiemployer Plan, including any outstanding claim for withdrawal liability, as defined in Section 4001(a)(12) of ERISA, which has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

(h) None of the Parent Guarantor, the Borrowers, the Subsidiaries or any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.12 Disclosure; No Material Misstatements. The Parent Guarantor and the Borrowers have disclosed to the Administrative Agents all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other oral or written information furnished by the Parent Guarantor, the Borrowers or any Subsidiary to the Administrative Agent or any of its Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) when considered as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 7.13 Insurance. The Parent Guarantor has, and has caused the Borrowers and all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements, all material agreements and all other Loan Documents and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are reasonably consistent with other companies in the industry performing the same or a similar business for the assets and operations of the Borrower and its Subsidiaries but at minimum as required by the Loan Documents. The Administrative Agent and the Lenders have been named in a manner such that they are afforded the stature of additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Vessel Collateral loss insurance.

Section 7.14 Restriction on Liens. Except as permitted by Section 9.16, neither the Parent Guarantor nor any of the Subsidiaries is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent for the benefit of the Lenders on or in respect of the Vessel Collateral or their other vessels to secure the Indebtedness and the Loan Documents.

Section 7.15 Subsidiaries. Except as set forth on Schedule 7.15 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.15, the Parent Guarantor has no Subsidiaries. The owner and percentage of ownership of each Subsidiary is set forth on such schedule.

Section 7.16 Location of Business and Offices. The Parent Guarantor’s, the Borrowers’ and each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.12(b)).

Section 7.17 Properties; Titles, Etc.

(a) Each of the Borrowers has good title to all of the Vessel Collateral, free and clear of all Liens except Liens permitted by clauses (a) through (c) of Section 9.03.

(b) Except as set forth in Schedule 7.17, all of the material Properties of the Parent Guarantor, the Borrowers and the Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition, ordinary wear and tear excepted, and are maintained in accordance with reasonable commercial business standards, except where such condition or maintenance could not reasonably be expected to have a Material Adverse Effect.

(c) The Parent Guarantor, the Borrowers and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Parent Guarantor, the Borrowers and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Parent Guarantor, the Borrowers and the Subsidiaries either own or have valid licenses or other rights to use all databases, and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in its line of business, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.18 Reserved.

Section 7.19 Swap Agreements. As of the Effective Date, Schedule 7.19 sets forth a true and complete list of all Swap Agreements of the Borrowers and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.20 Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall be used for working capital and general corporate purposes of the Parent Guarantor, the Borrowers, and each Subsidiary, including the refinancing of the Existing Credit Agreement, capital expenditures (including vessel construction or conversions and acquisitions). The Parent Guarantor, the Borrowers and each Subsidiary are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of the Loans will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.21 Solvency. After giving effect to the Transactions contemplated hereby that had been effected through the date of determination, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrowers and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrowers and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrowers and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrowers and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrowers and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized to the reasonable satisfaction of the Issuing Lender and all LC Disbursements shall have been reimbursed, the Parent Guarantor and the Borrowers covenant and agree with the Lenders on behalf of the Loan Parties that:

Section 8.01 Financial Statements and Reports. The Parent Guarantor and the Borrowers will promptly furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders such information regarding the business and affairs and financial condition of the Borrowers and the Parent Guarantor and the Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request. Without limiting the generality of the foregoing, the

Parent Guarantor and the Borrowers will furnish or cause to be furnished to the Administrative Agent and each of the Lenders, each of the following:

(a) The Parent Guarantor Annual Reports - as soon as available and in any event within seven (7) Business Days following the required SEC filing date for the Form 10-K, the annual report on Form 10-K containing the audited consolidated balance sheet of the Parent Guarantor as of the end of such year, the audited consolidated statement of income of the Parent Guarantor for such year, the audited consolidated statement of stockholders’ equity of the Parent Guarantor for such year, and the audited consolidated statement of cash flows of the Parent Guarantor for such year (along with data for each business segment for such periods), setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by the unqualified audit opinions of Ernst & Young LLP or another independent certified public accountant acceptable to the Required Lenders;

(b) Subsidiaries Annual Reports - promptly upon the request of the Administrative Agent or the Required Lenders after April 30 in any year, the balance sheet of any Subsidiary (that is not a Borrower or a Guarantor Subsidiary) as of the end of the most recently completed fiscal year, the statement of income of such Subsidiary for such year, the statement of owner’s equity of such Subsidiary for such year, and the statement of cash flows of such Subsidiary for such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, certified as being true, correct and complete in all material respects by the chief financial officer of the Parent Guarantor;

(c) The Parent Guarantor Quarterly Reports - as soon as available and in any event within seven (7) Business Days of the required SEC filing date for the Form 10-Q, the quarterly report on Form 10-Q containing the consolidated balance sheet of the Parent Guarantor as of the end of such quarter, the consolidated statements of income of the Parent Guarantor for such quarter and for the period from the beginning of the fiscal year through such quarter, and the consolidated statements of cash flows of the Parent Guarantor for the period from the beginning of the fiscal year through such quarter (along with data for each business segment for such periods), setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, certified as being true, correct and complete in all material respects by the chief financial officer of the Parent Guarantor;

(d) Audit Reports - promptly upon receipt thereof, copies of each other audit report submitted to either Borrower or the Parent Guarantor by independent accountants in connection with any annual, interim or special audit made by them of the books of either Borrower or the Parent Guarantor; and

(e) Budget - as soon as available and with the delivery of the annual report on Form 10-K required by Section 8.01(a), the Parent Guarantor’s consolidated annual budget (including income statement, and capital expenditure budget) for such calendar year.

All such balance sheets and other reports referred to above shall be in such detail as the Administrative Agent or the Required Lenders may reasonably request and shall conform to GAAP applied on a consistent basis, except only for such changes in accounting principles or practice with which the independent certified public accountants concur.

Section 8.02 Certificates of Compliance. (a) Concurrently with the furnishing of the annual financial statements pursuant to Section 8.01(a) hereof, the Parent Guarantor will furnish or cause to be furnished to the Administrative Agent, for distribution to the Lenders, certificates from the independent certified public accountants for the Parent Guarantor stating that in the ordinary course of their audit of the Parent Guarantor insofar as it relates to accounting matters, their audit has not disclosed the existence of any condition which constitutes a Default, or if their audit has disclosed the existence of any such condition, specifying the nature, period of existence and status thereof; provided, that the independent certified public accountants shall not be liable to the Administrative Agent or the Lenders for their failure to discover a Default.

(b) Concurrently with the furnishing of the financial statements pursuant to Sections 8.01(a) and (c) hereof, the Parent Guarantor will furnish to Administrative Agent a certificate that there is no Default or Event of Default at such time and a certificate in form and substance satisfactory to the Administrative Agent containing all information and calculations necessary for determining compliance with Sections 9.01(a) and (b) and for determining the Applicable Margin, and the Parent Guarantor will deliver a certificate to Administrative Agent certifying that no Change in Control has occurred.

Section 8.03 Taxes and Other Liens. The Borrowers and the Guarantors will pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon the Borrowers or any Guarantor or upon its income or upon any of its Property as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any or all of its Property; provided, that the Borrowers and the Guarantors shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted and if the contesting party shall have set up accruals therefor adequate under GAAP (provided that such accruals may be set up under GAAP).

Section 8.04 Existence; Compliance. Except as permitted by Section 9.06, each Borrower and each Guarantor will maintain its limited liability company or corporate existence and rights. The Borrowers and the Guarantors will observe and comply with all valid laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, directions and requirements of any Governmental Authority including Governmental Requirements and Environmental Laws, unless any such failure to observe and comply would not reasonably be expected to have a Material Adverse Effect.

Section 8.05 Further Assurances. The Borrowers and the Guarantors will promptly (and in no event later than thirty (30) days after written notice from the Administrative Agent is received) cure or cause to be cured any defects in the creation, execution and delivery of any of the Loan Documents. The Borrowers and the Guarantors will, at their expense, promptly (and in no event later than thirty (30) days after written notice from the Administrative Agent is received) execute and deliver, or cause to be executed and delivered, to the Administrative Agent and the Lenders upon request all such other and further documents, agreements and instruments (including without limitation further security agreements, financing statements, continuation statements, and assignments of accounts and contract rights, except for Excluded Contracts (as defined in the Guaranty and Collateral Agreement)) in compliance with or accomplishment of the covenants and agreements of each Borrower and the Guarantors in the Loan Documents or to further evidence and more fully describe the Vessel Collateral, including any renewals, additions, substitutions, replacements or accessions to the Vessel Collateral, or to correct any omissions in the Security Instruments, or more fully state the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices, or obtain any consents as may be necessary or appropriate in connection with the transactions contemplated by this Agreement.

Section 8.06 Performance of Obligations. The Borrowers will repay the Loans in accordance with the Notes and this Agreement. The Borrowers and the Guarantors will do and perform every act required of the Borrower and the Guarantors, by the Loan Documents at the time or times and in the manner specified.

Section 8.07 Reserved.

Section 8.08 Insurance. (a) The Borrowers and the Guarantors shall cause the Administrative Agent to be named as loss payee, for the ratable benefit of the Lenders, as to the Vessel Collateral and as mortgagee and the Administrative Agent, as agent for the Lenders, to be named as an additional insured, with a waiver of rights of subrogation, under a marine and war-risk insurance policy, and the Administrative Agent, as agent for the Lenders, to be named as an additional insured, with a waiver of rights of subrogation, under the comprehensive general liability insurance, statutory workers’ compensation insurance and longshoreman and harbor workers’ act coverage policies.

(b) The Borrowers and the Guarantors may purchase such insurance from any insurance company or broker that is acceptable to the Administrative Agent, which approval shall not be unreasonably withheld. All such insurance policies, including renewals and replacements, must also be in form and substance acceptable to the Administrative Agent, which approval shall not be unreasonably withheld and must additionally contain a non-contributory loss payable endorsement in favor of the Administrative Agent, for the ratable benefit of the Lenders, providing in part that (i) all proceeds under such policies of insurance will, subject to the terms and conditions of subsection (f) below, be delivered directly to the Administrative Agent (payable as hereinafter provided) and (ii) no act or omission on the part of the Borrowers, or any of their officers, agents, employees or representatives, nor breach of any warranty contained in such policies, shall affect the obligations of the insurer to pay the full amount of any loss to the Administrative Agent. Such policies of insurance must also contain a provision prohibiting cancellation or the alteration of such insurance without at least thirty (30) days’ prior written notice to the Administrative Agent of such intended cancellation or alteration. The insurance policies and insurers in effect on the Effective Date, as provided in advance to the Administrative Agent, are acceptable to the Administrative Agent.

(c) The Borrowers and the Guarantors agree to provide, or cause to be provided to, the Administrative Agent with originals or certified copies of such policies of insurance or certificates with respect thereto. The Borrowers and the Guarantors further agree to promptly furnish the Administrative Agent with copies of all renewal notices and, if requested by the Administrative Agent, with copies of receipts for paid premiums. The Borrowers and the

Guarantors shall provide, or cause to be provided to, the Administrative Agent binders or such other proof acceptable to the Administrative Agent that renewal or replacement policies of insurance will be in effect before any such existing policy or policies should expire.

(d) In the event the Borrowers and the Guarantors should, for any reason whatsoever, fail to cause any insurance required hereunder or under the Security Instruments to be maintained as herein or therein provided, or to cause such policies to be and remain so assigned or payable as provided herein, or to cause to be delivered to the Administrative Agent satisfactory evidence thereof, then the Administrative Agent, if it so elects, may itself have any such insurance effected in such amounts and in such companies as it may deem proper and may pay the premiums therefor and the Borrowers shall reimburse the Administrative Agent (and the Lenders, if applicable) upon demand for the amount of the premiums paid, together with interest thereon at the Default Rate from the date such premiums were paid by the Administrative Agent (or Lender, if applicable) until reimbursed. The Administrative Agent and the Lenders shall not be responsible for the solvency of any company issuing any insurance policy, whether or not selected or approved by the Administrative Agent or the Lenders, or for the collection of any amounts due under any such policy, and shall be responsible and accountable only for such money as may be actually received by the Administrative Agent or the Lenders.

(e) The Borrowers and the Guarantors agree to notify the Administrative Agent in writing within thirty (30) days of any Casualty Event involving a Vessel (or any other vessel owned by either Borrower that could reasonably be expected to have a Material Adverse Effect), in each case whether or not such casualty or loss is covered by insurance. The Borrowers and the Parent Guarantor further agree to promptly notify their insurance company and to submit an appropriate claim and proof of claim to the insurance company in the event that a Vessel or any other vessel owned by either Borrower, is involved in a Casualty Event. As to the Vessel Collateral, the Administrative Agent may submit such a claim and proof of claim to the insurance company on the owner’s behalf, should the owner fail to do so promptly for any reason. As to the Vessel Collateral, the Borrowers and the Guarantors hereby irrevocably appoint the Administrative Agent as its agent and attorney-in-fact, each such agency being coupled with an interest, to make, settle and adjust claims under such policy or policies of insurance (regardless of whether a settlement or adjustment of a claim is an Event of Default) and to endorse the name of the Borrowers and the Guarantors on any check or other item of payment for the proceeds thereof; it being understood, however, that unless one or more Defaults exist under this Agreement, the Administrative Agent will not settle or adjust any such claim without the prior approval of the Borrowers (which approval shall not be unreasonably withheld).

(f) The Borrowers and the Guarantors shall not declare or agree with underwriters that a Vessel is a constructive or compromised, agreed or arranged constructive total loss without the prior written consent of the Administrative Agent and the Required Lenders. The proceeds of all insurance covering Vessel Collateral shall be made payable to the owner of such Vessel and the Administrative Agent jointly, and delivered to the Administrative Agent. The Administrative Agent agrees to notify the applicable insurance carrier to make the insurance payment payable to and delivered to the Borrowers in connection with a Casualty Event if after such Casualty Event either: (i) no Event of Default shall have occurred and be continuing; and the fair market value of the Vessel Collateral is equal to or in excess of two hundred percent

(200%) of the outstanding Credit Exposures of all Lenders or (ii) no Event of Default shall have occurred and be continuing; and the Borrowers have replaced the Vessel Collateral subject to the Casualty Event with one or more vessels of equivalent or greater comparable fair market value, acceptable to the Administrative Agent in its sole and absolute discretion, and have provided to the Administrative Agent a first priority, perfected Lien subject only to Excepted Liens identified in clauses (a) to (c) of Section 9.03 on such substitute Vessel Collateral.

(g) The Administrative Agent’s receipt of such insurance proceeds and the application of such proceeds as provided herein shall not, however, affect the Administrative Agent’s Liens against the Vessels, for the ratable benefit of the Lenders. Other than in circumstances where insurance proceeds relative to the loss of or damage to a Vessel are applied to the repayment of the Indebtedness or where the Borrowers or the Parent Guarantor have substituted one or more Vessels of equivalent or greater fair market value as Vessel Collateral in compliance with Section 8.16 (without taking into account the Vessels damaged), nothing under this Section 8.08 shall be deemed to excuse the Borrowers from their obligations to promptly repair, replace or restore any lost or damaged Vessel, whether or not the same is covered by insurance, whether or not such proceeds of insurance are available, and whether or not such proceeds are sufficient in amount to complete such repair, replacement or restoration, to the satisfaction of the Administrative Agent. Furthermore, unless otherwise confirmed by the Administrative Agent and the Required Lenders in writing, the application or release of any insurance proceeds by the Administrative Agent shall not be deemed to cure or waive any Event of Default under this Agreement.

(h) The Borrowers and the Guarantors, upon request of the Administrative Agent, shall furnish, or cause to be furnished, to the Administrative Agent reports on each existing policy of insurance showing such information as the Administrative Agent or the Required Lenders may request, including without limitation the following: (i) the name of the insurer; (ii) the risks insured; (iii) the amount of the policy; (iv) the Property insured; (v) the then current value on the basis of which insurance has been obtained and the manner of determining that value; and (vi) the expiration date of the policy.

Section 8.09 Accounts and Records. The Borrowers and the Guarantors will keep books of record and accounts in which true and correct entries will be made as to all material matters of all dealings or transactions in relation to the respective business and activities, sufficient to permit reporting in accordance with GAAP, consistently applied.

Section 8.10 Right of Inspection. (a) The Borrowers and the Guarantors will permit any officer, employee or agent of the Administrative Agent, any Lender, the Surveyor, the United States Coast Guard or the American Bureau of Shipping to visit and inspect the Vessels, and to visit and inspect the other Vessel Collateral, and (b) the Borrowers and the Guarantors will permit any officer, employee or agent of the Administrative Agent and (upon the occurrence and continuance of an Event of Default) any Lender to examine the books of record and accounts of the Borrowers and the Guarantors, take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Borrowers and the Guarantors with their officers, accountants, counsel and auditors, all of the foregoing at such reasonable times and on reasonable notice and without hindrance or delay and as often as the Administrative Agent, any Lender (if applicable), the Surveyor, the United States Coast Guard or the American Bureau of Shipping may

reasonably desire. Notwithstanding the foregoing, except following an Event of Default that has occurred and is continuing, the Administrative Agent, any Lender and the Surveyor shall not visit or inspect the Vessels or other Vessel Collateral more frequently than twice a year, individually or as a group, and then at their own expense, except that the Borrowers will be responsible for such expense following the occurrence and during the continuance of an Event of Default, and provided that any such visits or inspections shall occur when the applicable Vessel is shoreside at a location involved in the ordinary course of providing its services under its then applicable charter or other vessel service contract.

Section 8.11 Maintenance of Properties. The Borrowers and the Guarantors shall maintain and preserve all of their respective Properties (and any Property leased by or consigned to any of them or held under title retention or conditional sales contracts) that are used or useful in the conduct of their respective business in the ordinary course in good working order and condition at all times, ordinary wear and tear excepted, and make all repairs, replacements, additions, betterments and improvements to their respective Properties to the extent necessary so that any failure will not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Borrowers and the Guarantors shall at all times maintain the Vessels in compliance with the requirements of the American Bureau of Shipping or any other classification society acceptable to the Administrative Agent, for the highest classification for vessels of like age and type, and upon the Administrative Agent’s request therefor, the Borrowers shall promptly provide to the Administrative Agent copies of certificates duly issued by the American Bureau of Shipping or other classification society acceptable to the Administrative Agent, to the effect that the Vessels have been given the highest classification and rating for vessels of the same respective ages and types, free of all recommendations and notations of such classification society affecting class.

Section 8.12 Notice of Certain Events. (a) The Parent Guarantor and the Borrowers shall promptly notify the Administrative Agent if any one of them learns of the occurrence of any event which constitutes a Default, together with a detailed statement by a Responsible Officer of the Parent Guarantor as to the nature of the Default and the steps being taken to cure the effect of such Default.

(b) The Parent Guarantor and the Borrowers shall promptly notify the Administrative Agent of any change in organizational jurisdiction, location of the principal place of business or the office where records concerning accounts and contract rights are kept, or any change in the federal taxpayer identification number or organizational identification number of the Parent Guarantor or any Subsidiary.

(c) The Parent Guarantor and the Borrowers shall promptly provide the Administrative Agent, upon request therefor by the Administrative Agent, listings of the assets of the Borrowers or the Guarantors and the condition thereof, in form and substance satisfactory to the Administrative Agent.

(d) The Parent Guarantor and the Borrowers shall promptly submit such information in form and substance satisfactory to the Administrative Agent as may be reasonably requested by the Administrative Agent concerning construction of new vessels for the Borrowers or the Guarantors.

(e) The Parent Guarantor and the Borrowers shall promptly notify the Administrative Agent of any defaults or alleged defaults of any party with respect to any construction contract for newbuild vessels that could reasonably be expected to have a Material Adverse Effect, and thereafter keep the Administrative Agent advised of any significant developments in connection therewith.

(f) The Parent Guarantor and the Borrowers shall promptly notify the Administrative Agent of any and all Liens filed or otherwise asserted, and attachments made, against the Vessels, together with copies of all related instruments and any other materials that the Administrative Agent shall request.

(g) The Parent Guarantor and the Borrowers shall provide to the Administrative Agent upon request therefor by the Administrative Agent from time to time, evidence satisfactory to the Administrative Agent that no Change in Control has occurred.

Section 8.13 ERISA Information and Compliance. The Parent Guarantor and the Borrowers will furnish to the Administrative Agent (i) as soon as is administratively practicable following a request from the Administrative Agent copies of each annual or other report filed with the United States Secretary of Labor or the PBGC, copies of each annual and other report with respect to any Plan sponsored or maintained by either of the Borrowers, the Parent Guarantor, any Subsidiary, or any ERISA Affiliate and (ii) as soon as is administratively practicable upon becoming aware of the occurrence of any “reportable event,” as such term is defined in Section 4043 of ERISA, to the extent reporting of such event to the PBGC is not waived by applicable regulations or PBGC guidance, or of any “prohibited transaction,” as such term is defined in Section 4975 of the Code, in connection with any Plan sponsored or maintained by any Parent Guarantor, either Borrower, any Subsidiary or any ERISA Affiliate that could reasonably be expected to have a Material Adverse Effect, a written notice signed by the president, the chief executive officer or the chief financial officer of the Parent Guarantor specifying the nature thereof, what action the Parent Guarantor is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. The Parent Guarantor and the Borrowers will comply with all of the applicable funding and other requirements of ERISA as such requirements relate to the Plans of the Parent Guarantor or any Subsidiary.

Section 8.14 Charters. The Borrowers and the Guarantors shall perform all of its obligations in respect of, and observe all of the terms and provisions of, any charter of a Vessel, and shall use their best efforts to keep all such agreements in full force and effect for the applicable term thereof. Notwithstanding the foregoing, no breach by the Borrowers or the Guarantors under a charter shall be a Default or Event of Default hereunder unless the result could reasonably be expected to have a Material Adverse Effect.

Section 8.15 Security. The Indebtedness shall be secured by the following:

(a) The Vessels and related Property and rights of the Borrowers satisfying the requirements of Section 8.16 (“Vessel Collateral”),

(b) The Deposit Accounts, and

(c) Upon the formation or acquisition of any Subsidiary which results in Parent Guarantor having Subsidiaries (other than Borrowers and the then existing Guarantor Subsidiaries) with assets of $50,000,000.00 or more in the aggregate, or upon any Subsidiaries (other than Borrowers and the then existing Guarantor Subsidiaries) from time to time existing having assets of $50,000,000.00 or more in the aggregate, then such Subsidiary or Subsidiaries as are satisfactory to the Required Lenders in their sole discretion (such that the Subsidiaries, other than the Borrowers, the then existing Guarantor Subsidiaries and such Subsidiary or Subsidiaries as are satisfactory to the Required Lenders to guaranty the Indebtedness, not guarantying the Indebtedness have assets of less than $50,000,000.00 in the aggregate) shall guaranty the payment and performance of the Indebtedness by executing and delivering in favor of the Administrative Agent, for the ratable benefit of the Lenders, a guaranty agreement comparable to the Guaranty and Collateral Agreement but in form and substance satisfactory to the Administrative Agent and the Required Lenders. Notwithstanding the foregoing, in the event that, but for this sentence, a Subsidiary formed under the laws of a jurisdiction outside of the United States would be required to execute and deliver a guaranty, then in lieu of such guaranty the Parent Guarantor or applicable Subsidiary of Parent Guarantor that owns such foreign Subsidiary shall promptly pledge to the Administrative Agent, for the ratable benefit of the Lenders, on an equity class by equity class basis the lesser of (y) all of the equity of such class in such foreign Subsidiary that it owns or (z) sixty-five percent (65%) of the equity of such class issued and outstanding in such foreign Subsidiary (in other words, no more than sixty-five percent (65%) of each class of the foreign Subsidiary’s equity issued and outstanding is to be pledged), as security for the Indebtedness (and if the pledgor is not a Borrower, such pledgor shall guaranty the Indebtedness), all pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent. Furthermore, if a Subsidiary guarantees the Debt of others, it shall also guaranty the Indebtedness.

Section 8.16 Collateral Value. The Borrowers shall cause the fair market value of the total Vessel Collateral at all times to be greater than or equal to two hundred percent (200%) of the Commitments from time to time in effect. If from time to time, in order for the Borrowers to comply with the preceding sentence, including without limitation, when a Vessel is subject to a Casualty Event, additional Vessels are required to be mortgaged to the Administrative Agent, then (i) the Administrative Agent shall be entitled to choose in its sole and absolute discretion which additional vessel or vessels owned (subject to the next following sentence) by either Borrower, not otherwise subject to a mortgage Lien securing Debt that otherwise does not violate this Agreement, shall be so mortgaged so that the Borrowers will be in compliance with the preceding sentence (and the parties acknowledge that the Borrowers may suggest what additional vessel or vessels they would prefer but such suggestions nevertheless shall not have the effect of impairing the fact that the selection is at the Administrative Agent’s sole and absolute discretion), and (ii) the applicable Borrower(s) owning such vessel(s) shall promptly supplement and amend the applicable Security Instrument and this Agreement, or enter into collateral documents, pursuant to documentation in form and substance satisfactory to the Administrative Agent, so as to grant to the Administrative Agent, for the ratable benefit of the Lenders, Fleet Mortgage liens (or the foreign equivalent) thereon and first priority security interests (or the foreign equivalent) in all related assets, and in connection therewith the Borrowers shall provide to the Administrative Agent evidence of insurance required under the Loan Documents and applicable Certificates of Documentation as to the Vessel Collateral and Vessel abstracts thereon showing the Fleet Mortgage as the only recorded Lien thereon. If the fair market value of the

Vessel Collateral is greater than two hundred percent (200%) of the total Commitments, the Borrowers shall not be entitled to the release of any Vessel Collateral without the written consent of all Lenders, which will not be unreasonably withheld. The Borrowers shall not substitute vessels (and related assets) for existing Vessels that are Vessel Collateral without the written consent of the Required Lenders, which will not be unreasonably withheld. The Administrative Agent may, but shall not be required to, accept Vessels as Vessel Collateral that are flagged in countries other than the U.S. The Administrative Agent and the Lender acknowledge that, on the Effective Date, the requirements of this Section 8.16 are met by providing a Lien on the Vessels set forth in Schedule 8.16 and related Vessel Collateral.

Section 8.17 Deposit Accounts. The Borrowers and the Parent Guarantor shall maintain their primary domestic deposit, collection and disbursement banking accounts with a Lender. The foregoing is not applicable to the Investment Accounts, foreign banking accounts of the Borrowers or the Parent Guarantor or other banking related products.

Section 8.18 Appraisal. At any time (but in any event only five (5) times during the initial term of this Agreement) the Required Lenders shall be entitled to require that the Administrative Agent obtain, or the Administrative Agent may on its own initiative obtain, Appraisals by the Surveyor with respect to the Vessel Collateral. The foregoing limitation shall not apply (a) in connection with each exercise of a Commitment Increase or (b) during the occurrence and continuance of any Default or Event of Default, in which event the Administrative Agent or the Required Lenders shall be entitled to additional Appraisals. The Borrowers shall be liable for all reasonable expenses in connection with any such Appraisals. In addition to the foregoing, the Required Lenders may from time to time in their discretion obtain further Appraisals, at the pro-rata cost and expense of all the Lenders (computed by reference to each Lender’s Applicable Percentage). If Dufour, Laskay & Strouse is removed from the Administrative Agent’s list of approved surveyors and a different surveyor (such surveyor to be on the Administrative Agent’s approved list and selected by the Administrative Agent) appraises the Vessels at a lower amount than previously appraised, the Borrowers may, at their own cost and expense, have any other surveyor on the Administrative Agent’s approved list reappraise the Vessels. The higher of the two appraisals shall be the accepted appraisal, but only if the appraisal methodology is acceptable to the Administrative Agent in its reasonable discretion.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized to the reasonable satisfaction of the Issuing Lender and all LC Disbursements shall have been reimbursed, the Parent Guarantor and the Borrowers covenant and agree with the Lenders on behalf of the Loan Parties that:

Section 9.01 Financial Covenants.

(a) Interest Coverage Ratio. The Parent Guarantor will not, as of the last day of any fiscal quarter commencing with the quarter ending on September 30, 2006, permit its ratio of

EBITDA (without pro forma adjustments) for the period of four fiscal quarters then ending to interest expense (determined in accordance with GAAP) for such period to be less than 3.00 to 1.00.

(b) Maximum Leverage Ratio. The Parent Guarantor will not at any time permit its Leverage Ratio for the four fiscal quarters ending on the last day of the preceding fiscal quarter for which financial statements of the Parent Guarantor have been delivered pursuant to Sections 8.01(a) and (c) commencing with the quarter ending on September 30, 2006 to be greater than (i) 4.5 to 1.00 through September 30, 2007; (ii) 4.00 to 1.00 thereafter through September 30, 2008; and (iii) 3.50 to 1.00 thereafter.

Section 9.02 Debt. No Loan Party will create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable , contingently or otherwise, with respect to any Debt not permitted by the terms of Section 4.09 of the Indenture as such section is amended or modified from time to time and comparable provisions of any indentures that may be entered into as a restatement, renewal, refinance or rearrangement of the Indenture (“Replacement Indentures”) entered into from time to time (“Debt Covenant”) and, for purposes of the foregoing, the provisions of the latest such Debt Covenant adopted, together with all related definitions and giving effect, if applicable, to the termination provisions upon the attainment of certain Debt ratings, are incorporated herein by reference, mutatis mutandis, and shall be deemed to continue in effect for the Lender’s benefit as in effect on the date of the last to be terminated of the Indenture and any Replacement Indentures. The Debt issued under any Indenture, Replacement Indenture or any other indenture entered into by a Loan Party from time to time must be payable in a single payment upon the Stated Maturity, such Stated Maturity may not be earlier than six months after the Maturity Date, and the covenants may not be materially more restrictive (taken as a whole) than the covenants contained in this Agreement.

Section 9.03 Liens. No Loan Party will create, incur, assume, or permit to exist any Lien on any of the Vessel Collateral or other Properties, except for the following, which shall be “Excepted Liens”, provided that only the liens referred to in clauses (a) through (c) below may apply to the Vessel Collateral:

(a) Liens in the Vessel Collateral and any other Liens in favor of the Administrative Agent and the Lenders to secure the Indebtedness.

(b) Liens for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such accrual as shall be required by GAAP shall have been made therefor.

(c) Liens of landlords, carriers, warehousemen, mechanics, laborers, seamen (for the last voyage of the applicable Vessel) and materialmen arising by law in the ordinary course of business for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such accrual as shall be required by GAAP shall have been made therefor.

(d) precautionary liens on Property covered by Capital Leases.

(e) Legal or equitable encumbrances deemed to exist by reason of negative pledge covenants and other covenants or undertakings of like nature (provided, that any such covenant or undertaking shall not apply to such Loan Party’s ability to grant Liens in favor of the Administrative Agent and the Lenders).

(f) Liens on Property of a Loan Party that is not Vessel Collateral, which Liens arise from a judgment or judgments against a Loan Party; provided that such Liens shall not exceed $2,000,000.00 in the aggregate during the term of the Loan and such Loan Party shall nevertheless diligently contest such judgment.

(g) Liens by shipyards on vessels under construction securing the obligation of a Loan Party to pay for the cost of such vessel.

(h) Liens on any Property of a Person existing at the time such Person is merged into or consolidated with any Loan Party, provided that such Liens were in existence prior to such merger or consolidation, were not created in contemplation of it and do not extend to any Property or asset of any Loan Party, other than those of the Person merged into or consolidated with any Loan Party.

(i) Liens on any Person or any Property of a Person existing at the time of acquisition thereof by any Loan Party, provided that such Liens were in existence prior to such acquisition, were not created in contemplation of such acquisition and do not extend to any Property of any Loan Party, other than such Person or such Property acquired by any Loan Party.

(j) Liens securing the performance of tenders, bids, statutory obligations, surety, appeal, return-of-the-money or performance bonds, government contracts, insurance obligations or other obligations of a like nature incurred in the ordinary course of business.

(k) Liens securing any Swap Agreements.

(l) Liens existing on the Effective Date.

(m) Liens securing Debt that is non-recourse to any Loan Party.

(n) Any interest or title of a lessor under an operating lease.

(o) Liens on Property of a Loan Party or a Subsidiary thereof to secure Debt incurred for the purpose of (i) financing all or any part of the purchase price of such Property incurred prior to, at the time of, or within 120 days after, completion of the acquisition of such Property or (ii) financing all or any part of the cost of construction or conversion of any such Property, provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction or conversion of, such Property and such Liens shall not extend to any other Property of a Loan Party or a Subsidiary thereof (other than any associated accounts, contracts and insurance proceeds).

(p) Liens securing Debt used to refinance Debt (as permitted by the Debt Covenant) which are secured by Liens referred to in (h), (i), (l) and (o) above and in this subsection (p).

(q) Liens securing Debt of any Loan Party that does not exceed $25,000,000.00 at any one time outstanding on Property that is not Vessel Collateral.

(r) Liens on any Property of any Loan Party that is not Vessel Collateral that were substituted or exchanged as collateral for other Properties of any Loan Party that are referred to in (h) and (i) above, provided that the fair market value of the substituted or exchanged Properties substantially approximates, at the time of the substitution or exchange, the fair market value of the other Properties so referred to.

(s) Rights of banks to setoff deposits against Debt owed to said banks.

(t) Liens upon specific items of inventory or other goods and proceeds of any Loan Party securing the Loan Party’s obligations in respect of bankers’ acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business.

Notwithstanding any of the exceptions contained in this Section 9.03, the Indenture and Replacement Indentures may not be secured by any Liens upon any Properties of the Borrowers, the Guarantors or any of their Subsidiaries.

Section 9.04 Restricted Payments. Neither the Parent Guarantor nor the Borrowers shall, declare or make any Restricted Payments; provided, that (i) a Borrower shall be permitted to make cash dividends or distributions to the Parent Guarantor, (ii) stock dividends (including any rights distributed pursuant to a stockholder rights plan), stock splits and reverse stock splits with respect to the Parent Guarantor shall be permitted; provided, further, that the Parent Guarantor shall promptly notify the Administrative Agent of any such permitted dividends, splits or reverse splits, (iii) if no Event of Default shall have occurred and be continuing, the Parent Guarantor shall be permitted to make Restricted Payments (other than “dividends or other distributions” as that terminology is contemplated in the definition of Restricted Payments) to the extent such Restricted Payments are made from the proceeds of, and reasonably contemporaneously with, any issuance of convertible Debt of the Parent Guarantor, or from any issuance of Equity Interests of the Parent Guarantor (other than Disqualified Stock), and (iv) if no Event of Default shall have occurred and be continuing, the Parent Guarantor shall be permitted to otherwise make Restricted Payments provided that such Restricted Payments, together with the aggregate amount of all other Restricted Payments made by the Parent Guarantor (other than pursuant to clause (iii) above) after the Effective Date is less than the sum of (A) 50% of the cumulative Consolidated Net Income of the Parent Guarantor from January 1, 2006 to the end of the most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) plus (B) $37,500,000.

Section 9.05 Nature of Business. Neither the Parent Guarantor nor any Subsidiary will engage in any material respect in any business other than the marine vessel business, including any logistics services related thereto and any ancillary, complementary or related line of business.

Section 9.06 Mergers, Acquisitions, New Subsidiaries. No Loan Party will acquire, merge or consolidate with or into or make an Investment in any Person (other than with another Loan Party), nor will it sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any Vessel Collateral or all or substantially all of its Property (whether now owned or hereafter acquired) to any Person; provided, that —

(a) a Loan Party may merge with another Person (other than with another Loan Party) if, and only if, (1) the Loan Party is the surviving entity, (2) the merging Person is primarily in the marine vessel business, including any logistics services related thereto or any ancillary, complementary or related line of business, (3) immediately preceding and after giving effect to such merger, (A) there is no Default or Event of Default and (B) the Borrowers shall have $10,000,000 in the aggregate in cash or cash equivalents in the Deposit Accounts or unused availability under the Commitments or a combination of such cash and cash equivalents and such availability, (4) after giving effect to such merger, (A) the Parent Guarantor is in compliance (calculated with pro forma effect to such merger) with Section 9.01(b) and (B) had the merger occurred on the last day of the most recently completed fiscal quarter for which internal financial statements are available, the Leverage Ratio of the Parent Guarantor (on a consolidated basis with its Consolidated Subsidiaries) would be at least 0.50 below the maximum Leverage Ratio permitted under Section 9.01(b) for such quarter end before an Event of Default otherwise would exist thereunder, and (5) the Borrowers shall have provided the Administrative Agent at least fifteen (15) days advance notice of the merger and such information and materials in connection therewith that the Administrative Agent or any Lender reasonably requests. If clause (4)(B) in this Section 9.06(a) cannot be satisfied, the Loan Party can still merge with another Person (other than with another Loan Party) if the cost of acquisition of such Person (measured by the market value of the securities and other Property transferred and amount of assumed Debt) to be merged with the Loan Party does not exceed fifteen percent (15%) of Consolidated Net Tangible Assets (as of the most recently completed fiscal quarter for which internal financial statements are available) and the other requirements of this paragraph are met.

(b) a Loan Party may acquire or form a Subsidiary, make an Investment, or acquire any vessel (including barges) or other capital assets if, and only if, (1) the Subsidiary or the Investment, as applicable, is in the marine vessel business, including any logistics services related thereto or any ancillary, complementary or related line of business, (2) immediately preceding and after giving effect to such acquisition, formation or Investment, (A) there is no Default or Event of Default and (B) the Borrowers shall have $10,000,000 in the aggregate in cash or cash equivalents in the Deposit Accounts or unused availability under the Commitments or a combination of such cash and cash equivalents and such availability, (3) after giving effect to such acquisition, formation or Investment, (A) the Parent Guarantor is in compliance (calculated with pro forma effect for such acquisition, formation or Investment) with Section 9.01(b) and (B) had the acquisition, formation or Investment occurred on the last day of the most recently ended fiscal quarter for which internal financial statements are available, the Leverage Ratio of the Parent Guarantor (on a consolidated basis with its Subsidiaries, including the new Subsidiary) would be at least 0.50 below the maximum Leverage Ratio permitted under Section 9.01(b) for such quarter end before an Event of Default otherwise would exist thereunder, (4) a Loan Party shall control the management and operations of such Subsidiary, (5) simultaneously with the acquisition or formation of such Subsidiary, such Subsidiary shall (if required under subsection 8.15(c) hereof) execute and deliver to the Administrative Agent, for the ratable benefit of the Lenders, a guaranty of the payment of the Indebtedness, (6) no Loan Party shall at any time be or become liable for such Subsidiary’s Debts, then or thereafter arising unless such Subsidiary is a Guarantor Subsidiary, (7) except where such acquisition or formation of a Subsidiary or other acquisition shall involve in excess of the greater of $30,000,000 and fifteen percent (15%) of Consolidated Net Tangible Assets (as of the most recently completed fiscal quarter for which internal financial statements are available) in which event, prompt notice following such action shall be permissible, the Borrowers shall have provided the Administrative Agent at least fifteen (15) days advance notice of the acquisition and such information and materials in connection therewith that the Administrative Agent or any Lender reasonably requests. If clause (3)(B) in this Section 9.06(b) cannot be satisfied, the Loan Party can still acquire or form a Subsidiary or make an Investment if the cost of such acquisition, formation or Investment does not exceed fifteen percent (15%) of Consolidated Net Tangible Assets (as of most recently completed fiscal quarter for which internal financial statements are available) and the other requirements of this paragraph are met. Nothing in this Agreement is intended to prohibit any Loan Party from entering into any new construction or conversion of vessels.

If a Loan Party desires to take any action contrary to the terms of this Section 9.06(b), the Administrative Agent and the Required Lenders shall consider such action; provided, that before the Administrative Agent and the Required Lenders decide whether to consent, the Administrative Agent and the Required Lenders shall have been provided with all such information and materials that they request and had sufficient time to assess the proposed action and, further, if the Administrative Agent and the Required Lenders so consent, then the Parent Guarantor and the Borrowers and such other Persons as may be required by the Administrative Agent shall execute and deliver such documents as the Administrative Agent requires, in form and substance satisfactory to the Administrative Agent.

Section 9.07 ERISA Compliance. No Loan Party will at any time (a) permit any Plan maintained by it to engage in any “prohibited transaction” as such term is defined in Section 4975 of the Code; (b) incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA; or (c) terminate any such Plan in a manner which could result in the imposition of a Lien on the Property of the Borrowers pursuant to Section 4068 of ERISA, any of which could reasonably be expected to have a Material Adverse Effect.

Section 9.08 Indenture Documents. No Loan Party shall amend, modify, supplement, refinance or waive the Indenture Documents, or enter into other documents in connection therewith, including without limitation as to any refinance, to add any collateral thereunder, to change any of the covenants to make them more restrictive than the covenants contained in this Agreement or the Indenture as it exists on the date hereof, or to change the maturity, amortization and other payment schedules of the underlying loans. As to all other amendments, modifications, supplements, refinances and waivers to such documents, the Parent Guarantor and the Borrowers shall provide to the Administrative Agent an executed copy promptly after the execution and delivery thereof.

Section 9.09 Indenture Obligations and Other Debt Payments and Prepayments. The Parent Guarantor and the Borrowers shall not prepay any Debt, other than (a) the Indebtedness, in accordance with this Agreement, (b) trade payables and accruals and deferrals, in the ordinary course of business, and (c) as to all other Debt (including without limitation the Indenture

Obligations), so long as there is no Default or Event of Default then existing and doing so would not give rise to a Default or an Event of Default and the Borrowers shall have $10,000,000 in the aggregate in cash or cash equivalents in the Deposit Accounts or unused availability under the Commitments or a combination of cash and cash equivalents and such availability, partial prepayments of such other Debt or the refinancing of any such other Debt in full.

Section 9.10 Loans. No Loan Party shall lend, advance, deposit with, assume, extend credit, or guarantee any money to any Person; provided, that (a) intra-company Debt outstanding at any time, owed by the Parent Guarantor, a Borrower, a Subsidiary or a less than 50%-owned Affiliate of a Loan Party to a Loan Party in connection with accounting allocations between such Persons (provided, further, that such Debt shall be unsecured and subordinated to the Indebtedness upon terms and conditions satisfactory to Administrative Agent) is permitted, (b) loans or advances by a Loan Party to another Loan Party (provided, further, that such Debt shall be unsecured and subordinated to the Indebtedness upon terms and conditions satisfactory to Administrative Agent) are permitted, (c) loans or advances to Subsidiaries other than Guarantor Subsidiaries the outstanding amount of which does not at any time exceed, in the aggregate, $50,000,000, (d) loans or advances to officers, directors and employees of a Borrower or the Parent Guarantor made in the ordinary course of business and consistent with past practices and applicable law in an aggregate amount not to exceed $500,000 outstanding at any one time, are permitted, and (e) a Loan Party may provide financing to a Person in connection with such Person acquiring an ownership interest in a Subsidiary or a less than 50%-owned Affiliate of a Loan Party (and such financing shall be for no other purpose) where such Person’s ownership interest is reasonably necessary, advisable or incidental to the conduct of business by such Subsidiary or Affiliate in a jurisdiction outside of the United States (provided, further, that (i) as to such a financing provided by a Guarantor Subsidiary that does not involve a transfer of equity in such Guarantor Subsidiary and as to any such financing provided by a Loan Party, the Person acquiring the equity interest shall be acquiring it from the applicable Loan Party providing the financing, another Loan Party or a newly formed Subsidiary or Affiliate of a Loan Party, (ii) no actual funds shall transfer from the Loan Party in connection with any such financing and (iii) no such financings in the aggregate shall be with respect to more than thirty percent (30%) of the equity of any such Subsidiary or more than fifty-one percent (51%) of the equity of any such Affiliate).

Section 9.11 Proceeds of Loans. The Borrowers will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.20. Neither the Borrowers nor any Person acting on behalf of the Borrowers has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrowers will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.12 Transactions with Affiliates. The Parent Guarantor and the Borrowers will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Loan Parties and Wholly-Owned Subsidiaries of the Borrowers or

the Parent Guarantor) unless such transactions are not otherwise prohibited under this Agreement and are upon fair and reasonable terms no less favorable to the Parent Guarantor, Borrowers or such Subsidiaries than they would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.13 Reserved.

Section 9.14 Reserved.

Section 9.15 Sale of Properties. The Parent Guarantor will not, and will not permit any of its Subsidiaries to, sell, assign, convey or otherwise transfer any Property except for (a) the sale of inventory in the ordinary course of business; (b) the sale or transfer of equipment that is no longer necessary for the business of the Parent Guarantor or such Subsidiary as determined by the Borrowers or the Parent Guarantor or is replaced by equipment of at least comparable value and use; (c) sales or other dispositions of Property or any interest therein (other than Vessel Collateral the sale, release, substitution or other disposition of which requires the consent of all Lenders or the Required Lenders, as the case may be, as provided in Section 8.16 unless such consent has been obtained) or Subsidiaries owning Properties; provided that (i) not less than seventy five percent (75%) of the consideration received in respect of such sale or other disposition shall be cash or similar Property, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Property or Subsidiary subject of such sale or other disposition (as reasonably determined by the board of directors of the Parent Guarantor and, if requested by the Administrative Agent, the Parent Guarantor shall deliver a certificate of a Responsible Officer of the Parent Guarantor certifying to that effect), and (iii) all such sales or other dispositions of Property or Subsidiaries owning Properties does not have a fair market value in excess of twenty percent (20%) of the Consolidated Net Tangible Assets of the Parent Guarantor in any twelve (12) month period in the aggregate, determined based on the most recently reported financial position of the Parent Guarantor and its Subsidiaries on a consolidated basis as of the most recent quarter end preceding the end of such twelve (12) month period.

Section 9.16 Negative Pledge Agreements; Dividend Restrictions. The Parent Guarantor will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments or Capital Leases creating Liens permitted by Section 9.03(d)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrowers or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith except for any restriction that may exist under the Indenture Documents.

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise; and (other than a payment due on the Maturity Date) such failure is not cured within three (3) Business Days after the applicable due date.

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) any representation or warranty made or deemed made pursuant to Section 6.02 by or on behalf of the Parent Guarantor, either Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material adverse respect when made or deemed made pursuant to Section 6.02.

(d) either Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.05, Section 8.08, or in Article IX.

(e) either Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) written notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the request of the Required Lenders) or (ii) the chief executive officer or the chief financial officer of either the Borrower or any Guarantor otherwise becoming aware of such default.

(f) either Borrower or any Guarantor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or administrative agent on its or their behalf to cause such Material Indebtedness to become due, or to require the redemption thereof or any offer to redeem to be made in respect thereof, prior to its scheduled maturity or require either Borrower or any Guarantor to make an offer in respect thereof.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) either Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j) either Borrower or any Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against either Borrower or any Guarantor or any combination thereof and the same shall remain undischarged (or Borrower and the Guarantor shall not have provided for its discharge) for a period of thirty (30) consecutive days during which execution shall not be effectively stayed and, if stayed pending appeal, for such longer period during such appeal while providing such accruals as may be required by GAAP.

(l) any material provision of the Loan Documents, after delivery thereof, shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against either Borrower or any Guarantor or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any material part of the collateral purported to be covered thereby, (except to the extent permitted by the terms of this Agreement, or either Borrower or any Guarantor shall so state in writing) and such invalidity, lack of binding effect or priority is not cured to the Administrative Agent’s satisfaction within thirty (30) days after the earliest to occur of (x) notice from the Administrative Agent concerning its belief that a material provision is not valid and binding or asserting the lack of priority of a Lien, or (y) the chief executive officer or chief financial officer of a Borrower or the Parent Guarantor otherwise becomes aware that any material provision is not valid and binding or that a Lien lacks the intended priority.

(m) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of either Borrower and any Guarantor in an aggregate amount that could reasonably be expected to have a Material Adverse Effect.

(n) a Change in Control shall occur.

(o) either Borrower or the Parent Guarantor ceases to be a citizen of the United States of America within the meaning of Title 46, Section 802 of the United States Code; or

(p) a Material Adverse Effect shall occur.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Parent Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrowers and the Parent Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrowers and the Parent Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and the Parent Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to (A) payment of principal outstanding on the Loans, (B) the payment obligations owing to an Administrative Agent, a Lender or an Affiliate of an Administrative Agent or a Lender under a Swap Agreement permitted by this Agreement and (C) to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure;

(v) fifth, pro rata to any other Indebtedness; and

(vi) sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrowers or as otherwise required by any Governmental Requirement.

Section 10.03 Reserved.

Section 10.04 Acceleration of Swap Agreements. Notwithstanding anything to the contrary contained herein, acceleration and termination of the Swap Agreements involving the Administrative Agent, any Lender or the Affiliate of any Administrative Agent or Lender shall be governed by the terms of the Swap Agreements.

ARTICLE XI

The Administrative Agent

Section 11.01 Appointment; Powers. Each of the Lenders hereby appoints Wells Fargo Bank, N.A. as its Administrative Agent. Each Lender authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02 Duties and Obligations of the Administrative Agent. The Administrative Agent shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “Administrative Agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers, the Parent Guarantor or any of its Subsidiaries that is communicated to or obtained by the Lender serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers, the Parent Guarantor or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrowers or the Parent Guarantor and its Subsidiaries, or (vii) any failure by the Borrowers or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the applicable Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, the Administrative Agent shall not have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon, except in the case of gross negligence or willful misconduct by the Administrative Agent and each of the Borrowers, the Guarantors, the Lenders, and the Issuing Lender hereby waives the right to dispute the Administrative Agent’s record of such statement absent manifest error. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers and the Parent Guarantor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05 Sub-Administrative Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-Administrative Agents appointed by the Administrative Agent. The Administrative Agent and any such sub-Administrative Agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-Administrative Agent and to the Related Parties of the Administrative Agent and any such sub-Administrative Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Neither Borrower nor the Parent Guarantor shall be responsible for payment of fees or expenses of any such sub-Administrative Agent.

Section 11.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lender, the Borrowers and the Parent Guarantor, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent, or an Affiliate of any such Lender or such other location as approved by the Required Lenders or if no such successor shall be appointed by the retiring Administrative Agent as aforesaid, the Required Lenders shall thereafter perform all of the duties of the retiring Administrative Agent hereunder until such appointment by the Required Lenders is made and accepted. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-Administrative Agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Section 11.07 Administrative Agents as Lenders. Each Lender serving as an Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers, the Parent Guarantor or any of its Subsidiaries or other Affiliates as if it were not an Administrative Agent hereunder.

Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrowers, the Parent Guarantor or any of their Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Property or books of the Borrowers, the Parent Guarantor or their Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Administrative Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrowers, the Parent Guarantor (or any of their Affiliates) which may come into the possession of such Administrative Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to Wells Fargo and its Affiliates only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrowers, the Guarantors or any of their Subsidiaries, the Administrative Agent (irrespective of whether the principal of any

Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers or the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file a proof-of-claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding;

(b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same; and

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10 Authority of the Administrative Agent to Release Collateral and Liens. Each Lender and the Issuing Lender hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Lender hereby authorizes the Administrative Agent to execute and deliver to the Borrowers, at the Borrowers’ sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrowers in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.15 or is otherwise authorized by the terms of the Loan Documents.

Section 11.11 The Syndication Agent. The Syndication Agent shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its duties, responsibilities and liabilities in its capacity as Lender hereunder.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrowers, to them at Hornbeck Offshore Services, Inc., 103 Northpark Blvd., Suite 300, Covington, LA 70433, Attention: James O. Harp, Jr., Executive Vice President and Chief Financial Officer; Telecopy No.: (985) 727-2006.

(ii) if to the Administrative Agent, to it at 1740 Broadway, MAC C7300-034 Denver, CO 80209, Attention of David McEvoy, Syndications Specialist (Telecopy No. 303-863-5983), with a copy to Philip C. Lauinger III, Vice President & Senior Relationship Manager, at 1000 Louisiana, 9th Floor, MAC T5002-090, Houston, Texas 77002, (Telecopy No. 713-739-1087);

(iii) if to the Issuing Lender, to it at 1740 Broadway, MAC C7300-034 Denver, CO 80209, Attention of David McEvoy, Syndications Specialist (Telecopy No. 303-863-5983), with a copy to Philip C. Lauinger III, Vice President & Senior Relationship Manager, at 1000 Louisiana, 9th Floor, MAC T5002-090, Houston, Texas 77002, (Telecopy No. 713-739-1087); and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in Schedule 12.01(a) hereto.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Articles II, III, IV and V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers and the Parent Guarantor may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, the Issuing Lender or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Issuing Lender or any other Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers, the Parent Guarantor and the Required Lenders or by the Borrowers, the Parent Guarantor and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby, (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Parent Guarantor (except as set forth in the Guaranty and Collateral Agreement) or release all or substantially all of the collateral (other than as provided in Section 11.10) without the written consent of each Lender, or (vi) change any of the provisions of this Section 12.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Lender, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.15 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and Appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Administrative Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for any Administrative Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, and including, without limitation, all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Loans or Letters of Credit.

(b) THE BORROWERS SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWERS OR ANY PARENT GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS

THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWERS, THE PARENT GUARANTOR AND THEIR SUBSIDIARIES BY THE PARENT GUARANTOR, THE BORROWERS AND THEIR SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWERS, THE PARENT GUARANTOR OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWERS OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWERS OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE BORROWERS OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWERS OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWERS OR ANY OF THEIR SUBSIDIARIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWERS OR ANY OF THEIR SUBSIDIARIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT ANY OF THE ABOVE INDEMNITIES SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT

SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by either Borrower to any Administrative Agent or the Issuing Lender under Section 12.03(a) or (b), each Lender severally agrees to pay to such Administrative Agent or the Issuing Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Administrative Agent or the Issuing Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable not later than ten (10) days after written demand therefor.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) except as permitted by Section 9.12, the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(b)(ii)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit G (an “Assignment”) with the prior written consent of: (A) the Borrowers and the Parent Guarantor (such consent not to be unreasonably withheld) provided that no consent of the Borrowers and the Parent Guarantor shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 10(a), (b), (h) or (i) has occurred and is continuing, any other Person; (B) the Administrative Agent and; (C) the Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrowers, the Parent Guarantor and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers and the Parent Guarantor shall be required if an Event of Default under Section 10(a), (b), (h) or (i) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) notwithstanding anything to the contrary contained in this Agreement, if such Assignment is made at a time when an Event of Default has occurred and is continuing, the written consent of the Borrowers to such Assignment shall not be required.

For purposes of this Section 12.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c)(i).

(iv) The Administrative Agent, acting for this purpose as an administrative agent of the Borrowers and the Parent Guarantor, shall maintain at one of its offices a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and the Parent Guarantor, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrowers, the Issuing Lender and each Lender.

(v) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable required tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register after meeting the requirements provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent or the Issuing Lender sell participations to one or more Lenders or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 5.01, 5.02 and 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.02 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 5.03(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrowers and the Parent Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

(f) Notwithstanding anything in this Agreement to the contrary, in no event shall any Lender or Participant assign any portion of or sell any participations in its rights and obligations under this Agreement to a competitor in the marine vessel business, including any logistic services related thereto or any ancillary, complementary or related line of business, or an Affiliate of such competitor, of the Parent Guarantor, the Borrowers, or a Subsidiary. This prohibition shall be included in any documentation effecting an assignment of any interest herein or in the Notes issued hereunder and any attempted assignment in violation of this provision shall be void ab initio.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 5.01, 5.02, 5.03 and 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Bankruptcy Law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrowers shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender or Administrative Agent and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Administrative Agent or any Affiliate of such Lender or Administrative Agent to or for the credit or the account of the Borrowers or any Guarantor against any of and all the obligations of the Borrowers or any Guarantor owed to such Lender or Administrative Agent now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender or Administrative Agent shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured; provided, however, that in no event shall the Administrative Agent or any Lender be entitled to exercise any statutory or common law right of set-off in the Investment Accounts in connection with and as against the Indebtedness. The rights of each Lender or Administrative Agent under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or Administrative Agent or their respective Affiliates may have.

Section 12.09 GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS; EXCEPT THAT CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRI PARTY ACCOUNTS) SHALL NOT APPLY TO THIS AGREEMENT OR THE NOTES.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NONEXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR ADMINISTRATIVE AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR

IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and Administrative Agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrowers and their obligations, (g) with the consent of the Borrowers and the Parent Guarantor or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrowers. For the purposes of this Section 12.11, “Information” means all information received from the Borrowers, the Parent Guarantor or any Subsidiary relating to the Borrowers, the Parent Guarantor or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrowers, the Parent Guarantor or a Subsidiary; provided that, in the case of information received from the Borrowers, the Parent Guarantor or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this

Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrowers); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrowers’ obligations hereunder.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE

OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS LEGAL COUNSEL IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to those Lenders, Administrative Agents or their Affiliates which are counterparties to any Swap Agreement with the Borrowers, the Parent Guarantor or any of their Subsidiaries on a pro rata basis in respect of any obligations of the Borrowers, the Parent Guarantor or any of their Subsidiaries which arise under any such Swap Agreement while such Person or its Affiliate is a Lender or Administrative Agent, but only while such Person or its Affiliate is a Lender or Administrative Agent, including any Swap Agreements between such Persons in existence prior to the date hereof. No Lender or Administrative Agent or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Lender to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrowers, the Parent Guarantor and no other Person (including, without limitation, any Subsidiary of the Borrowers, any Subsidiary of the Guarantors, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Issuing Lender or any Lender for any reason whatsoever. There are no third party beneficiaries other than the Parent Guarantor.

Section 12.16 Electronic Communications.

(a) The Borrowers and the Parent Guarantor hereby agree that, unless otherwise requested by the Administrative Agent, each will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder or (v) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”) by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format acceptable to the Administrative Agent, to both lauingpc@wellsfargo.com and david.mcevoy@wellsfargo.com (or such other e-mail address designated by the Administrative Agent from time to time).

(b) Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders and the Issuing Lender by posting the Communications on IntraLinks or another relevant website, if any, to which each Lender, the Issuing Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”). Nothing in this Section 12.16 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders and the Issuing Lender in any other manner specified in the Loan Documents.

(c) The Borrowers hereby acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers hereby agree that (i) Communications that are to be made available on the Platform to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agents, the Issuing Lender and the Lenders to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender,” and (iv) the Administrative Agents shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

(d) Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e) Each party hereto agrees that any electronic communication referred to in this Section 12.16 shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Administrative Agent) as “sent” in the e-mail system of the sending party or, in the case of any such communication to the Administrative Agent, upon the posting of a record of such communication as “received” in the e-mail system of the Administrative Agent; provided that if such communication is not so received by the Administrative Agent during the normal business hours of the Administrative

Agent, such communication shall be deemed delivered at the opening of business on the next Business Day for the Administrative Agent.

(f) Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Communications and the Platform are provided “as is” and “as available,” (iii) none of the Administrative Agents, their affiliates nor any of their respective officers, directors, employees, Administrative Agents, advisors or representatives (collectively, the “Administrative Agent Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Administrative Agent Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Administrative Agent Party in connection with any Communications or the Platform.

Section 12.17 USA Patriot Act Notice. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWERS:

HORNBECK OFFSHORE SERVICES, LLC

By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

HORNBECK OFFSHORE TRANSPORTATION, LLC

By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

Signature Page – Credit Agreement

PARENT GUARANTOR:	HORNBECK OFFSHORE SERVICES, INC.

	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

Signature Page – Credit Agreement

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, N.A.

	By:	/s/ Philip C. Lauinger III
	Name:	Philip C. Lauinger III
	Title:	Vice President

Signature Page – Credit Agreement

SYNDICATION AGENT:	COMERICA BANK

	By:	/s/ Gary Gulberson
	Name:	Gary Gulberson
	Title:	Vice President, Texas Division

Signature Page – Credit Agreement

LENDERS:	WELLS FARGO BANK, N.A.

	By:	/s/ Philip C. Lauinger III
	Name:	Philip C. Lauinger III
	Title:	Vice President

Signature Page – Credit Agreement

COMERICA BANK

By:	/s/ Gary Culbertson
Name:	Gary Culbertson
Title:	Vice President, Texas Division

Signature Page Credit Agreement

AMEGY BANK N.A.

By:	/s/ Ross Bartley
Name:	Ross Bartley
Title:	Vice President

Signature Page Credit Agreement

DnB NOR Bank ASA

By:	/s/ Barbara Gronouist
Name:	Barbara Gronouist
Title:	Senior Vice President

By:	/s/ Kevin O’Hara
Name:	Kevin O’Hara
Title:	Vice President

Signature Page Credit Agreement

FORTIS CAPITAL CORP.

By:	/s/ Svein Engh
Name:	Svein Engh
Title:	Managing Director

By:	/s/ Joseph Maxwell
Name:	Joseph Maxwell
Title:	Senior Vice President

Signature Page Credit Agreement

[LENDER]

JPMorgan Chase Bank, N.A.

By:	/s/ Kathy S. Seelman
Name:	Kathy S. Seelman
Title:	Vice President

Signature Page Credit Agreement

Capital One, N.A.

By:	/s/ D. Mark Preston
Name:	D. Mark Preston
Title:	Vice President

Signature Page Credit Agreement

ANNEX I

COMMITMENTS

Lender	Amount of Commitment	% of Total Commitments
Wells Fargo Bank	$19,000,000	19.0
Comerica Bank	$19,000,000	19.0
Amegy Bank N.A.	$14,000,000	14.0
DnB NOR Bank ASA	$14,000,000	14.0
Fortis Capital Corp.	$14,000,000	14.0
JPMorgan Chase Bank, N.A.	$10,000,000	10.0
Capital One, N.A.	$10,000,000	10.0

EXHIBIT A-1

FORM OF NOTE

$[ ]	September , 2006

FOR VALUE RECEIVED, Hornbeck Offshore Services, LLC, and Hornbeck Offshore Transportation, LLC, each a Delaware limited liability company (the “Borrowers” and individually, a “Borrower”) hereby jointly and severally promise to pay to the order of [            ] (the “Lender”), at the principal office of Wells Fargo Bank, N.A. (the “Administrative Agent”), at [                                         ], the principal sum of [            ] Dollars ($[            ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrowers under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrowers’ rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This promissory note is one of the Notes referred to in the Credit Agreement dated as of September     , 2006 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrowers, Hornbeck Offshore Services, Inc., a Delaware corporation, the Administrative Agent, Comerica Bank, as syndication agent, and the lenders signatory thereto (including the Lender) which are or become parties thereto. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

This Note and the Loans represented hereby may not be transferred except in compliance with the terms of the Credit Agreement. Transfers of this Note and the Loans represented hereby shall be recorded in the Register maintained by the Administrative Agent pursuant to the terms of the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

Exhibit A-1

IN WITNESS WHEREOF, each Borrower has caused this Note to be duly executed as of the date first written above.

HORNBECK OFFSHORE SERVICES, LLC

By:
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

HORNBECK OFFSHORE TRANSPORATION, LLC

By:
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

Exhibit A-1

EXHIBIT A-2

FORM OF SWING LINE NOTE

$	,

FOR VALUE RECEIVED, Hornbeck Offshore Services, LLC, and Hornbeck Offshore Transportation, LLC, each a Delaware limited liability company (the “Borrowers” and individually, a “Borrower”), hereby jointly and severally promises to pay to the order of                      (“Swing Line Lender”), at the principal office of Wells Fargo Bank, N.A. (the “Administrative Agent”), at [                        ], the principal sum of                                               No/100 Dollars ($                    ) (or such lessor amount as shall equal the aggregate unpaid principal amount of the Swing Line Loans made by the Swing Line Lender to the Borrowers under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, and to pay interest on the unpaid principal amount of each such Swing Line Loan, at such office, in like money and funds, for the period commencing on the date of such Swing Line Loan until such Swing Line Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The Swing Line Lender shall record payments of principal made under this Swing Line Note, but no failure of the Swing Line Lender to make such recordings shall affect the Borrower’s rights or obligations or affect the validity of such transfer by any Swing Line Lender of this Swing Line Note.

This Swing Line Note is the Swing Line Note referred to in the Credit Agreement dated as of September    , 2006 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrowers, Hornbeck Offshore Services, Inc., a Delaware corporation, the Administrative Agent, Comerica Bank, as syndication agent, and the lenders signatory thereto (including the Swing Line Lender) which are or become parties thereto. Capitalized terms used in this Swing Line Note that are defined in the Credit Agreement and not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement (a) provides for the making of the Swing Line Loans by the Swing Line Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Swing Line Sublimit, and (b) contains provisions for the refinancing of this Swing Line Note and for prepayments of Swing Line Loans upon the terms and conditions specified in the Credit Agreement and other provisions relevant to this Swing Line Note.

This Swing Line Note and the Swing Line Loans represented hereby may not be transferred except in compliance with the terms of the Credit Agreement. Transfers of this Swing Line Note and the Swing Line Loans represented hereby shall be recorded in

Exhibit A-2

the Register maintained by the Administrative Agent pursuant to the terms of the Credit Agreement.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

[ ]

By:
James O. Harp, Jr
Executive Vice President and
Chief Financial Officer

Exhibit A-2

EXHIBIT B-1

FORM OF SWING LINE NOTICE

[                    ], 20[    ]

Hornbeck Offshore Services, LLC, and Hornbeck Offshore Transportation, LLC, each a Delaware limited liability company (the “Borrowers” and individually, a “Borrower”), pursuant to Section 2.09(b) of the Credit Agreement dated as of September                     , 2006 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrowers, Hornbeck Offshore Services, Inc., a Delaware corporation, Wells Fargo Bank, N.A., as administrative agent for the lenders, and as issuing lender and as swing line lender, Comerica Bank, as syndication agent, and the lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i) aggregate amount of the requested Borrowing is $[                    ];

(ii) date of such Borrowing is [                    ], 20[    ];

(iii) requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [                    ]; and

(v) location and number of the Borrower’s account to which funds are to be disbursed is as follows:

[ ]
[ ]
[ ]
[ ]
[ ]

Exhibit B-1

The undersigned certifies that he is the Executive Vice President and Chief Financial Officer of                                               (the “Company”), and that as such he is authorized to execute this certificate on behalf of the Company. The undersigned further certifies, represents and warrants on behalf of the Company that the Company is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

[ , LLC]

By:
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

Exhibit B-1

EXHIBIT B-2

FORM OF BORROWING REQUEST

[                    ], 20[    ]

Hornbeck Offshore Services, LLC, and Hornbeck Offshore Transportation, LLC, each a Delaware limited liability company (the “Borrowers” and individually, a “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of September                     , 2006 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrowers, Hornbeck Offshore Services, Inc., a Delaware corporation, Wells Fargo Bank, N.A., as administrative agent for the lenders, and as issuing lender and as swing line lender, Comerica Bank, as syndication agent, and the lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i) aggregate amount of the requested Borrowing is $[                    ];

(ii) date of such Borrowing is [                    ], 20[    ];

(iii) requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [                    ]; and

(v) location and number of the Borrower’s account to which funds are to be disbursed is as follows:

[ ]
[ ]
[ ]
[ ]
[ ]

Exhibit B-2

The undersigned certifies that he is the Executive Vice President and Chief Financial Officer of Hornbeck Offshore Services, LLC, and that as such he is authorized to execute this certificate on behalf of Hornbeck Offshore Services, LLC. The undersigned further certifies, represents and warrants on behalf of Hornbeck Offshore Services, LLC that Hornbeck Offshore Services, LLC is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

HORNBECK OFFSHORE SERVICES, LLC

By:
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

The undersigned certifies that he is the Executive Vice President and Chief Financial Officer of Hornbeck Offshore Transportation, LLC, and that as such he is authorized to execute this certificate on behalf of Hornbeck Offshore Transportation, LLC. The undersigned further certifies, represents and warrants on behalf of Hornbeck Offshore Transportation, LLC that Hornbeck Offshore Transportation, LLC is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

HORNBECK OFFSHORE TRANSPORATION, LLC

By:
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

Exhibit B-2

EXHIBIT B-3

FORM OF NOTICE OF PREPAYMENT

[Date]

Wells Fargo Bank, National Association

1740 Broadway, MAC C7300-034

Denver, CO 80209

Attn: Dave McEvoy

Telephone: (303) 863-5938

Facsimile: (303) 863-5533

Ladies and Gentlemen:

The undersigned, Hornbeck Offshore Services, LLC, and Hornbeck Offshore Transportation, LLC, each a Delaware limited liability company (the “Borrowers” and individually, a “Borrower”), pursuant to Section 3.04 of the Credit Agreement dated as of September     , 2006 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrowers, Hornbeck Offshore Services, Inc., a Delaware corporation, Wells Fargo Bank, N.A., as administrative agent for the lenders (in such capacity, the “Administrative Agent”), and as issuing lender and as swing line lender, Comerica Bank, as syndication agent, and the lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), certifies that it is authorized to execute and deliver this Notice of Payment on behalf of the Borrowers under and pursuant to the Credit Agreement.

The Borrowers’ representative, on behalf of the Borrowers, hereby gives you irrevocable notice pursuant to the Credit Agreement of the following (check the box next to which would apply for this Notice of Payment):

☐ MANDATORY PREPAYMENT

AS A RESULT OF REDUCTION OF COMMITMENTS

On                     , 20         (“Reduction Date”), pursuant to the terms of Section 2.06(b) of the Credit Agreement, the Commitments were permanently reduced in an amount equal to $[                    ]. As a result of such reduction in the Commitments on the Reduction Date, the total Credit Exposure, exceeds the aggregate Commitments, as so reduced, by $                     (“Payment Amount”).

As required under Section 3.04(c)(v) of the Credit Agreement, the Borrowers hereby give notice to the Administrative Agent that on                     , 20        , (“Payment Date”) which is the same day as the Reduction Date, the Borrowers will deliver to the Administrative Agent the Payment Amount to be applied in accordance with Section 3.04 (c)(iii) and (iv) of the Credit Agreement.

Exhibit B-3

☐ MANDATORY PREPAYMENT AS A RESULT OF

REDUCTION OF COMMITMENTS –COLLATERAL VALUE

On                     , 20         (“Reduction Date”), pursuant to the terms of Section 2.06(c) of the Credit Agreement, the Commitments were permanently reduced in an amount equal to [$                    ]. As a result of such reduction in the Commitments, the total Credit Exposure, exceeds the aggregate Commitments, as so reduced, by $                     (“Payment Amount”).

As required under Section 3.04(c)(v) of the Credit Agreement, the Borrowers hereby give notice to the Administrative Agent that on the Reduction Date, the Borrowers will deliver to the Administrative Agent the Payment Amount to be applied in accordance with Section 3.04 (c)(iii) and (iv) of the Credit Agreement.

☐ MANDATORY PREPAYMENT

AS A RESULT OF CASUALTY EVENT

On                     , 20         (“Payment Date”), pursuant to the terms of Section 3.04(c)(ii) of the Credit Agreement, a mandatory prepayment is required as a result of the failure to provide substitute Vessel Collateral to replace Vessel Collateral involved in a Casualty Event in an amount equal to $                     (“Payment Amount”).

As required under Section 3.04(c)(v) of the Credit Agreement, the Borrowers hereby give notice to the Administrative Agent that on the Payment Date, the Borrowers will deliver to the Administrative Agent the Payment Amount to be applied in accordance with Section 3.04 (c)(iii) and (iv) of the Credit Agreement.

☐ OPTIONAL PREPAYMENT – Eurodollar Borrowing

The Borrowers’ representative, on behalf of the Borrowers, hereby gives the Administrative Agent at least three Business Days’ irrevocable notice that, on                     , 20         (“Payment Date”), the Borrowers will make a prepayment of Eurodollar Borrowing with an Interest Period ending on                      in an amount equal to $                    .*

☐ OPTIONAL PREPAYMENT – Alternative Base Rate Advances

The Borrowers’ representative, on behalf of the Borrowers, hereby gives the Administrative Agent at least one Business Day’s irrevocable notice that, on                     , 20         (“Payment Date”), the Borrowers will make a prepayment of Alternative Base Rate advances in an amount equal to $                    .**

[* Must be at least $1,000,000.00 and in multiple integrals of $5,000.00 in excess thereof (or such lesser amount or integral to repay a Borrowing in full).]

[** Must be at least $300,000.00 and in multiple integrals of $100,000.00 in excess thereof (or such lesser amount or integral to repay a Borrowing in full).]

Exhibit B-3

Very truly yours,

HORNBECK OFFSHORE SERVICES, LLC, a Delaware limited liability company

By:
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

HORNBECK OFFSHORE TRANSPORTATION, LLC, a Delaware limited liability company

By:
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

Exhibit B-3

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[                    ], 20[        ]

Hornbeck Offshore Services, LLC, and Hornbeck Offshore Transportation, LLC, each a Delaware limited liability company (the “Borrowers” and individually, a “Borrower”), pursuant to Section 2.04(b) of the Credit Agreement dated as of September             , 2006 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrowers, Hornbeck Offshore Services, Inc., a Delaware corporation (the “Parent Guarantor”), Wells Fargo Bank, N.A., as administrative agent for the lenders, as an issuing lender and as swing line lender, Comerica Bank, as syndication agent, and the lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i) the Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [            ];

(ii) the effective date of the election made pursuant to this Interest Election Request is [            ], 20[        ];[and]

(iii) the resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

(iv) [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [                    ].

Exhibit C

The undersigned certifies that he is the Executive Vice President and Chief Financial Officer of Hornbeck Offshore Services, LLC, and that as such he is authorized to execute this certificate on behalf of Hornbeck Offshore Services, LLC. The undersigned further certifies, represents and warrants on behalf of Hornbeck Offshore Services, LLC that Hornbeck Offshore Services, LLC is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

HORNBECK OFFSHORE SERVICES, LLC

By:
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

The undersigned certifies that he is the Executive Vice President and Chief Financial Officer of Hornbeck Offshore Transportation, LLC, and that as such he is authorized to execute this certificate on behalf of Hornbeck Offshore Transportation, LLC. The undersigned further certifies, represents and warrants on behalf of Hornbeck Offshore Transportation, LLC that Hornbeck Offshore Transportation, LLC is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

HORNBECK OFFSHORE TRANSPORTATION, LLC

By:
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

Exhibit C

EXHIBIT D

FORM OF CLOSING CERTIFICATE

The undersigned hereby certifies that he is the Executive Vice President and Chief Financial Officer of Hornbeck Offshore Services, LLC, and Hornbeck Offshore Transportation, LLC, each a Delaware limited liability company (the “Borrowers” and individually, a “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower pursuant to Sections 6.01(d), (k) and (m) of the Credit Agreement dated as of September             , 2006 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Hornbeck Offshore Services, Inc., a Delaware corporation, Wells Fargo Bank, N.A., as administrative agent for the lenders, as an issuing lender and as swing line lender, Comerica Bank, as syndication agent, and the lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), the undersigned represents and warrants as follows:

(a) The representations and warranties of the Borrowers contained in Article VII of the Credit Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrowers or any Guarantor pursuant to the Credit Agreement and the other Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders have expressly consented in writing to the contrary.

(b) Since December 31, 2005, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) There exists no Default or Event of Default.

(d) Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 as of the end of the fiscal quarter ending June 31, 2006.

(e) There are no consents and approvals required by Section 7.03(a) of the Credit Agreement.

(f) Each Borrower and Guarantor, after giving effect to those aspects of the Transactions applicable at the Effective Date, are solvent as set forth in Section 7.21 of the Credit Agreement.

Exhibit D

EXECUTED AND DELIVERED this              day of September.

HORNBECK OFFSHORE SERVICES, LLC

By:
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

HORNBECK OFFSHORE TRANSPORTATION, LLC

By:
James O. Harp, Jr.
Executive Vice President and
Chief Financial Officer

Exhibit D

EXHIBIT F-1

FORM OF GUARANTY AND COLLATERAL AGREEMENT

This GUARANTY AND COLLATERAL AGREEMENT is dated as of September __, 2006 made by Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC, each a limited liability company duly formed and existing under the laws of the State of Delaware (collectively, the “Borrowers” and individually, a “Borrower”), and each of the signatories hereto (the Borrowers and each of the signatories hereto, together with any other Guarantor Subsidiary that becomes a party hereto from time to time after the date hereof, the “Obligors”), in favor of Wells Fargo Bank, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement dated of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Parent Guarantor, the Lenders, the Administrative Agent, and the other Agents party thereto.

RECITALS

A. The Borrowers have requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrowers.

B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of the Credit Agreement.

C. It is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Obligors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders.

NOW, THEREFORE, in consideration of the premises herein and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Obligor hereby agrees with the Administrative Agent, for the ratable benefit of the Lenders, as follows:

ARTICLE I

Definitions

Section 1.01 Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement, and terms not otherwise defined herein but that are defined in the UCC on the date hereof shall have the meanings given them in the UCC when used herein in such context.

Exhibit F-1 - 1

Wells Fargo, et al.	September , 2006

(b) The following terms have the following meanings:

“Agreement” means this Guaranty and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means Title 11, United States Code, as amended from time to time.

“Borrower Obligations” means the collective reference to the payment and performance when due of all indebtedness, liabilities, obligations and undertakings of each Borrower, the Parent Guarantor and the Guarantor Subsidiaries (including, without limitation, all Indebtedness) to the Guaranteed Creditors arising out of or outstanding or owing under, advanced or issued pursuant to, or evidenced by, the Guaranteed Documents, including, without limitation, the unpaid principal of and interest on the Loans and the LC Exposure and all other obligations and liabilities of each Borrower, the Parent Guarantor and the Guarantor Subsidiaries (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and LC Exposure and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, arising out of or outstanding under, advanced or issued pursuant to, or evidenced by, the Guaranteed Documents, whether on account of principal, interest, reimbursement obligations, payments in respect of an early termination date, fees, indemnities, costs, expenses or otherwise (including, without limitation, all costs, fees and disbursements of counsel to the Guaranteed Creditors that are required to be paid by the Obligors pursuant to the terms of any Guaranteed Document).

“Collateral” has the meaning assigned such term in Section 3.01.

“Guaranteed Creditors” means the collective reference to the Administrative Agent, the Lenders and the Lenders and Affiliates of Lenders that are parties to Guaranteed Swap Agreements.

“Guaranteed Documents” means the collective reference to the Credit Agreement, the other Security Instruments, each Guaranteed Swap Agreement and any other document made, delivered or given in connection with any of the foregoing.

“Guaranteed Swap Agreement” means any Swap Agreement between the Parent Guarantor, a Borrower or any Subsidiary and any Lender or any Affiliate of any Lender while such Person (or, in the case of an Affiliate of a Lender, the Person affiliated therewith) is a Lender, including any Swap Agreement between such Persons in existence prior to the date hereof. For the avoidance of doubt, a Swap Agreement ceases to be a Guaranteed Swap Agreement if the Person that is the counterparty to the Parent Guarantor, a Borrower or a Subsidiary under a Swap Agreement ceases to be a Lender under the Credit Agreement (or, in the case of an Affiliate of a Lender, the Person affiliated therewith ceases to be a Lender under the Credit Agreement).

“Guarantor Obligations” means with respect to any Guarantor, the collective reference to (a) the Borrower Obligations and (b) the payment and performance when due of all indebtedness, liabilities, obligations and undertakings of such Guarantor of every kind or description, whether

Exhibit F-1 - 2

Wells Fargo, et al.	September , 2006

direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, arising out of or outstanding under, advanced or issued pursuant, or evidenced by, any Guaranteed Document to which such Guarantor is a party, in each case, whether on account of principal, interest, guarantee obligations, reimbursement obligations, payments in respect of an early termination date, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Guaranteed Creditor under any Guaranteed Document).

“Guarantors” means the collective reference to each Obligor other than the Borrowers.

“Obligations” means: (a) in the case of the Borrowers, the Borrower Obligations and (b) in the case of each Guarantor, its Guarantor Obligations.

“Obligors” has the meaning assigned to such term in the preamble.

“Obligor Claims” has the meaning assigned to such term in Section 8.01.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(64) of the UCC.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of Texas; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s and the Guaranteed Creditors’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Texas, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, the effect thereof or priority and for purposes of definitions related to such provisions.

Section 1.02 Other Definitional Provisions. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Borrower or the Parent Guarantor, refer to such Borrower’s or the Parent Guarantor’s Collateral or the relevant part thereof.

Section 1.03 Rules of Interpretation. Section 1.04 and Section 1.05 of the Credit Agreement are hereby incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

ARTICLE II

Guarantee

Section 2.01 Guarantee.

(a) Each of the Guarantors hereby jointly and severally, unconditionally and irrevocably, guarantees to the Guaranteed Creditors and each of their respective successors, indorsees, transferees and assigns, the prompt and complete payment in cash and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the

Exhibit F-1 - 3

Wells Fargo, et al.	September , 2006

Borrower Obligations. This is a guarantee of payment and not collection and the liability of each Guarantor is primary and not secondary.

(b) Anything herein or in any other Guaranteed Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Guaranteed Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.02).

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this ARTICLE II or affecting the rights and remedies of any Guaranteed Creditor hereunder.

(d) Each Guarantor agrees that if the maturity of the Borrower Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to such Guarantor. The guarantee contained in this ARTICLE II shall remain in full force and effect until all the Borrower Obligations shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding and all of the Commitments are terminated, notwithstanding that from time to time during the term of the Credit Agreement, no Borrower Obligations may be outstanding.

(e) No payment made by any Obligor, any other guarantor or any other Person or received or collected by any Guaranteed Creditor from any Obligor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full in cash, no Letter of Credit shall be outstanding and all of the Commitments and the Guaranteed Swap Agreements are terminated.

Section 2.02 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.03. As among the Guarantors only, each Guarantor’s proportionate share and payment obligation will be outlined in a contribution agreement (the “Contribution Agreement”) by and among the Guarantors. The provisions of this Section 2.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Guaranteed Creditors, and each Guarantor shall remain liable to the Guaranteed Creditors for the full amount guaranteed by such Guarantor hereunder.

Exhibit F-1 - 4

Wells Fargo, et al.	September , 2006

Section 2.03 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Guaranteed Creditor, no Guarantor shall be entitled to be subrogated to any of the rights of any Guaranteed Creditor against either Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by any Guaranteed Creditor for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from either Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Guaranteed Creditors on account of the Borrower Obligations are irrevocably paid in full in cash, no Letter of Credit shall be outstanding and all of the Commitments and the Guaranteed Swap Agreements are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been irrevocably paid in full in cash, any Letter of Credit shall be outstanding or any of the Commitments are in effect, such amount shall be held by such Guarantor in trust for the Guaranteed Creditors, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in accordance with Section 10.02(c) of the Credit Agreement.

Section 2.04 Amendments, Etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder, and such Guarantor’s obligations hereunder shall not be released, discharged or otherwise affected, notwithstanding that, without any reservation of rights against any Guarantor and without notice to, demand upon or further assent by any Guarantor (which notice, demand and assent requirements are hereby expressly waived by such Guarantor), (a) any demand for payment of any of the Borrower Obligations made by any Guaranteed Creditor may be rescinded by such Guaranteed Creditor or otherwise and any of the Borrower Obligations continued; (b) the Borrower Obligations, the liability of any other Person upon or for any part thereof or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, any Guaranteed Creditor; (c) any Guaranteed Document may be amended, modified, supplemented or terminated, in whole or in part, as the Guaranteed Creditors may deem advisable from time to time, subject to Section 12.02(b) of the Credit Agreement; (d) any collateral security, guarantee or right of offset at any time held by any Guaranteed Creditor for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released; (e) any additional guarantors, makers or endorsers of the Borrower Obligations may from time to time be obligated on the Borrower Obligations or any additional security or collateral for the payment and performance of the Borrower’s Obligations may from time to time secure the Borrower Obligations; (f) any change in applicable law, rule or regulation or any event affecting any term of the Borrower Obligations; and (g) any other event shall occur which constitutes a defense or release of sureties generally. No Guaranteed Creditor shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this ARTICLE II or any Property subject thereto.

Exhibit F-1 - 5

Wells Fargo, et al.	September , 2006

Section 2.05 Waivers. Each Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Guaranteed Creditor upon the guarantee contained in this ARTICLE II or acceptance of the guarantee contained in this ARTICLE II; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this ARTICLE II and no notice of creation of the Borrower Obligations or any extension of credit already or hereafter contracted by or extended to either Borrower need be given to any Guarantor; and all dealings between either Borrower and any of the Guarantors, on the one hand, and the Guaranteed Creditors, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this ARTICLE II. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations.

Section 2.06 Guaranty Absolute and Unconditional.

(a) Each Guarantor understands and agrees that the guarantee contained in this ARTICLE II is, and shall be construed as, a continuing, completed, absolute and unconditional guarantee of payment, and each Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations hereunder shall not be discharged or otherwise affected as a result of, any of the following:

(i) the invalidity or unenforceability of any Guaranteed Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Guaranteed Creditor;

(ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by either Borrower or any other Person against any Guaranteed Creditor;

(iii) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of a Borrower or any other Guarantor or any other Person at any time liable for the payment of all or part of the Obligations, including any discharge of, or bar or stay against collecting, any Obligation (or any part of them or interest therein) in or as a result of such proceeding;

(iv) any sale, lease or transfer of any or all of the assets of a Borrower or any other Guarantor, or any changes in the shareholders of a Borrower or a Guarantor;

(v) any change in the corporate existence (including its constitution, laws, rules, regulations or power), structure or ownership of any Obligor;

(vi) the fact that any Collateral or Lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by each of the Guarantors that it is not entering into this Agreement in

Exhibit F-1 - 6

Wells Fargo, et al.	September , 2006

reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral for the Obligations;

(vii) the absence of any attempt to collect the Obligations or any part of them from any Obligor;

(viii) (A) any Guaranteed Creditor’s election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code; (B) any borrowing or grant of a Lien by a Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code; (C) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of any Guaranteed Creditor’s claim (or claims) for repayment of the Obligations; (D) any use of cash collateral under Section 363 of the Bankruptcy Code; (E) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding; (F) the avoidance of any Lien in favor of the Guaranteed Creditors or any of them for any reason; or (G) failure by any Guaranteed Creditor to file or enforce a claim against a Borrower or its estate in any bankruptcy or insolvency case or proceeding; or

(ix) any other circumstance or act whatsoever, including any action or omission of the type described in Section 2.04 (with or without notice to or knowledge of the Borrowers or such Guarantor), which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Borrower Obligations, or of such Guarantor under the guarantee contained in this ARTICLE II, in bankruptcy or in any other instance.

(b) When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Guaranteed Creditor may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against a Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Guaranteed Creditor to make any such demand, to pursue such other rights or remedies or to collect any payments from a Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of a Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Guaranteed Creditor against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 2.07 Reinstatement. The guarantee contained in this ARTICLE II shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Guaranteed Creditor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, a Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payments had not been made.

Exhibit F-1 - 7

Wells Fargo, et al.	September , 2006

Section 2.08 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, without set-off, deduction or counterclaim in dollars, in immediately available funds, at the offices of the Administrative Agent specified in Section 12.01 of the Credit Agreement.

ARTICLE III

Grant of Security Interest

Section 3.01 Vessel Collateral. Each Borrower hereby pledges, assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, a security interest in all of the following Property now owned or at any time hereafter acquired by such Borrower or in which such Borrower now has or at any time in the future may acquire any right, title or interest to the extent that the following arises from or is used in connection with or is necessary for the operation of the Vessels listed on Schedule 2 and any other Vessel that is now or hereafter collateral for any of the Borrower Obligations (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Borrower Obligations:

(1) all Accounts;

(2) all Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper);

(3) all Commercial Tort Claims;

(4) all Documents;

(5) all General Intangibles (including, without limitation, rights in and under any Swap Agreements);

(6) all Goods (including, without limitation, all Inventory and all Equipment, but excluding all Fixtures);

(7) all Instruments;

(8) all Investment Property;

(9) all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing);

(10) all Supporting Obligations;

(11) all books and records pertaining to the Collateral; and

Exhibit F-1 - 8

Wells Fargo, et al.	September , 2006

(12) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding anything in the Loan Documents to the contrary, the Collateral shall not include (i) any charters or other customer contracts (“Excluded Contracts”) to which a Borrower is a party which contain enforceable restrictions on the assignment or transfer of such Borrower’s rights thereunder (unless the term resulting in such unenforceability, breach, termination or default would be ineffective or unenforceable under Section 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principles of equity), then the liens and security agreements granted under this Agreement shall be limited only to the extent necessary to comply with such enforceable restrictions (with such limitation automatically ceasing upon removal of, or receipt of any consent with respect to, such restrictions), and will in any event attach to the amounts payable to such Borrower under any such agreement, including any proceeds of such agreement, or (ii) any Inventory or Equipment (including spare parts) not installed for use aboard a Vessel (including equipment aboard any of the Vessels which is not owned by such Borrower), whether now owned or hereafter acquired, whether on board or not, to the extent that such items may be used in connection with one or more of the vessels of either Borrower or any Subsidiary of the Parent Guarantor that are not subject to liens in favor of the Administrative Agent.

Section 3.02 Deposit Accounts. Each of the Borrowers and the Parent Guarantor hereby grants to the Administrative Agent a security interest in all of the Deposit Accounts other than payroll, withholding tax and other fiduciary Deposit Accounts.

ARTICLE IV

Representations and Warranties

To induce the Guaranteed Creditors to enter into the Guaranteed Documents and to induce the Lenders to make loans to the Borrowers thereunder and to induce the Lenders (and their Affiliates) to enter into Swap Agreements with the Parent Guarantor, either Borrower and any Subsidiary, each Obligor hereby represents and warrants to the Administrative Agent and each Lender that:

Section 4.01 Representations in Credit Agreement. In the case of each Guarantor (other than the Parent Guarantor), the representations and warranties set forth in Article VII of the Credit Agreement as they relate to such Guarantor or to the Guaranteed Documents to which such Guarantor is a party are true and correct, provided that each reference in each such representation and warranty to the Parent Guarantor’s and each Borrower’s knowledge shall, for the purposes of this Section 4.01, be deemed to be a reference to such Guarantor’s knowledge.

Section 4.02 Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Guaranteed Creditors pursuant to this Agreement, such Obligor is the record and beneficial owner of its respective items of the Collateral. Except for Permitted Liens (as defined below) and liens expressly permitted to exist under Section 1.08 of the Fleet Mortgages securing all or any part of the Borrower Obligations,

Exhibit F-1 - 9

Wells Fargo, et al.	September , 2006

the Collateral is free and clear of any and all Liens and has the power to transfer each item of the Collateral in which a Lien is granted by it hereunder, free and clear of any Lien. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, pursuant to this Agreement or the Security Instruments.

Section 4.03 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon the completion of the filings and the other actions specified on Schedule 3 will constitute valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Guaranteed Creditors, as collateral security for each Borrower’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Borrower and any Persons purporting to purchase any Collateral from such Borrower and (b) are prior to all other Liens on the Collateral in existence on the date hereof, subject only to Excepted Liens identified in clauses (a) to (c) of Section 9.03 of the Credit Agreement (the “Permitted Liens”) on such Collateral.

Section 4.04 Borrower and Parent Guarantor Information. On the date hereof, the correct legal name of each Borrower and the Parent Guarantor, all names and trade names that such Borrower or the Parent Guarantor has used in the last five years, such Borrower’s and the Parent Guarantor’s jurisdiction of organization and each jurisdiction of organization of such Borrower and the Parent Guarantor over the last five years, organizational number, taxpayer identification number, and the location(s) of such Borrower’s and the Parent Guarantor’s chief executive office or sole place of business over the last five years are specified on Schedule 4.

Section 4.05 Benefit to the Guarantor. The Borrowers are members of an affiliated group of companies that includes each Guarantor and the Borrowers and the other Guarantors are engaged in related businesses. Each Guarantor is an Affiliate of the Borrowers and its guaranty and surety obligations pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, it; and it has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Borrowers.

Section 4.06 Solvency. Each Obligor (a) is not insolvent as of the date hereof and will not be rendered insolvent as a result of this Agreement (after giving effect to Section 2.02 and the Contribution Agreement), (b) is not engaged in a business or a transaction, or about to engage in a business or a transaction, for which any Property remaining with it constitutes unreasonably small capital, and (c) does not intend to incur, or believe it will incur, Debt that will be beyond its ability to pay as such Debt matures.

ARTICLE V

Covenants

Each Obligor covenants and agrees with the Administrative Agent and the Lenders that, from and after the Effective Date until the Borrower Obligations shall have been

Exhibit F-1 - 10

Wells Fargo, et al.	September , 2006

paid in full in cash, no Letter of Credit shall be outstanding and all of the Commitments shall have terminated:

Section 5.01 Covenants in Credit Agreement. In the case of each Guarantor (other than the Parent Guarantor), such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

Section 5.02 Maintenance of Perfected Security Interest; Further Documentation. In the case of each Borrower, such Borrower agrees that:

(a) it shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.03 and shall defend such security interest against the claims and demands of all Persons whomsoever and shall execute deposit control agreements with respect to those Deposit Accounts that are primary domestic deposit, collection and disbursement banking accounts with a Lender that are pledged pursuant to Section 3.02.

(b) it will furnish to the Administrative Agent and the Lenders from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

(c) at any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Borrower, it will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably deem necessary for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

Section 5.03 Changes in Locations, Name, Etc. Each Borrower recognizes that financing statements pertaining to the Collateral have been or may be filed where such Borrower maintains any Collateral or is organized. Without limitation of Section 8.12 of the Credit Agreement or any other covenant herein, such Borrower will not cause or permit any change in its (a) corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its Properties, (b) the location of its chief executive office or principal place of business, (c) its identity or limited liability company structure or in the jurisdiction in which it is formed, (d) its jurisdiction of organization or its organizational identification number in such jurisdiction of organization or (e) its federal taxpayer identification number, unless, in each case, such Borrower shall have first (i) notified the Administrative Agent of such change at least thirty (30) days prior to the effective date of such change, and (ii) taken all action reasonably requested by the Administrative Agent for the purpose of maintaining the perfection and priority of the Administrative Agent’s security interests under this Agreement. In any notice furnished pursuant to this Section 5.03, such Borrower will expressly state in a

Exhibit F-1 - 11

Wells Fargo, et al.	September , 2006

conspicuous manner that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection of the Administrative Agent’s security interest in the Collateral. At the request of the Administrative Agent, on or prior to the occurrence of such event, the Borrowers will provide to the Administrative Agent and the Lenders an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that such event will not impair the validity of the security interests hereunder, the perfection thereof, the enforceability of the Guaranteed Documents, and such other matters as may be reasonably requested by the Administrative Agent.

ARTICLE VI

Remedial Provisions

Section 6.01 Code and Other Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Guaranteed Creditors, (i) may exercise, in addition to all other rights and remedies granted to them in this Agreement, the other Guaranteed Documents and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other applicable law or otherwise available at law or equity and (ii) without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, notice of intent to accelerate, notice of acceleration advertisement or notice of any kind (except any notice required by law referred to below, which cannot be waived by law) to or upon any Obligor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Guaranteed Creditor or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Any Guaranteed Creditor shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Obligor, which right or equity is hereby waived and released. If an Event of Default shall occur and be continuing, each Obligor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Obligor’s premises or elsewhere. Any such sale or transfer by the Administrative Agent either to itself or to any other Person shall be absolutely free from any claim of right by Obligor, including any equity or right of redemption, stay or appraisal which Obligor has or may have under any rule of law, regulation or statute now existing or hereafter adopted (and such Obligor hereby waives any rights it may have in respect thereof). Upon any such sale or transfer, the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this

Exhibit F-1 - 12

Wells Fargo, et al.	September , 2006

Section 6.01, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Guaranteed Creditors hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in accordance with Section 10.02(c) of the Credit Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9.615 of the UCC, need the Administrative Agent account for the surplus, if any, to any Obligor. To the extent permitted by applicable law, each Obligor waives all claims, damages and demands it may acquire against the Administrative Agent or any Guaranteed Creditor arising out of the exercise by them of any rights hereunder, except where arising as a result of the Administrative Agent’s or any Guaranteed Creditor’s gross negligence or willful misconduct. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(b) In the event that the Administrative Agent elects not to sell the Collateral, the Administrative Agent retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Obligations. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner.

(c) The Administrative Agent may appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer of the Collateral.

Except when an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Guaranteed Creditor shall contact or communicate with, or attempt to contact or communicate with any customer of any Obligor in connection with the Collateral except with the participation of a Responsible Officer of such Obligor.

Section 6.02 Waiver; Deficiency. To the fullest extent permitted by applicable law, each Obligor waives and agrees not to assert any rights or privileges which it may acquire under the UCC; provided, however, that the Obligors do not waive any rights or privileges to notice or the opportunity to cure otherwise provided under the Loan Documents. Each Obligor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Guaranteed Creditor to collect such deficiency.

Section 6.03 Non-Judicial Enforcement. To the extent permitted by applicable law, the Administrative Agent may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law, each Obligor expressly waives any and all legal rights which might otherwise require the Administrative Agent to enforce its rights by judicial process.

Exhibit F-1 - 13

Wells Fargo, et al.	September , 2006

ARTICLE VII

The Administrative Agent

Section 7.01 Administrative Agent’s Appointment as Attorney-in-Fact, Etc.

(a) Each Obligor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Obligor and in the name of such Obligor or in its own name, for the purposes of carrying out the terms of this Agreement, to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish such purposes, and without limiting the generality of the foregoing, each Obligor hereby gives the Administrative Agent the power and right, on behalf of such Obligor, without notice to or assent by such Obligor, to do any or all of the following:

(i) unless being disputed under Section 8.03 of the Credit Agreement, pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement or any other Loan Document and pay all or any part of the premiums therefor and the costs thereof;

(ii) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) in the name of such Obligor or its own name, or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due with respect to any Collateral and commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (D) defend any suit, action or proceeding brought against such Obligor with respect to any Collateral; (E) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (F) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Obligor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the Guaranteed Creditors’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Obligor might do.

Anything in this Section 7.01(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.01(a) unless an Event of Default shall have occurred and be continuing.

Exhibit F-1 - 14

Wells Fargo, et al.	September , 2006

(b) If any Obligor fails to perform or comply with any of its agreements contained herein within the applicable grace periods, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.01, together with interest thereon at a rate per annum equal to the Default Rate specified in Section 3.02(c) of the Credit Agreement, but in no event to exceed the Highest Lawful Rate, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Obligor, shall be payable by such Obligor to the Administrative Agent on demand.

(d) Each Obligor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue and in compliance hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 7.02 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9.207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar Property for its own account and shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral. Neither the Administrative Agent, any Guaranteed Creditor nor any of their Related Parties shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Obligor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Guaranteed Creditors hereunder are solely to protect the Administrative Agent’s and the Guaranteed Creditors’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Guaranteed Creditor to exercise any such powers. The Administrative Agent and the Guaranteed Creditors shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their Related Parties shall be responsible to any Obligor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. To the fullest extent permitted by applicable law, the Administrative Agent shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Obligations, or to take any steps necessary to preserve any rights against any Obligor or other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Obligor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Administrative Agent or any Guaranteed Creditor to proceed against any Obligor or other Person, exhaust any Collateral or enforce any other

Exhibit F-1 - 15

Wells Fargo, et al.	September , 2006

remedy which the Administrative Agent or any Guaranteed Creditor now has or may hereafter have against any Obligor or other Person.

Section 7.03 Filing of Financing Statements. Pursuant to the UCC and any other applicable law, each Obligor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

Section 7.04 Authority of Administrative Agent. Each Obligor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Guaranteed Creditors, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Obligors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Guaranteed Creditors with full and valid authority so to act or refrain from acting, and no Obligor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE VIII

Subordination of Indebtedness

Section 8.01 Subordination of All Obligor Claims. As used herein, the term “Obligor Claims” shall mean all debts and obligations of the Borrowers or any other Obligor to any other Obligor, whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by. After and during the continuation of an Event of Default, no Obligor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Obligor Claims.

Section 8.02 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving any Obligor, the Administrative Agent on behalf of the Administrative Agent and the Guaranteed Creditors shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Obligor Claims. Each Obligor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Administrative Agent and the Guaranteed Creditors for application against the Borrower Obligations as provided under Section 10.02(c) of the Credit Agreement. Should any Agent or Guaranteed Creditor receive, for application upon the Obligations, any such dividend or

Exhibit F-1 - 16

Wells Fargo, et al.	September , 2006

payment which is otherwise payable to any Obligor, and which, as between such Obligors, shall constitute a credit upon the Obligor Claims, then upon payment in full in cash of the Borrower Obligations, the expiration of all Letters of Credit outstanding under the Credit Agreement and the termination of all of the Guaranteed Swap Agreements and the Commitments, the intended recipient shall become subrogated to the rights of the Administrative Agent and the Guaranteed Creditors to the extent that such payments to the Administrative Agent and the Lenders on the Obligor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent and the Guaranteed Creditors had not received dividends or payments upon the Obligor Claims.

Section 8.03 Payments Held in Trust. In the event that notwithstanding Section 8.01 and Section 8.02, any Obligor should receive any funds, payments, claims or distributions which is prohibited by such Sections, then it agrees: (a) to hold in trust for the Administrative Agent and the Guaranteed Creditors an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Guaranteed Creditors; and each Obligor covenants promptly to pay the same to the Administrative Agent.

Section 8.04 Liens Subordinate. Each Obligor agrees that, until the Borrower Obligations are paid in full in cash, no Letter of Credit shall be outstanding and the termination of all of the Guaranteed Swap Agreements and the Commitments, any Liens securing payment of the Obligor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Obligations, regardless of whether such encumbrances in favor of such Obligor, the Administrative Agent or any Guaranteed Creditor presently exist or are hereafter created or attach. Without the prior written consent of the Administrative Agent, no Obligor, during the period in which any of the Borrower Obligations are outstanding or the Commitments or the Guaranteed Swap Agreements are in effect, shall (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Obligor Claims, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it.

Section 8.05 Notation of Records. Upon the request of the Administrative Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Obligor Claims accepted by or held by any Obligor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.

ARTICLE IX

Miscellaneous

Section 9.01 Waiver. No failure on the part of the Administrative Agent or any Guaranteed Creditor to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, privilege or remedy or any abandonment or discontinuance of steps

Exhibit F-1 - 17

Wells Fargo, et al.	September , 2006

to enforce such right, power, privilege or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, privilege or remedy under this Agreement or any other Loan Document preclude or be construed as a waiver of any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. The remedies provided herein are cumulative and not exclusive of any remedies provided by law or equity.

Section 9.02 Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 12.01 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor (other than the Parent Guarantor) shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

Section 9.03 Payment of Expenses, Indemnities, Etc.

(a) Each Guarantor agrees to pay or reimburse each Guaranteed Creditor for all out-of-pocket expenses incurred by such Person, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Guaranteed Creditor, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including, without limitation, all costs and expenses incurred in collecting against such Guarantor under the guarantee contained in ARTICLE II or otherwise enforcing or preserving any rights under this Agreement and the other Guaranteed Documents to which such Guarantor is a party.

(b) Each Guarantor agrees to pay, and to save the Guaranteed Creditors harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all Other Taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Guaranteed Creditors harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 12.03 of the Credit Agreement.

Section 9.04 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 12.02 of the Credit Agreement.

Section 9.05 Successors and Assigns. The provisions of this Agreement shall be binding upon the Obligors and their successors and assigns and shall inure to the benefit of the Administrative Agent and the Guaranteed Creditors and their respective successors and assigns; provided that except as set forth in Section 12.04(a) of the Credit Agreement, no Obligor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and the Lenders, and any such purported assignment, transfer or delegation shall be null and void.

Exhibit F-1 - 18

Wells Fargo, et al.	September , 2006

Section 9.06 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by any Obligor herein and in the certificates or other instruments delivered pursuant to this Agreement or any other Loan Document to which it is a party shall be considered to have been relied upon by the Administrative Agent, the other Agents, the Issuing Lender and the Lenders and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the other Agents, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments and the Guaranteed Swap Agreements have not expired or terminated. The provisions of Section 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit, the Commitments and the Guaranteed Swap Agreements or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Guarantor Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Guarantor Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Guaranteed Creditors’ Liens, security interests, rights, powers and remedies under this Agreement and each other Loan Document shall continue in full force and effect. In such event, each Guaranteed Document shall be automatically reinstated and the Borrowers shall take such action as may be reasonably requested by the Administrative Agent and the Guaranteed Creditors to effect such reinstatement.

Section 9.07 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) THIS AGREEMENT AND THE OTHER GUARANTEED DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c) This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto, the

Exhibit F-1 - 19

Wells Fargo, et al.	September , 2006

Lenders and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final, other than payroll, withholding tax and other fiduciary Deposit Accounts) at any time held and other obligations (of whatsoever kind, including, without limitation, obligations under the Guaranteed Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of the Obligor owed to such Lender now or hereafter existing under this Agreement or any other Guaranteed Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Guaranteed Document and although such obligations may be unmatured; provided, however, that in no event shall the Administrative Agent or any Lender be entitled to exercise any such right of set-off in the Investment Accounts in connection with and as against the Indebtedness. The rights of each Lender under this Section 9.09 are in addition to other rights and remedies (including other rights of set-off) which such Lender or its Affiliates may have.

Section 9.10 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NONEXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

Exhibit F-1 - 20

Wells Fargo, et al.	September , 2006

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Acknowledgments. Each Obligor hereby acknowledges that:

(a) neither the Administrative Agent nor any Guaranteed Creditor has any fiduciary relationship with or duty to any Obligor arising out of or in connection with this Agreement or any of the other Guaranteed Documents, and the relationship between the Obligors, on the one hand, and the Administrative Agent and Guaranteed Creditors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(b) no joint venture is created hereby or by the other Guaranteed Documents or otherwise exists by virtue of the transactions contemplated hereby among the Guaranteed Creditors or among the Obligors and the Guaranteed Creditors.

(c) Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the other Guaranteed Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Guaranteed Documents; that it has in fact read this Agreement and the other Guaranteed Documents and is fully informed and has full notice and knowledge of the terms, conditions and effects thereof; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and the other Guaranteed Documents and has received the advice of its attorney in the negotiation, execution and delivery of this Agreement and the Guaranteed Documents; and that it recognizes that certain of the terms of this Agreement and the Guaranteed Documents result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE GUARANTEED DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 9.13 Additional Obligors. Each Guarantor Subsidiary that is required to become a party to this Agreement pursuant to Section 8.15 of the Credit Agreement shall become an Obligor for all purposes of this Agreement upon execution and delivery by such Guarantor Subsidiary of an Assumption Agreement in the form of Annex I hereto and shall thereafter have the same rights, benefits and obligations as an Obligor party hereto on the date hereof.

Section 9.14 Releases.

(a) Release Upon Payment in Full. The grant of a security interest hereunder and all of rights, powers and remedies in connection herewith shall remain in full force and effect until the Administrative Agent has (i) retransferred and delivered all Collateral in its possession to the Obligors, and (ii) executed a written release or termination statement and

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reassigned to the Obligors without recourse or warranty any remaining Collateral and all rights conveyed hereby. At such time as the Borrower Obligations shall have been paid in full, the Commitments and Guaranteed Swap Agreements have been terminated and no Letters of Credit shall be outstanding, the Administrative Agent, at the written request and expense of the Borrowers, will promptly release, reassign and transfer the Collateral to the Obligors and declare this Agreement to be of no further force or effect.

(b) Partial Releases. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Obligor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Obligor, shall promptly execute and deliver to such Obligor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrowers, a Guarantor shall be released from its obligations hereunder in the event that all the Equity Interests of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrowers shall have delivered to the Administrative Agent, at least ten (10) Business Days prior to the date of the proposed release, a written request of a Responsible Officer of the Borrowers for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrowers stating that such transaction is in compliance with the Credit Agreement and the other Guaranteed Documents.

(c) Retention in Satisfaction. Except as may be expressly applicable pursuant to Section 9.620 of the UCC, no action taken or omission to act by the Administrative Agent or the Guaranteed Creditors hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect, until the Administrative Agent and the Guaranteed Creditors shall have applied payments (including, without limitation, collections from Collateral) toward the Obligations in the full amount then outstanding.

Section 9.15 Acceptance. Each Obligor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Administrative Agent and the Guaranteed Creditors being conclusively presumed by their request for this Agreement and delivery of the same to the Administrative Agent.

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Exhibit F-1 - 22

Wells Fargo, et al.	September , 2006

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty and Collateral Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:	HORNBECK OFFSHORE SERVICES, LLC

By:
		Name:	James O Harp, Jr.
		Title:	Executive Vice President and Chief Financial Officer

HORNBECK OFFSHORE TRANSPORTATION, LLC

By:
		Name:	James O Harp, Jr.
		Title:	Executive Vice President and Chief Financial Officer

Exhibit F-1 - 23

Wells Fargo, et al.	September , 2006

EXHIBIT F-2

FIRST PREFERRED FLEET MORTGAGE

by

[HORNBECK OFFSHORE SERVICES, LLC,]

[HORNBECK OFFSHORE TRANSPORTATION, LLC]

as Shipowner,

to

WELLS FARGO BANK, N.A.

as Administrative Agent,

as Mortgagee

FIRST PREFERRED FLEET MORTGAGE dated September 27, 2006, to be effective as of September 27, 2006, by [HORNBECK OFFSHORE SERVICES, LLC] [HORNBECK OFFSHORE TRANSPORTATION, LLC], a Delaware limited liability company, with offices at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 (the “Shipowner”), to WELLS FARGO BANK, N.A., with offices at 1000 Louisiana, 9th Floor, MAC T5002-090, Houston, Texas 77002, as administrative agent (in such capacity, together with its successors in such capacity, the “Mortgagee”) for (i) the lenders (the “Lenders”) from time to time parties to the Credit Agreement referred to below, and (ii) the Secured Swap Providers under the Secured Swap Agreements (each as defined below).

RECITALS

A. The Shipowner is the sole owner of 100% of the vessels identified in Exhibit A hereto (the “Vessels”).

B. Hornbeck Offshore Services, LLC, and Hornbeck Offshore Transportation, LLC, each a Delaware limited liability company (the “Borrowers” and individually, a “Borrower”), have entered into that certain Credit Agreement dated as of September __, 2006 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Wells Fargo Bank, N.A., as Administrative Agent, Comerica Bank, as Syndication Agent and the Lenders which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), a copy of which is attached hereto as Exhibit B and incorporated herein by reference, providing for the making of the Loans to the Borrower, all as contemplated therein.

C. It is a condition precedent to the obligation of the Lenders to make the Loans and extend credit to the Borrowers under the Credit Agreement that the Shipowner shall have executed and delivered this Mortgage to the Mortgagee.

Exhibit F-2 - 1

Wells Fargo, et al.	September , 2006

D. Pursuant to the Credit Agreement, the Mortgagee has agreed to act as Administrative Agent on behalf of the Lenders and the Secured Swap Providers with respect to this Mortgage.

E. The Shipowner has heretofore agreed to execute and deliver this First Preferred Fleet Mortgage (the “Mortgage”) on the Vessels to secure, inter alia, the Borrower’s indebtedness pursuant to the Credit Agreement in the original principal amount up to USD $250,000,000 and interest thereon and all other amounts payable hereunder and under the other Loan Documents and the Secured Swap Agreements and to secure the full and punctual performance and observance of all agreements, covenants and conditions contained herein and contained in the Credit Agreement, the Notes and the other Loan Documents. The formula for the calculation of interest and the terms of its payment together with the terms of the repayment and prepayment of principal, as well as certain agreements, covenants and conditions, are provided in the Credit Agreement.

In consideration of the premises and the additional covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the purpose of securing as a priority in favor of the Mortgagee, for the benefit of the Lenders and the Secured Swap Providers, the due and punctual payment and performance of the Obligations (as defined below), the Shipowner has granted, conveyed, mortgaged, pledged, confirmed, assigned, transferred and set over and by these presents does grant, convey, mortgage, pledge, confirm, assign, transfer and set over, unto the Mortgagee, for the benefit of the Lenders and the Secured Swap Providers, and their successors and assigns, the whole 100% of the Vessels, including, without limitation, all of the boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps and pumping equipment, apparel, furniture, fittings or equipment, racking, housing, spare parts and supporting inventory, and living quarters (excluding equipment aboard the Vessels which is not owned by the Shipowner) and all other appurtenances to the Vessels appertaining or belonging, whether now owned or hereafter acquired, whether on board or not, and also any and all additions, improvements and replacements in general effected subsequently on or to the Vessels, or any part thereof, or appurtenance thereto; provided that such grant, conveyance, mortgage, pledge, confirmation, assignment, transfer or set over shall not include any spare parts, supporting inventory or equipment not installed for use aboard a Vessel (including equipment aboard any of the Vessels which is not owned by such Borrower), whether now owned or hereafter acquired, whether on board or not, to the extent that such items may be used in connection with one or more of the vessels of either Borrower or any Subsidiary of the Parent Guarantor that are not subject to liens in favor of the Mortgagee.

TO HAVE AND TO HOLD all and singular the above mortgaged and described property unto the Mortgagee and its successors and assigns, and to its successors’ and assigns’ own use, benefit and behalf forever;

PROVIDED, HOWEVER, and these presents are upon the condition, if the Shipowner or the other Obligors (as defined below) or their successors or assigns shall pay or cause to be paid to the Mortgagee and the Lenders the Obligations (as defined below), as and when the same shall become due and payable in accordance with the terms of the Credit Agreement, the other Loan Documents and this Mortgage, and shall duly perform the agreements, covenants and conditions

Exhibit F-2 - 2

Wells Fargo, et al.	September , 2006

herein and in the Credit Agreement and other Loan Documents, then this Mortgage and the rights hereby granted shall cease and be void, otherwise to remain in full force and effect.

This Mortgage secures and enforces the following (collectively, the “Obligations”, it being acknowledged and agreed that the “Obligations” shall include extensions of credit and amounts owing of the types described below, whether outstanding on the date hereof or extended or owing from time to time after the date hereof):

(a) all indebtedness, liabilities, obligations and undertakings of every kind or description of the Shipowner, the Borrowers and the Guarantors (collectively, the “Obligors”), (including, without limitation, all Indebtedness) to the Administrative Agent, the Lenders, or any Secured Swap Provider, arising out of or outstanding or owing under, advanced or issued pursuant to, or evidenced by, the Credit Agreement, the Notes and each other Loan Document to which any of them is a party or the Secured Swap Agreements to which any Secured Swap Provider is a party, including, without limitation, the unpaid principal of and interest on the Loans and the LC Exposure and all other obligations and liabilities of the Obligors (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and LC Exposure and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, arising out of or outstanding under, advanced or issued pursuant to, or evidenced by, the Credit Agreement, the Notes, any other Loan Document or any Secured Swap Agreement, and whether on account of principal, interest, reimbursement obligations, amounts owing upon liquidation, acceleration of obligations under, or termination (including early termination) of any Secured Swap Agreement, fees, indemnities, costs, expenses or otherwise (including, without limitation, all costs, fees and disbursements of counsel to the Mortgagor or any Agent, Lender or Secured Swap Provider that are required to be paid by the Obligors pursuant to the terms of the Credit Agreement, the Notes, any other Loan Document or any Secured Swap Agreement);

(b) the prompt and complete payment when due of any and all sums which may be advanced or paid by the Mortgagee or the Lenders under the terms hereof or of the Credit Agreement or other Loan Documents on account of the failure of the Shipowner to comply with the covenants of the Shipowner contained herein, or the failure of the Shipowner or any other Obligor to comply with the covenants of the Shipowner or any other Obligor contained in the Credit Agreement or any other Loan Documents; and all other indebtedness of the Shipowner arising pursuant to the provisions of this Mortgage, including penalties, indemnities, legal and other fees, charges and expenses, and amounts advanced by and expenses incurred in order to preserve any collateral or security interest, whether due after acceleration or otherwise;

(c) the timely and complete performance of all agreements, covenants and conditions contained in this Mortgage, the Credit Agreement, the Notes and the other Loan Documents; and

(d) all renewals, modifications, amendments, restatements, rearrangements, consolidations, enlargements, and extensions of all or any part of the Obligations.

Exhibit F-2 - 3

Wells Fargo, et al.	September , 2006

The Shipowner certifies that true forms of the Credit Agreement and the Notes are attached to this Mortgage as Exhibit B, and that the terms and conditions of the Credit Agreement and the Notes are incorporated by reference into this Mortgage and form a part hereof.

The Shipowner for itself, its successors and assigns, hereby represents, warrants, covenants, declares and agrees with the Mortgagee and its successors and assigns that the Vessels are to be held subject to the further covenants, conditions, terms and uses hereinafter set forth.

ARTICLE I

DEFINED TERMS; REPRESENTATIONS & WARRANTIES; COVENANTS

Section 1.01 Certain Defined Terms. The following terms used herein have the meanings given to them as follows:

“Secured Swap Agreement” any Swap Agreement entered into by the Borrowers, a Shipowner or any Guarantor with a Secured Swap Provider, now outstanding or hereafter arising.

“Secured Swap Provider” means any Lender or Agent (or Affiliate of any Lender or Agent) party to any Secured Swap Agreement with the Borrower or any Subsidiary while such Lender or Agent (or in the case of its Affiliate, the Person affiliated therewith) is a Lender or an Agent under the Credit Agreement.

Section 1.02 Payment and Performance of Obligations.

(a) The Shipowner agrees that it will promptly and faithfully pay or cause to be paid the Obligations secured hereby and that it will perform and observe all agreements, covenants and conditions, on its part to be performed or observed, contained herein, in the Credit Agreement and each other Loan Document to which it is a party.

(b) The Obligations secured hereby are obligations in Dollars of the United States of America and the term “USD” when used herein shall mean such Dollars. Notwithstanding fluctuations in the value or rate of Dollars in terms of gold, or any other currency, all payments hereunder or otherwise in respect of the Obligations hereby secured shall be payable in Dollars, whether such payment is made before or after the due date.

Section 1.03 Legal Existence; Citizenship; Authorization.

(a) The Shipowner is duly organized and validly existing as a limited liability company and in good standing under the laws of the State of Delaware;

(b) The Shipowner is duly qualified to engage in the trade in which each Vessel operates;

(c) The Shipowner is duly authorized to mortgage the Vessels;

Exhibit F-2 - 4

Wells Fargo, et al.	September , 2006

(d) All limited liability company action necessary as required by law for the execution and delivery of this Mortgage has been duly and effectively taken;

(e) The Shipowner has full power and authority to own and mortgage the Vessels;

(f) The Mortgage, the Credit Agreement and the Obligations hereby secured are and will be valid and enforceable obligations of the Shipowner enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles;

(g) All necessary consents and approvals of any Governmental Authority or any other entity to the entering into and performance of this Mortgage have been duly obtained or given and the entering into and performance of this Mortgage does not and will not contravene the terms of or constitute a default under (with or without giving of notice or lapse of time or both) any material agreement, instrument or document to which the Shipowner is a party or by which it or its properties are bound or affected. The Shipowner is now, and shall so remain until this Mortgage is discharged, a citizen of the United States pursuant to Section 2 of the Shipping Act of 1916, as amended (46 USC § 802), and is qualified to own and operate vessels documented under the laws of the United States.

Section 1.04 Ownership of Vessels; Warranty and Defense of Title. The Shipowner lawfully owns and is lawfully possessed of the whole of the Vessels free from any lien or encumbrance whatsoever (other than Excepted Liens permitted by Sections 9.03(a) through (c) of the Credit Agreement (“Permitted Liens”)) and will warrant and defend the title and possession thereto and to every part thereof for the benefit of the Mortgagee against the claims and demands of all persons whomsoever, provided, however, that notwithstanding anything herein to the contrary, no intention to subordinate the first priority security interest and Lien granted in favor of the Mortgagee herein is to be hereby implied or expressed by the permitted existence of the Permitted Liens. The Shipowner is the sole owner of the whole of the Vessels.

Section 1.05 Registry. The Vessels are, and during the term of this Mortgage shall continue to be, duly and lawfully registered under the laws and flag of the United States of America, and the Shipowner will cause this Mortgage to be duly recorded at the U.S. Coast Guard National Vessel Documentation Center in accordance with the provisions of 46 U.S.C. 31321, and will otherwise comply with and satisfy all of the provisions of the U.S. Code, Tit. 46, Ch. 301 and 313, as amended in order to establish and maintain this Mortgage as a first preferred mortgage lien thereunder upon the Vessels and upon all renewals, modifications and improvements made in or to the same for the amount of the Obligations secured hereby.

Section 1.06 Operation of Vessels. The Shipowner will not cause or permit the Vessels to be operated in any manner contrary to applicable law, engage in any unlawful trade or operations or violate any applicable law or carry any cargo, in the case of any of the foregoing, that will unreasonably expose the Vessels to penalty, forfeiture or capture and will not do, or suffer or permit to be done, anything which can or may injuriously affect the registration of the Vessels under the laws and regulations of the United States of America and will at all times keep the Vessels duly documented thereunder.

Exhibit F-2 - 5

Wells Fargo, et al.	September , 2006

Section 1.07 Claims, Taxes, Fees etc. The Shipowner will pay and discharge or cause to be paid and discharged prior to delinquency, all claims and demands in respect of, and all taxes, assessments, governmental charges, levies, fees, fines and penalties imposed on, any Vessel, cargoes owned by the Shipowner or any income or profits therefrom, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon such Vessel or any income therefrom not constituting a Permitted Lien; provided that the Shipowner shall not be required to pay any such claim, demand, fee, tax, assessment, charge, fine, levy, or penalty which is being contested in good faith and by proper proceedings if the Shipowner has maintained adequate accruals with respect thereto in accordance with GAAP, and such Vessel shall not have been arrested or detained therefor, and provided further that such contest shall not subject such Vessel, or any part thereof, to forfeiture or loss.

Section 1.08 Liens. None of the Shipowner, any charterer, the Master of any of the Vessels or any other Person has or shall have any right, power or authority to, and none of the same shall create, incur or permit to be placed or imposed or continued upon any of the Vessels, its freights, profits or hire, any Lien whatsoever other than for crew’s wages and salvage, the lien of this Mortgage and Permitted Liens.

Section 1.09 Notice of Mortgage. The Shipowner will place, and at all times and places will retain, a properly certified copy of this Mortgage on board each of the Vessels with her papers and will cause such certified copy and such Vessel’s marine document to be exhibited to any and all persons having business therewith which might give rise to any lien thereon other than liens for crew’s wages and salvage, and to any representative of the Mortgagee; and will place and prominently display in the chart room and in the Master’s cabin of such Vessel a framed printed notice in plain type reading as follows:

“NOTICE OF MORTGAGE

This Vessel is owned by                      (the “Owner”) and is subject to a First Preferred Fleet Mortgage (the “Mortgage”) in favor of Wells Fargo Bank, N.A. as Administrative Agent and Mortgagee. Under the terms of said Mortgage, neither the owner, any charterer, the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any other lien whatsoever except Permitted Liens (as defined in the Mortgage).”

Section 1.10 Libel or Attachment. If a libel or complaint is filed against any of the Vessels or any of the Vessels is otherwise attached, levied upon or taken into custody or sequestered by virtue of any legal proceeding in any court or by a government or other authority, the Shipowner will promptly notify the Mortgagee thereof by facsimile, telex, cable or telegram, as appropriate, confirmed by letter, at its office, and within thirty (30) days of any arrest arising out of such libel or complaint will cause such Vessel to be released and all Liens thereon (other than Excepted Liens) to be discharged and will promptly notify the Mortgagee thereof in the manner aforesaid. In the event that the Shipowner does not appear in such action by filing a claim of owner or similar pleading within such thirty (30) day period or otherwise provide replacement Collateral acceptable to the Administrative Agent in accordance with Section 8.16 of the Credit Agreement, the Shipowner does hereby authorize and empower the Mortgagee, in the name of the Shipowner, or their successor or assigns, to apply for and receive possession of

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Wells Fargo, et al.	September , 2006

and to take possession of such Vessel with all the rights and powers that the Shipowner, or their successors or assigns, might have, possess or exercise in any such event; and this power of attorney shall be irrevocable and may be exercised not only by the Mortgagee hereinabove named but also by any one such appointee or the appointees of the Mortgagee, with full power of substitution, to the same extent as if the said appointee or appointees had been named as one of the attorneys above named by express designation. The Shipowner will notify the Mortgagee within three (3) Business Days after it has become known to the chief executive officer, the chief operating officer or the chief financial officer of the Shipowner of any average or salvage incurred by any of the Vessels.

Section 1.11 Maintenance of Vessel.

(a) Except while the Vessels are undergoing repairs, maintenance or is stacked or in lay up, the Shipowner will at its own expense all times maintain and preserve, or cause to be maintained and preserved, each Vessel in good order and repair, so that each Vessel shall be, insofar as due diligence can make it so, tight, staunch, seaworthy and in good condition, ordinary wear and tear excepted, and fit for its intended service; and will keep each Vessel, or cause it to be kept in such condition as will entitle it to at least the current classification and rating for each Vessel in the American Bureau of Shipping, or other classification society of like standing. The Shipowner will at all times keep each Vessel (other than a Vessel that is stacked or in lay up) in such condition to ensure that it maintains its current classification rating from the American Bureau of Shipping, if such certification is applicable, and the Shipowner shall furnish annually upon request by the Mortgagee, a certificate from the American Bureau of Shipping confirming that such classification has been maintained.

(b) The Shipowner will make all needful and proper repairs, renewals, betterments and improvements necessary to keep such Vessel well maintained and in seaworthy condition.

(c) Each Vessel shall, and the Shipowner covenants that it will, at all times comply in all material respects with all applicable laws, and all treaties and covenants to which the United States of America is a party, and rules and regulations issued thereunder, and shall have on board, when required, valid certificates required thereby.

(d) The Shipowner will not make, or permit to be made, any substantial change in the structure, rig or type of any Vessel that would materially diminish the value of the Vessel without first receiving the written consent of the Mortgagee, which consent shall not be unreasonably withheld.

Section 1.12 Inspection; Attorney in Fact.

(a) Subject to the terms of Section 8.10 of the Credit Agreement, the Shipowner will at all reasonable times afford the Mortgagee or its authorized representatives at their risk and expense full and complete access to each Vessel during normal business hours for the purpose of inspecting such Vessel, its cargoes and its papers, and the Shipowner will deliver for inspection copies of such contracts and documents relating to such Vessel, whether on board or not, as the Mortgagee may request, provided however, that (i) non public information obtained by the Mortgagee pursuant to any Loan Document concerning the Shipowner, any Vessel, any other

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assets of the Shipowner or the Shipowner’s financial condition and prospects shall be kept confidential by the Mortgagee in accordance with Section 12.11 of the Credit Agreement (subject to the exceptions contained therein), and (ii) any inspection of any Vessel and its papers shall be subject to the requirements of any operators of such Vessel and any applicable Governmental Authority.

(b) The Shipowner hereby appoints the Mortgagee as attorney-in-fact of the Shipowner, whether or not an event of default shall have occurred or is continuing, to appear before governmental bodies, classification societies and insurers (only if an Event of Default has occurred and is continuing) and to demand and receive to the same extent that the Shipowner itself might, all information and certificates respecting (i) the corporate status of the Shipowner under the laws of its jurisdiction of incorporation or any other jurisdiction in which it may have qualified to do business, (ii) the status of each Vessel under the laws and regulations of its country of registration and its compliance with the requirements thereof, and (iii) the state of the records of each Vessel or of the Shipowner in respect of each Vessel in any classification society with which the Vessel may be classed or of any company, association or club by whom any Vessel or the Shipowner in respect of any Vessel may be insured; and the Shipowner hereby agrees that the Mortgagee may execute its powers as attorney-in-fact as aforesaid through its agents, representatives and attorneys. This power of attorney is coupled with an interest and shall be irrevocable as long as the Obligations remain outstanding.

Section 1.13 No Change in Registry. The Shipowner will not transfer or change the flag or port of documentation of the Vessel without the prior written consent of the Mortgagee, and any such written consent to any one transfer or change of flag or port of documentation shall not be construed to be a waiver of this provision with respect to any subsequent proposed transfer or change of flag or port of documentation for any Vessel.

Section 1.14 Sale or other Dispositions. Except as permitted by the Credit Agreement and as contemplated in Section 4.09 below, the Shipowner will not sell, mortgage, bareboat charter, transfer or in any other way dispose of all or any part of any of the Vessels, provided, however, the Shipowner may charter, or otherwise enter into agreements covering the use of, any of the Vessels in the ordinary course of business.

Section 1.15 Insurance.

(a) Types and Coverage. The Shipowner will, at its own expense, when and so long as this Mortgage shall be outstanding, insure or cause to be insured each Vessel against the risks indicated below, in addition to such other risks that would be customarily covered by owners of similar vessels engaged in the same or similar operations in places and under conditions comparable to those in which such Vessel is employed from time to time and possessing financial and operating characteristics similar to the Shipowner (“Similar Companies”) in accordance with the usual and customary practices of Similar Companies, and keep it insured, in the aggregate, in lawful money of the United States, for not less than the higher of (i) the full commercial value of such Vessel as reasonably determined by the Shipowner, (ii) the amount of coverage that would be reasonably consistent with that obtained by Similar Companies on similar vessels, or (iii) an amount with respect to such Vessel equal to its appraised value in the most recent Appraisal. The Vessel shall in no event be insured for an amount less than the

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agreed valuations as set forth in the applicable marine and war risk policies. Such insurance shall cover marine and war risk perils, on hull and machinery (including excess value), and shall be maintained in the broadest forms available in the American, British or equivalent insurance markets for vessels of the same type as such Vessel, provided that war risk insurance shall only be required if such Vessel operates outside of the United States territorial waters. The Shipowner shall also obtain such workmen’s compensation or longshoremen’s and harbor worker’s insurance as shall be required by applicable law, including endorsements for Outer Continental Shelf operations, borrowed servant, voluntary compensation, and in rem claims. In addition, the Shipowner shall maintain or cause to be maintained protection and indemnity insurance, including coverage for contractual liability, contractual and legal wreck removal, crew coverage, excess collision, salvage, general average, care, pollution, custody and control coverage through underwriters or associations reasonably acceptable to the Mortgagee in an amount equal to the higher of (i) the full commercial value of each Vessel as reasonably determined by the Shipowner, (ii) the amount of coverage that would be reasonably consistent with that obtained by Similar Companies on similar vessels, and (iii) an amount with respect to each Vessel equal to its appraised value in the most recent Appraisal, provided, however, that war risk protection and indemnity insurance shall be in an amount not less than the amount of insurance against total loss. The Shipowner shall at all times during which any Vessel is operating within the jurisdiction of the United States of America, maintain or cause to be maintained insurance or post bond or maintain or cause to be maintained approved evidence of financial responsibility with respect to such Vessel to cover the actual cost of removal of discharged oil for which the Shipowner or such Vessel may be held strictly liable (or held liable due to the negligence of the Shipowner, any charterer or any other Person) under the Clean Water Act of 1977, OPA or the Outer Continental Shelf Lands Act, or under any other federal or state law which, in the future, may apply to such Vessel or to the Shipowner; and the Shipowners shall maintain insurance covering similar pollution risks or liabilities incident thereto under any law, regulation, or judicial decision of any foreign jurisdiction or jurisdictions or political subdivision thereof applicable to the Shipowner and such Vessel, or its operations.

(b) Deductibles. No insurance required to be carried by the Shipowner pursuant to this Section 1.15 shall include a deductible or self-insured retention in excess of USD $500,000 per occurrence.

(c) Compliance. The Shipowner shall not do any act, nor voluntarily suffer nor permit any act to be done, whereby any insurance required by this Section 1.15 shall or may be suspended, impaired or defeated, or suffer or permit any Vessel to undertake any drilling operations, carry any cargoes or proceed into an area then excluded by trading warranties under its marine and war risk policies (including protection and indemnity) without obtaining all necessary additional coverage, satisfactory in form and substance, and evidence of which shall be furnished, to the Mortgagee.

(d) Loss. In the event of a Casualty Event, (i) all insurance payments therefor shall be applied to the Obligations in the manner required by Sections 8.08 and 3.04(c)(ii) of the Credit Agreement, and (ii) the Mortgagee shall be entitled to be paid and, if applicable may retain out of the insurance payments received on account of such loss and held by the Mortgagee, any sum or sums that shall be or become owing to the Mortgagee under this Mortgage for the cost, if any, of collecting the insurance, which sum or sums shall become the sole property of the Mortgagee.

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Section 1.16 Reimbursement. The Shipowner will reimburse the Mortgagee promptly with interest at the rate provided for in Section 3.02(c) of the Credit Agreement, for any and all expenditures which the Mortgagee may, from time to time, make, lay out or expend in providing such protection in respect of insurance, discharge or purchase of liens, taxes, dues, assessments, governmental charges, fines and penalties lawfully imposed, repairs, attorneys’ fees, translation fees for documents made in a language other than English and other matters as the Shipowner is obligated herein to provide, but fails to provide. Such obligation of the Shipowner to reimburse the Mortgagee shall be an additional indebtedness due from the Shipowner, secured by this Mortgage, and shall be payable by the Shipowner on demand. The Mortgagee, though privileged so to do, shall be under no obligation to the Shipowner to make any such expenditures, nor shall the making thereof relieve the Shipowner of any default in that respect.

Section 1.18 Further Assurances. In the event that this Mortgage or any provision hereof shall be deemed invalidated in whole or in part by reason of any present or future law or any decision of any authoritative court, or if the documents at any time held by the Mortgagee shall be deemed by the Mortgagee for any reason insufficient to carry out the true intent and spirit of this Mortgage, then from time to time, the Shipowner will execute, on its own behalf, such other and further assurances and documents as in the reasonable opinion of the Mortgagee may be required more effectively to subject each Vessel to the payment of the Obligations, as in this Mortgage provided, and the performance of the terms and provisions of this Mortgage, the Notes and the Credit Agreement.

ARTICLE II

EVENTS OF DEFAULT AND REMEDIES

Section 2.01 Events of Default. The occurrence and continuation of an Event of Default under the Credit Agreement shall constitute an “Event of Default” hereunder.

Section 2.02 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Mortgagee may, at the Mortgagee’s option, and by or through itself or otherwise, do any one or more of the following:

(a) exercise all of the rights and remedies in foreclosure and otherwise given to mortgagees by the laws and regulations of the United States of America or of any country where any Vessel may be found or of any other applicable jurisdiction.

(b) bring suit at law, in equity or in admiralty, in any court of any nation of the world, or initiate and prosecute such other judicial, extrajudicial, or administrative proceedings, as it may be advised, to recover judgment for the Obligations, and collect the same out of any and all of the properties of the Shipowner, covered by this Mortgage or otherwise granted as security for the payment and performance of the Obligations.

(c) take and enter into possession of any Vessel, at any time, wherever the same may be, without legal process and without being responsible for loss or damage, except for its gross

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negligence or willful misconduct, and the Shipowner or other person in possession forthwith upon demand of the Mortgagee shall surrender to the Mortgagee possession of such Vessel.

(d) without being responsible for loss or damage, except for its gross negligence or willful misconduct, the Mortgagee may hold, lay up, lease, charter, operate or otherwise use any Vessel for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, day rates, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of such Vessel or in respect of any insurance thereon from any person whomsoever, accounting only for the net profits, if any, arising from such use of such Vessel and charging upon all receipts from the use of such Vessel or from the sale thereof by court proceedings or pursuant to Section 2.02(e), all costs, expenses, charges, damages or losses by reason of such use; and if at any time the Mortgagee shall avail itself of the right herein given it to take any Vessel, the Mortgagee shall have the right to dock such Vessel, for a reasonable time at any dock, pier or other premises of the Shipowner without charge, or to dock her at any other place at the cost and expense of the Shipowner.

(e) sell any Vessel without judicial process and without being responsible for any loss or damage arising therefrom, except as may be directly and proximately caused by its willful misconduct or gross negligence, in such place, time and manner as the Mortgagee may, in its sole judgment, deem fit. In the event that any Vessel shall be offered for sale by private sale, reasonable notice must be given to the Shipowner but need not be more than twenty (20) days before the private sale, and the Mortgagee must first give notice of the time and place of sale with a general description of the property in the following manner (or as may otherwise be provided by applicable law);

(i) by publishing such notice on three (3) different days, the first of which shall be published at least ten (10) days and the last at least three (3) days immediately preceding the sale, in a daily newspaper of general circulation published in New Orleans, Louisiana;

(ii) if the place of sale should not be New Orleans, Louisiana, then also by publication of a similar notice in a daily newspaper, if any, published at the place of sale; and

(iii) by mailing a similar notice to the Shipowner on the day of first publication.

Any such sale may be held at such place and at such time as the Mortgagee by notice may have specified, or may be adjourned by the Mortgagee from time to time by announcement at the time and place appointed for such sale or for such adjourned sale, and without further notice or publication the Mortgagee may make any such sale at the time and place to which the same shall be so adjourned. At the sale, the Mortgagee may acquire such Vessel in satisfaction of all or a portion of the outstanding Obligations.

Section 2.03 Finality of Sale. It is expressly agreed that upon payment of the purchase price, the purchaser shall acquire good and peaceful title to the Vessel subject of such sale, and

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shall not be affected by any claim or potential claim of the Shipowner, whether or not such claim or potential claim comes to the knowledge of the purchaser. Any sale of any Vessel made in pursuance of this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Shipowner therein and thereto, and shall bar the Shipowner, their successors and assigns, and all persons claiming by, through or under them, from asserting any claim or right, title or interest therein or thereto. No purchaser shall be bound to inquire whether notice has been given, or whether any default has occurred, or as to the propriety of the sale, or as to the application of the proceeds thereof.

Section 2.04 Reserved.

Section 2.05 Place of Sale; Conveyance. Any sale may be conducted without bringing the Vessel subject of such sale to the place designated for such sale and in such manner as the Mortgagee may deem to be for its best advantage. Upon the happening, and during the continuance, of an Event of Default, each Shipowner hereby irrevocably constitutes and appoints the Mortgagee and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Shipowner or in the Mortgagee’s own name, to make in the name and on behalf of the Shipowner, all necessary transfers of a Vessel in accordance with this Article II for a good conveyance of the title to such Vessel, and for that purpose the Mortgagee shall execute all necessary instruments of assignment and transfer (including bills of sale), the Shipowner hereby ratifying and confirming all that its said attorney shall lawfully do by virtue hereof. Nevertheless, the Shipowner shall, if so requested by the Mortgagee, ratify and confirm any sale of a Vessel by executing and delivering to the purchaser thereof such proper bills of sale, conveyances, instruments of transfer and releases as may be designated in such request.

Section 2.06 Revenues and Proceeds of Vessel; Prior Liens.

(a) Upon the happening, and during the continuance, of an Event of Default, the Shipowner hereby irrevocably constitutes and appoints the Mortgagee and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Shipowner or in the Mortgagee’s own name, to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all freights, hire, earnings, tolls, rents, issues, revenues, income and profits of each Vessel and all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, and all other sums due or to become due in respect of such Vessel or in respect of any insurance thereon from any person whomsoever, and to make, give and execute in the name of the Shipowner acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, all checks, notes, drafts, warrants, agreements and other instruments in writing with respect to the foregoing. To the extent permitted by law, the Shipowner hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable. The powers conferred on the Mortgagee hereunder are solely to protect its interests in the Vessels and shall not impose any duty upon it to exercise any such powers. THE MORTGAGEE SHALL BE ACCOUNTABLE ONLY FOR THE AMOUNTS THAT IT ACTUALLY RECEIVES AS A RESULT OF THE EXERCISE OF

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SUCH POWERS, AND NEITHER IT NOR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS SHALL BE RESPONSIBLE TO THE SHIPOWNER FOR ANY ACT OR FAILURE TO ACT, EXCEPT FOR THE MORTGAGEE’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Notwithstanding the foregoing, the Mortgagee agrees that it will not exercise any rights under the power of attorney provided for in this Section 2.06(a) unless an Event of Default shall have occurred and be continuing.

(b) The Mortgagee is hereby irrevocably authorized to pay or furnish indemnity in the proper amounts against any Liens which have or may (in the opinion of the Mortgagee) have priority over the Lien of this Mortgage and which are not permitted under this Mortgage or the Credit Agreement.

Section 2.07 Delivery of Vessels. Whenever any right to enter and take possession of the Vessel accrues to the Mortgagee, it may require the Shipowner to deliver, and the Shipowner shall on demand, at its own cost and expense, deliver to the Mortgagee such Vessel at the location reasonably designated by the Mortgagee.

Section 2.08 Additional Rights. The Shipowner covenants and agrees that in addition to any and all other rights, powers and remedies elsewhere in this Mortgage granted to and conferred upon the Mortgagee, the Mortgagee in any suit to enforce any of its rights, powers or remedies shall be entitled as a matter of right and not as a matter of discretion upon the happening and during the continuance of an Event of Default, (a) to seek the appointment of a receiver or receivers of any Vessel and any receiver or receivers so appointed shall have full right and power to use and operate such Vessel as shall be ordered by the federal court, and (b) to a decree ordering and directing the sale and disposal of any Vessel, and the Mortgagee may become the purchaser at such sale and shall have the right to credit against the purchase price any and all sums of money due hereunder.

Section 2.09 Judgment. The Shipowner covenants that upon the occurrence of and continuance of any one or more of the Events of Default, upon written demand of the Mortgagee, the Shipowner will pay to the Mortgagee the whole amount due and payable on the Obligations hereby secured together with any other amounts due hereunder or under any other Loan Document; and in case the Shipowner shall fail to pay same forthwith upon such demand, the Mortgagee shall be entitled to recover judgment for the whole amount so due and unpaid, together with such further amounts as shall be sufficient to cover the reasonable fees and expenses of the Mortgagee’s or the Lenders’ agents, attorneys and counsel and any necessary advances, expenses and liabilities made or incurred by any of them hereunder. All moneys collected by the Mortgagee under this Section 2.09 shall be applied by the Mortgagee in accordance with the provisions of Section 2.12.

Section 2.10 Acceptance of Cure. If at any time after an Event of Default and prior to any foreclosure action having been taken by the Mortgagee under any of the Loan Documents to realize upon the security provided by such documents, the Shipowner offers completely to cure all Events of Default and to pay all expenses, advances and damages to the Mortgagee consequent to such Events of Default, with interest at the rate provided for late payments in the Credit Agreement, then the Mortgagee may, but shall not be required to, accept such offer and

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payment and restore the Shipowner to its former position, but such action shall not affect any subsequent Event of Default or impair any rights consequent thereon.

Section 2.11 Restoration of Position. In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Shipowner and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.

Section 2.12 Application of Proceeds. The proceeds of any sale or other disposition of any Vessel received by the Mortgagee and the net earnings of any charter operation or other use of any Vessel received by the Mortgagee under any of the rights, powers or remedies herein specified and any and all other moneys received by the Mortgagee pursuant to or under the terms of this Mortgage or in any proceeding hereunder, the application of which has not elsewhere herein been specifically provided for, shall be applied as follows: (i) first, to the payment of all reasonable expenses and charges, including the expense of sale, the expenses of retaking, attorney’s fees, court costs, and any other expenses or advances made or incurred by the Mortgagee in the protection of its rights or the pursuance of its remedies hereunder; and (ii) second, in accordance with Section 10.02(c) of the Credit Agreement.

Section 2.13 Deficiency. To the extent the proceeds of the sale of any Vessel are not sufficient to pay the aggregate amount of the Obligations, any Person liable for the Obligations (including without limitation, the Shipowner, the Borrowers, the Parent Guarantor and any Guarantor Subsidiary to the extent such Persons are liable) shall remain jointly and severally liable for such deficiency. Without limiting the generality of the foregoing, the rights and remedies of the Mortgagee under this Mortgage and the other agreements, documents and instruments securing or guarantying any of the Obligations shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any right or remedy.

ARTICLE III

GENERAL POWERS OF MORTGAGEE

Section 3.01 Arrest or Detention of Vessel. In the event that any Vessel shall be arrested or detained by a marshal or other officer of any court of law, equity or admiralty jurisdiction in any country or nation of the world or by any government or other entity and shall not be released from arrest or detention within sixty (60) days from the date of arrest or detention, the Shipowner hereby authorizes and empowers the Mortgagee, in the name of the Shipowner, or their successors or assigns, to apply for and receive possession of and to take possession of such Vessel with all the rights and powers that the Shipowner, or its successors or assigns, might have, possess or exercise in any such event; and this power of attorney shall be irrevocable and may be exercised not only by the Mortgagee but also by its appointee or appointees, with full power of substitution, to the same extent as if the said appointee or appointees had been named as the attorney above named by express designation. All expenditures made or incurred by them or any of them for the purpose of the foregoing shall be a

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debt due from the Shipowner, its successors and assigns, to the Mortgagee and shall be secured by the Lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein. Prior to the date that is sixty (60) days from the date of arrest or detention and in compliance with the requirements of Section 8.16 of the Credit Agreement, the Shipowner may substitute any Vessel that has been arrested or detained with a vessel or vessels owned by the Shipowner or the other Borrower under the Credit Agreement may substitute any vessel or vessels that it owns, to be encumbered by a fleet mortgage in favor of the Administrative Agent for the benefit of the Lenders. If the Shipowner or the other Borrower does not substitute a vessel or vessels for any Vessel that has been arrested or detained within such sixty (60) day period, the Shipowner shall be subject to the mandatory reduction of the Commitments as set forth in Section 2.06(c) of the Credit Agreement.

Section 3.02 Suits. The Shipowner also authorizes and empowers the Mortgagee or its appointees or any of them to appear in the name of the Shipowner, their successors or assigns, in any court of any country or nation of the world where a suit is pending against any Vessel because of or on account of any alleged Lien against such Vessel from which such Vessel has not been released and to take such proceedings as to it may seem proper towards the defense of such suit and the discharge of such Lien, and all expenditures made or incurred by them or any of them for the purpose of such defense or purchaser or discharge shall be a debt due from the Shipowner, its successors and assigns, to the Mortgagee and shall be secured by the Lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein. Anything in this Section 3.02 to the contrary notwithstanding, the Mortgagee agrees that it will not exercise any rights provided for in this Section 3.02 unless an Event of Default has occurred and is continuing.

Section 3.03 Performance of Shipowner’s Obligations. If the Shipowner fails to perform any obligation or covenant under this Mortgage, the Mortgagee shall have the right, but not the obligation, to perform or take such actions to comply with the terms of this Mortgage, and all amounts reasonably expended in connection with such conduct shall be a demand obligation of the Shipowner owing to Mortgagee at the Default Rate of and shall be secured by the Lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein.

ARTICLE IV

SUNDRY PROVISIONS

Section 4.01 Successors and Assigns. All of the covenants, promises, stipulations and agreements of the Shipowner in this Mortgage contained shall bind the Shipowner and its successors and assigns and shall inure to the benefit of the Mortgagee and its successors and assigns. In the event of any assignment of this Mortgage, the term “Mortgagee”, as used in this Mortgage, shall be deemed to mean any such assignee. Notwithstanding anything in this Mortgage to the contrary, the Mortgagee may not assign or otherwise transfer its rights or obligations hereunder (a) prior to an Event of Default that has occurred and is continuing, except upon consultation with the Shipowner or (b) to a competitor in the marine vessel business, including any logistic services related thereto or any ancillary, complementary or related line of business, or an Affiliate of such competitor, of the Parent Guarantor, the Borrowers, or a Subsidiary.

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Section 4.02 Agents. Wherever and whenever herein any right, power or authority is granted or given to the Mortgagee, such right, power or authority may be exercised in all cases by the Mortgagee or such agent or agents as it may appoint, and the act or acts of such agent or agents when taken shall constitute the act of the Mortgagee hereunder.

Section 4.03 Severability. In the event that any provision of this Mortgage or the Credit Agreement shall be deemed invalid or unenforceable by reason of any present or future law or any decision of any authoritative court, the validity and enforceability of the other provisions hereof or thereof shall not be affected thereby.

Section 4.04 Expenses. The Shipowner agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Mortgage, and any other instrument contemplated thereby (including the reasonable fees and out-of-pocket expenses of counsel to the Mortgagee and of local counsel selected by said counsel in any jurisdiction involved in the transactions contemplated by the Credit Agreement and this Mortgage) and costs and expenses, including counsel fees, in connection with the enforcement of the Credit Agreement, the Notes, this Mortgage and any other instrument contemplated thereby, as well as costs for translations and any and all stamp and other taxes of every character, if any, now or hereafter in effect, whether foreign or domestic, not including taxes imposed on the income or assets (including franchise and bank shares taxes) of the Mortgagee or the Lenders by the United States of America or any political subdivisions thereof, which may be payable or determined to be payable in connection with the execution, delivery, performance or enforcement of the Credit Agreement, the Notes and this Mortgage, and any other instrument contemplated thereby and the payments to be made thereunder, whether any such tax be imposed upon the Mortgagee or the Lenders and to save the Lenders and the Mortgagee harmless from any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

Section 4.05 INDEMNIFICATION. THE SHIPOWNER AGREES (a) TO INDEMNIFY AND HOLD HARMLESS THE MORTGAGEE, EACH LENDER AND EACH AGENT AND THEIR RESPECTIVE SUCCESSORS, ASSIGNS, EMPLOYEES, AGENTS AND AFFILIATES (INDIVIDUALLY AN “INDEMNITEE,” AND COLLECTIVELY, THE “INDEMNITEES”) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LOSSES, JUDGMENTS AND LIABILITIES (INCLUDING LIABILITIES FOR PENALTIES) OF WHATSOEVER KIND OR NATURE, AND (b) TO REIMBURSE EACH INDEMNITEE FOR ALL REASONABLE COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES, IN EACH CASE UNDER (a) OR (b), ARISING OUT OF OR RESULTING FROM THIS MORTGAGE OR THE EXERCISE BY ANY INDEMNITEE OF ANY RIGHT OR REMEDY GRANTED TO IT HEREUNDER (BUT EXCLUDING ANY CLAIMS, DEMANDS, LOSSES, JUDGMENTS AND LIABILITIES OR EXPENSES TO THE EXTENT INCURRED BY REASON OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NON-APPEALABLE DECISION)). IN NO EVENT SHALL THE MORTGAGEE BE LIABLE, IN THE ABSENCE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON ITS PART, FOR ANY MATTER OR THING IN CONNECTION WITH THIS MORTGAGE OTHER THAN TO ACCOUNT FOR

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MONIES ACTUALLY RECEIVED BY IT IN ACCORDANCE WITH THE TERMS HEREOF. IF AND TO THE EXTENT THAT THE OBLIGATIONS OF THE SHIPOWNER UNDER THIS SECTION 4.05 ARE UNENFORCEABLE FOR ANY REASON, THE SHIPOWNER HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF SUCH OBLIGATIONS WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. THE INDEMNITY OBLIGATIONS OF THE SHIPOWNER CONTAINED IN THIS SECTION 4.05 SHALL CONTINUE IN FULL FORCE AND EFFECT NOTWITHSTANDING THE FULL PAYMENT OF ALL OF THE NOTES AND THE PAYMENT OF ALL OTHER OBLIGATIONS AND NOTWITHSTANDING THE DISCHARGE THEREOF.

Section 4.06 Counterparts. This Mortgage may be executed in any number of counterparts, and all such counterparts executed and delivered each as an original shall constitute but one and the same instrument.

Section 4.07 Amendments. None of the terms and conditions of this Mortgage may be changed, waived, modified or varied in any manner whatsoever except in accordance with the terms of the Credit Agreement.

Section 4.08 Notices.

(a) All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 12.01 of the Credit Agreement; provided that any such notice, request or demand to or upon the Shipowner or the Mortgagee shall be addressed to address set forth below:

To the Shipowner:

Hornbeck Offshore Services, Inc.

103 Northpark Blvd., Suite 300

Covington, LA 70433

Attention: James O. Harp, Jr., Exec. Vice President and Chief Financial Officer

Telefax No.: (985) 727-2006

To the Mortgagee:

Wells Fargo Bank, N.A., as Administrative Agent

Address: 1000 Louisiana, 9th Floor, MAC T5002-090

Attention: Philip Lauinger III, Vice President & Senior Relationship Manager

Telefax No.: 713-739-1087

(b) Any notice of communication sent by postage prepaid letter shall be deemed to be received three days after mailing. Any notice or communication sent by facsimile shall be deemed received at the opening of business the day after transmission. Any notice or communication sent by hand shall be deemed to be received on the day sent if sent during normal business hours and otherwise at the opening of business on the day following delivery.

Exhibit F-2 - 17

Wells Fargo, et al.	September , 2006

Section 4.09 Right of Peaceful Enjoyment. Subject in all respects to the terms and conditions of the Credit Agreement and the other Loan Documents, so long as no Event of Default shall have occurred and be continuing, the Shipowner (a) shall be suffered and permitted to retain actual possession and use of each Vessel and (b) shall have the right, from time to time, in its discretion, and without application to the Mortgagee, and without obtaining a release thereof by the Mortgagee, (i) to alter, repair, change or re-equip any of the Vessels, subject, however, to the provisions of Section 1.11 hereof and any restrictions in the Credit Agreement; and (ii) if permitted by Section 9.15 of the Credit Agreement, to dispose of, free from the lien hereof, any boilers, engines, machinery, masts, spars, rigging, boats, anchors, cables, chains, tackle, capstans, outfit, tools, pumps and pumping equipment, apparel, furniture, fittings or equipment, racking, housing, spare parts and supporting inventory, and living quarters or any other appurtenances of each Vessel that are no longer useful, necessary, profitable or advantageous in the operation of such Vessel, provided that either prior to or promptly following such disposal, the Shipowner will have provided, if required for the ongoing delivery of services by the Vessel in the ordinary course of business, for the replacement thereof by new boilers, engines, machinery, masts, spars, rigging, boats, anchors, cables, chains, tackle, capstans, outfit, tools, pumps and pumping equipment, apparel, furniture, fittings, or equipment, racking, housing, spare parts and supporting inventory, and living quarters or other appurtenances of substantially equal value to the Shipowner, which shall forthwith become subject to the lien of this Mortgage as a first preferred mortgage lien thereon, except where there has been no significant diminution in value or significant effect on the value of 200% coverage required by Section 8.16 of the Credit Agreement.

Section 4.10 Termination.

(a) At such time as the Obligations shall have been paid in full, all Letters of Credit and Secured Swap Agreements shall have terminated, and the Commitments have been terminated, then the Mortgagee, at the request and sole expense of the Shipowner, shall forthwith cause reconveyance, satisfaction and discharge of this Mortgage to be entered upon the record and filed at the U.S. Coast Guard National Vessel Documentation Center in accordance with the provisions of 46 U.S.C. 31321, without recourse and without any representation or warranty of any kind, and shall execute and deliver or cause to be executed and delivered such instruments of reconveyance, satisfaction and reassignment as may be appropriate. Otherwise, this Mortgage shall remain and continue in full force and effect.

(b) If any Vessel shall be sold by the Shipowner in a transaction permitted by Section 9.15 of the Credit Agreement, then the Mortgagee, at the request and sole expense of the Shipowner, shall promptly execute and deliver to the Shipowner all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Vessel, without recourse and without any representation or warranty; provided that the Shipowner shall have delivered to the Mortgagee, at least five (5) Business Days prior to the date of the proposed release, a written request of a Responsible Officer of the Shipowner for release identifying the Shipowner and such Vessel and the terms of the sale in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Shipowner stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents. Any such action taken by the Mortgagee shall be without warranty by or recourse.

Exhibit F-2 - 18

Wells Fargo, et al.	September , 2006

Section 4.11 Rights Cumulative. Each and every right, power and remedy herein given to the Mortgagee on behalf of the Lenders shall be cumulative and shall be in addition to every other right, power and remedy herein given or now or hereafter existing at law, in equity, in admiralty or by statute, and each and every right, power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee and/or the Lenders, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Mortgagee or by any Lender in the exercise of any right or power or in the pursuance of any remedy accruing upon any Event of Default shall impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or to be an acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment of or on account of the Obligations hereby secured maturing after any Event of Default or of any payment on account of any past default be construed to be a waiver of any right to take advantage of any future Event of Default or of any past Event of Default not completely cured thereby.

Section 4.12 GOVERNING LAW. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH CHAPTER 313 TITLE 46 OF THE UNITED STATES CODE, AND WHERE SILENT, THE FEDERAL MARITIME LAW OF THE UNITED STATES OF AMERICA, AND TO THE EXTENT NOT ADDRESSED THEREBY, THE INTERNAL LAWS OF THE STATE OF TEXAS.

Section 4.13 No Waiver of Preferred Status. No provision of this Mortgage or the Credit Agreement shall be deemed to constitute a waiver by the Mortgagee of the preferred status of this Mortgage given by the laws of the United States of America or comparable legislation of any other jurisdiction where this Mortgage may be enforced, and any provision of or incorporated in this Mortgage which would otherwise constitute such a waiver shall to such extent be of no force or effect.

Section 4.14 Recordation; Power of Attorney.

(a) The maximum amount that may be outstanding under this Mortgage is Two Hundred Fifty Million United States Dollars (USD 250,000,000.00) plus interest thereon and all other amounts payable hereunder and under the other Loan Documents and the Secured Swap Agreements and for the purpose of recording this Mortgage, the total amount of this First Preferred Fleet Mortgage is Two Hundred Fifty Million United States Dollars (USD 250,000,000.00), plus interest thereon and all other amounts payable hereunder and under the other Loan Documents and the Secured Swap Agreements, and performance of mortgage covenants. The discharge amount is the same as the total amount.

(b) Shipowner hereby grants the law firm of Vinson & Elkins L.L.P. a power of attorney to record this Mortgage in accordance with any applicable laws of the United States of America, and to take all actions incidental thereto and related therewith.

The Mortgagee hereby accepts all of the terms and conditions set forth in this First Preferred Fleet Mortgage and the first preferred mortgage lien granted hereby.

Exhibit F-2 - 19

Wells Fargo, et al.	September , 2006

[Remainder of page intentionally left blank.]

Exhibit F-2 - 20

Wells Fargo, et al.	September , 2006

IN WITNESS WHEREOF, the Shipowner has caused this Mortgage to be duly executed this      day of September, 2006.

HORNBECK OFFSHORE SERVICES, LLC

By:
Name:
Title:

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

On this          day of September, 2006, before me personally appeared                                                      , to me known, who, being by me duly sworn, did depose and say that he resides at                                          that he is the              of Hornbeck Offshore Services, LLC, the limited liability company described in the foregoing instrument; that he signed his name thereto by order of the              of said limited liability company and that the foregoing instrument is the act and deed of said limited liability company.

Notary Public

Signature Page to Fleet Mortgage

Wells Fargo, et al.	September , 2006

HORNBECK OFFSHORE TRANSPORTATION, LLC

By:
Name:
Title:

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

On this          day of September, 2006, before me personally appeared                                          , to me known, who, being by me duly sworn, did depose and say that he resides at                              that he is the              of Hornbeck Offshore Transportation, LLC, the limited liability company described in the foregoing instrument; that he signed his name thereto by order of the              of said limited liability company and that the foregoing instrument is the act and deed of said limited liability company.

Notary Public

Signature Page to Fleet Mortgage

Wells Fargo, et al.	September , 2006

Agreed to and accepted by:

WELLS FARGO BANK, N.A., as Administrative Agent and Mortgagee

By:
Name:
Title:

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

On this          day of September, 2006, before me personally appeared                                  , to me known, who, being by me duly sworn, did depose and say that              resides at                              that              is the              of Wells Fargo Bank, the Mortgagee described in the foregoing instrument; that he signed his name thereto by order of said Mortgagee and that the foregoing instrument is the act and deed of             .

Notary Public

Signature Page to Fleet Mortgage

Exhibit A

Description of Vessels

Vessel Name	Official Number	Flag
U.S.
U.S.

Exhibit A to Form of Fleet Mortgage

Exhibit B

Credit Agreement and Notes

(See Attached)

Exhibit B to Form of Fleet Mortgage

EXHIBIT G

FORM OF ASSIGNMENT

This Assignment and Assumption (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignors:	______________________________________
______________________________________

2.	Assignee:	______________________________________

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC

4.	Administrative Agent:	Wells Fargo Bank, N.A., as the administrative agent under the Credit Agreement

1	Select as applicable

Exhibit G - 1

5.	Credit Agreement:	The Credit Agreement dated as of September ___, 2006, among Hornbeck Offshore Services, LLC, Hornbeck Offshore Transportation, LLC, Hornbeck Offshore Services, Inc., the Lenders parties thereto, Comerica Bank, as Syndication Agent, and Wells Fargo, as Administrative Agent

Exhibit G - 2

6.	Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                      , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

2	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit G - 3

[Consented to and][3] Accepted:

WELLS FARGO BANK, N.A., as Administrative Agent

By
Title:

[Consented to:][4]

[BORROWERS]

HORNBECK OFFSHORE SERVICES, LLC

By:
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer

HORNBECK OFFSHORE TRANSPORTATION, LLC

By:
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer

3	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

Exhibit G - 4

ANNEX 1

[                    ]5

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

5	Describe Credit Agreement at option of Administrative Agent.

Exhibit G - 5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

Exhibit G - 6

EXHIBIT H-1

FORM OF COMMITMENT INCREASE CERTIFICATE

[Date]

Wells Fargo Bank, N.A.,

__________________________

__________________________

Attention:

Ladies and Gentlemen:

The undersigned, Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC (“Borrowers”), Comerica Bank, as Syndication Agent, Wells Fargo, as Administrative Agent, and the Lenders party thereto entered into a Credit Agreement dated as of September     , 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”, with terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined). Borrowers hereby notify you, pursuant to Section 2.10(b)(ii) of the Credit Agreement, that Borrowers hereby request that the aggregate amount of the Commitments under the Credit Agreement be increased and the Additional Lenders and/or certain existing Lenders agree to provide Commitments under the Credit Agreement, and in that connection sets forth below the information relating to such proposed Commitment Increase as required by Section 2.10 of the Credit Agreement:

(a) the effective date of such increase of aggregate amount of the Lenders’ Commitments is                     ;

(b) the amount of the requested increase of the Commitments is $                    ;

(c) the Additional Lenders and/or certain existing Revolving Lenders that have agreed with Borrowers to provide or increase their respective Revolving Commitments, are                          [INSERT NAMES OF THE ADDITIONAL LENDERS AND/OR EXISTING LENDERS THAT ARE INCREASING THEIR COMMITMENTS];

(d) set forth on Schedule I attached hereto is the amount for each Additional Lender and each Lender that increased its Commitment as of effective date of such Commitment Increase; and

(e) attached is a new Annex I that replaces the outstanding Annex I to the Credit Agreement, reflecting the Commitment Increase.

Exhibit H-1

Delivery of an executed counterpart of this Commitment Increase Certificate by telecopier shall be effective as delivery of an original executed counterpart of this Commitment Increase Certificate.

Very truly yours,

HORNBECK OFFSHORE SERVICES, LLC

By:
James O. Harp, Jr. Executive Vice President and Chief Financial Officer

HORNBECK OFFSHORE TRANSPORTATION, LLC

By:
James O. Harp, Jr. Executive Vice President and Chief Financial Officer

Approved and Consented to by: WELLS FARGO BANK, N.A. as Administrative Agent, Issuing Lender and Swing Line Lender

By:
Name:
Title:

Exhibit H-1

EXHIBIT H-2

FORM OF ADDITIONAL LENDER CERTIFICATE

[            ], 20[    ]

To:	Wells Fargo Bank, National Association,
as Administrative Agent

The undersigned, Hornbeck Offshore Services, LLC and Hornbeck Offshore Transportation, LLC (“Borrowers”), Comerica Bank, as Syndication Agent, Wells Fargo, as Administrative Agent, and the Lenders party thereto have heretofore entered into a Credit Agreement dated as of September     , 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Additional Lender Certificate is being delivered pursuant to Section 2.10(b)(iii) of the Credit Agreement.

Please be advised that the undersigned has agreed (a) to become a Lender under the Credit Agreement effective [            ], 20[            ] with a maximum Commitment of $[            ] and (b) that it shall be a party in all respect to the Credit Agreement and the other Loan Documents.

This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 5.03(e) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender. [The [Borrower/Additional Lender] shall pay the fee payable to the Administrative Agent pursuant to Section 2.10(b)(iii) of the Credit Agreement.]

Very truly yours,

HORNBECK OFFSHORE SERVICES, LLC

By:
James O. Harp, Jr. Executive Vice President and Chief Financial Officer

Exhibit H-2

HORNBECK OFFSHORE TRANSPORATION, LLC

By:
James O. Harp, Jr. Executive Vice President and Chief Financial Officer

Exhibit H-2

[ADDITIONAL LENDER ]

By:
Name:
Title:

Accepted and Agreed: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and Swing Line Lender

By:
Name:
Title:

Exhibit H-2

SCHEDULE 7.05

LITIGATION

None.

Schedule 7.05

SCHEDULE 7.06(f)

PROPERTY SUBJECT TO OPA

Pursuant to OPA, the following vessels must be refurbished as double-hull tank barges or be retired from service in U.S. waters prior to the date indicated.

Tank Barge	OPA Date
Energy 11101	June 1, 2009
Energy 11102	January 1, 2009

Schedule 7.06(f)

SCHEDULE 7.15

SUBSIDIARIES

Parent Guarantor
Legal name:	Hornbeck Offshore Services, Inc.

Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433

Jurisdiction of organization:	Delaware

Organization number:	2757751

Each of the following Persons is a 100% owned subsidiary of Hornbeck Offshore Services, Inc.

Borrowers
Legal name:	Hornbeck Offshore Services, LLC

Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433

Jurisdiction of organization:	Delaware

Organization number:	2603868

Legal name:	Hornbeck Offshore Transportation, LLC

Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433

Jurisdiction of organization:	Delaware

Organization number:	3469782

Subsidiaries
Legal name:	HOS-IV, LLC

Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433

Jurisdiction of organization:	Delaware

Organization number:	3664519

Schedule 7.15

Legal name:	Hornbeck Offshore Trinidad & Tobago, LLC

Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433

Jurisdiction of organization:	Delaware

Organization number:	3756721

Legal name:	Hornbeck Offshore Operators, LLC

Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433

Jurisdiction of organization:	Delaware

Organization number:	2757747

Legal name:	Energy Services Puerto Rico, LLC

Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433

Jurisdiction of organization:	Delaware

Organization number:	3469783

Legal name:	Hornbeck Offshore Military Ventures, LLC

Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433

Jurisdiction of organization:	Delaware

Organization number:	3855226

Legal name:	Hornbeck Offshore International, LLC

Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433

Jurisdiction of organization:	Delaware

Organization number:	3920301

Schedule 7.15

Legal name:	HOS Port, LLC

Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433

Jurisdiction of organization:	Delaware

Organization number:	4077391

The following Person is a 100% owned subsidiary of Hornbeck Offshore International, LLC.

Legal name:	Hornbeck Offshore Cayman, Ltd.

Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433

Jurisdiction of organization:	Cayman Islands

Organization number:	CT 145149

The following Person is a 100% owned subsidiary of Hornbeck Offshore Cayman, Ltd.

Legal name:	Seahorse Crew Management, Ltd.

Current location of chief executive office or principal place of business:	103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433

Jurisdiction of organization:	Cayman Islands

Organization number:	CT 145162

Schedule 7.15

SCHEDULE 7.17

PROPERTIES; TITLES, ETC.

None.

Schedule 7.17

SCHEDULE 7.19

SWAP AGREEMENTS

None.

Schedule 7.19

SCHEDULE 8.16

VESSELS

VESSEL NAME	OFFICIAL NUMBER
BJ BLUE RAY	1114862

HOS BRIMSTONE	1124426

HOS STORMRIDGE	1124421

HOS SANDSTORM	1124424

HOS BLUEWATER	1136268

HOS GEMSTONE	1141952

HOS GREYSTONE	1144440

HOS SILVERSTAR	1144439

EAGLE SERVICE	1046029

FREEDOM SERVICE	659964

LIBERTY SERVICE	660022

PATRIOT SERVICE	1042005

Schedule 8.16

SCHEDULE 12.01(a)

NOTICE INFORMATION OF ADDITIONAL LENDERS

Wells Fargo Bank, N.A.

David McEvoy, Syndications Specialist

1740 Broadway

MAC C7300-034

Denver, CO 80209

FAX: 303-863-5983

With a copy to:

Wells Fargo Bank, N.A.

Philip C. Lauinger III, Vice President &

Senior Relationship Manager

1000 Louisiana, 9th Floor

MAC T5002-090

Houston, Texas 77002

FAX: 713-739-1087

Comerica Bank

Gary Culbertson

910 Louisiana, #410

Houston, TX 77002

Telephone: 713-220-5522

FAX: 713-220-5581

Email: gculbertson@comerica.com

JPMorgan Chase Bank N.A.

Kathy Seelman

201 Saint Charles Ave., Floor 28

New Orleans, LA 70170-1000

Telephone: 504-623-7910

FAX: 504-623-1915

Email: Kathy.S.Seelman@Chase.com

Amegy Bank N.A.

Ross Bartley

4400 Post Oak Pkwy.

Houston, TX 77027

Telephone: 713-232-2169

FAX; 713-693-7475

Email: ross.bartley@amegybank.com

DnB Nor Bank ASA

Kevin O’Hara

200 Park Avenue, Floor 31

New York, NY 10166

Telephone: 212-681-3860

FAX: 212-681-3900

Email: Kevin.OHara@dnbnor.no

Fortis Capital Corp.

Joseph Maxwell

520 Madison Avenue

New York, NY 10022

Telephone: 212-340-5377

FAX: 212-340-5370

Email: Joseph.Maxwell@us.fortis.com

Capital One N.A.

Mark Preston

313 Carondelet St.

New Orleans, LA 70130

Telephone: 504-533-2144

FAX: 504-533-2060

Email: mark.preston@capitalonebank.com

Schedule 12.01(a)